EXHIBIT 10.1

Execution Version

Published CUSIP Number: 67523DAH1

Revolving Credit CUSIP Number:    67523DAJ7

$215,000,000

CREDIT AGREEMENT

dated as of April 8, 2022,

among

OCEANEERING INTERNATIONAL, INC.,

as Borrower,

THE LENDERS REFERRED TO HEREIN,

as Lenders,

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent

and an Issuing Lender

WELLS FARGO SECURITIES, LLC, DNB MARKETS, INC., and

JPMORGAN CHASE BANK, N.A.,

as Joint Lead Arranger and Joint Bookrunner

DNB BANK ASA, NEW YORK BRANCH,

as Syndication Agent

JPMORGAN CHASE BANK, N.A.,

as Documentation Agent

WELLS FARGO BANK, NATIONAL ASSOCIATION and DNB MARKETS, INC.,

as Joint Sustainability Coordinators

i

(continued)

(continued)

(continued)

(continued)

v

EXHIBITS
Exhibit A	–	Form of Note
Exhibit B	–	Form of Notice of Borrowing
Exhibit C	–	Form of Notice of Account Designation
Exhibit D	–	Form of Notice of Prepayment
Exhibit E	–	Form of Notice of Conversion/Continuation
Exhibit F	–	Form of Compliance Certificate
Exhibit G	–	Form of Assignment and Assumption
Exhibit H-1	–	Form of U.S. Tax Compliance Certificate (Non-Partnership Foreign Lenders)
Exhibit H-2	–	Form of U.S. Tax Compliance Certificate (Non-Partnership Foreign Participants)
Exhibit H-3	–	Form of U.S. Tax Compliance Certificate (Foreign Participant Partnerships)
Exhibit H-4	–	Form of U.S. Tax Compliance Certificate (Foreign Lender Partnerships)

SCHEDULES
Schedule 1.1(a)	–	Commitments and Commitment Percentages
Schedule 1.1(b)	–	Obligations of Initial Issuing Lenders
Schedule 6.1	–	Jurisdictions of Organization and Qualification and Subsidiary Guarantors
Schedule 6.11	–	Subsidiaries and Capitalization
Schedule 6.20	–	Collective Bargaining Agreements
Schedule 7.12	–	Post-Closing Items
Schedule 8.1	–	Existing Indebtedness
Schedule 8.2	–	Existing Liens

CREDIT AGREEMENT, dated as of April 8, 2022, among OCEANEERING INTERNATIONAL, INC., a Delaware corporation, as Borrower, the lenders who are party to this Agreement and the lenders who may become a party to this Agreement pursuant to the terms hereof, as Lenders, and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent for the Lenders.

STATEMENT OF PURPOSE

WHEREAS, the Borrower has requested, and subject to the terms and conditions set forth in this Agreement, the Administrative Agent and the Lenders have agreed to extend, certain credit facilities to the Borrower.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, such parties hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1 Definitions. The following terms when used in this Agreement shall have the meanings assigned to them below:

“2024 Senior Notes” means those Senior Notes due on November 15, 2024, issued under that certain First Supplemental Indenture dated as of November 21, 2014, between the Borrower, as issuer, and Wells Fargo (or its successor), as trustee.

“Acquisition” means any acquisition, or any series of related acquisitions, consummated on or after the date of this Agreement, by which any Credit Party or any of its Subsidiaries (a) acquires any business or all or substantially all of the assets of any Person, or business unit, line of business, or division thereof, whether through purchase of assets, exchange, issuance of stock or other equity or debt securities, merger, reorganization, amalgamation, division, or otherwise or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of members of the board of directors or the equivalent governing body (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding ownership interests of a partnership or limited liability company.

“Adjusted Term SOFR” means, for purposes of any calculation, the rate per annum equal to (a) Term SOFR for such calculation plus (b) the Term SOFR Adjustment; provided that if Adjusted Term SOFR for any determination is less than the Floor, then Adjusted Term SOFR shall be deemed to be the Floor for such determination.

“Administrative Agent” means Wells Fargo, in its capacity as Administrative Agent hereunder, and any successor thereto appointed pursuant to Section 10.6.

“Administrative Agent’s Office” means the office of the Administrative Agent specified in or determined in accordance with the provisions of Section 11.1(c).

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Parties” has the meaning assigned thereto in Section 11.1(e)(ii).

“Agreement” means this Credit Agreement.

“Annual Financial Statements” means the audited Consolidated annual financial statements of the Borrower and its Subsidiaries, including all notes thereto, which statements shall include an audited Consolidated balance sheet as of the end of the Fiscal Year relating thereto and an audited Consolidated income statement and an audited Consolidated statement of cash flows for such Fiscal Year, all setting forth in comparative form the corresponding figures from the previous Fiscal Year, all prepared in conformity with GAAP in all material respects and, if required by GAAP, containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the period, and accompanied by the opinion of an independent certified public accounting firm of recognized national standing, which shall state that such financial statements present fairly in all material respects the Consolidated financial position of the Borrower and its Consolidated Subsidiaries as of the date thereof and the results of Consolidated operations of the Borrower and its Consolidated Subsidiaries for the period covered thereby in conformity with GAAP. As long as the Borrower files an annual report on Form 10-K with the SEC, such report and related financial statements, including notes thereto and the opinion of an independent certified public accounting firm of recognized national standing, included thereon shall be considered the “Annual Financial Statements”.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Subsidiaries from time to time concerning or relating to bribery or corruption, including the United States Foreign Corrupt Practices Act of 1977 and the rules and regulations thereunder and the U.K. Bribery Act 2010 and the rules and regulations thereunder.

“Anti-Money Laundering Laws” means any and all laws, statutes, regulations or obligatory government orders, decrees, ordinances or rules applicable to the Borrower or any of its Subsidiaries related to terrorism financing, money laundering, or any predicate crime to money laundering, including any applicable provision of the PATRIOT Act and The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959).

“Applicable Law” means all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations (having the force of law), and orders of Governmental Authorities and all orders and decrees of all courts and arbitrators.

“Applicable Margin” means the corresponding percentages per annum as set forth below based on the Consolidated Net Leverage Ratio:

Pricing Level	Consolidated Net Leverage Ratio	Adjusted Term SOFR +	Base Rate +
I	Less than 2.50 to 1.00	2.25%	1.25%
II	Greater than or equal to 2.50 to 1.00, but less than 2.75 to 1.00	2.50%	1.50%
III	Greater than or equal to 2.75 to 1.00, but less than 3.00 to 1.00	2.75%	1.75%
IV	Greater than or equal to 3.00 to 1.00	3.25%	2.25%

The Applicable Margin shall be determined and adjusted quarterly on the date five (5) Business Days after the day on which the Borrower provides a Compliance Certificate pursuant to Section 7.2(c) for the most recently completed Reference Period of the Borrower (each such date, a “Calculation Date”); provided that (a) the Applicable Margin shall be based on Pricing Level I until the first Calculation Date occurring after the Closing Date and, thereafter the Pricing Level shall be determined by reference to the Consolidated Net Leverage Ratio as of the last day of the most recently completed Reference Period of the Borrower preceding the applicable Calculation Date, and (b) if the Borrower fails to provide a Compliance Certificate when due as required by Section 7.2(c) for the most recently completed Reference Period of the Borrower preceding the applicable Calculation Date, the Applicable Margin from the date on which such Compliance Certificate was required to have been delivered shall be based on the highest Pricing Level until such time as such Compliance Certificate is delivered, at which time the Pricing Level shall be determined by reference to the Consolidated Net Leverage Ratio as of the last day of the most recently completed Reference Period of the Borrower preceding such Calculation Date. The applicable Pricing Level shall be effective from one Calculation Date until the next Calculation Date. Any adjustment in the Pricing Level shall be applicable to all Extensions of Credit then existing or subsequently made or issued.

Notwithstanding the foregoing, in the event that any financial statement or Compliance Certificate delivered pursuant to Section 7.2(a), (b), or (c) is shown to be inaccurate (regardless of whether (i) this Agreement is in effect, (ii) any Commitments are in effect, or (iii) any Extension of Credit is outstanding when such inaccuracy is discovered or such financial statement or Compliance Certificate was delivered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, then (A) the Borrower shall promptly (and in any case within five (5) Business Days) deliver to the Administrative Agent a corrected Compliance Certificate for such Applicable Period, (B) the Applicable Margin for such Applicable Period shall be determined as if the Consolidated Net Leverage Ratio in the corrected Compliance Certificate were applicable for such Applicable Period, and (C) the Borrower shall promptly (and in any case within five (5) Business Days) and retroactively be obligated to pay to the Administrative Agent the accrued additional interest owing as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with Section 4.4. Nothing in this paragraph shall limit the rights of the Administrative Agent and Lenders with respect to Sections 4.1(b) and 9.2 nor any of their other rights under this Agreement or any other Loan Document. The Borrower’s obligations under this paragraph shall survive the termination of the Commitments and the repayment of all Obligations hereunder.

The Applicable Margins set forth above shall be increased or decreased as and to the extent required by Sections 4.13 and 4.16.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means (a) Wells Fargo Securities, LLC, (b) DNB Markets, Inc., and (c) JPMorgan Chase Bank, N.A., each in its capacity as joint lead arranger and joint bookrunner.

“Asset Disposition” means the sale, transfer, license, lease, or other disposition of any Property (including any sale and leaseback transaction or disposition of Equity Interests, or by way of division or merger), whether in a single transaction or a series of related transactions, by any Credit Party or any Subsidiary thereof, and any issuance of Equity Interests by any Subsidiary of the Borrower to any Person that is not a Credit Party or any Subsidiary thereof.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.9), and accepted by the Administrative Agent, in substantially the form attached as Exhibit G or any other form approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date of determination, (a) in respect of any Capital Lease Obligation of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease, the capitalized amount or principal amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease Obligation.

“Availability” means, as of any date of determination, an amount equal to (a) the aggregate Commitments at such time minus (b) the aggregate Total Credit Exposure at such time.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (a) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (b) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 4.8(c)(iv).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” means 11 U.S.C. §§ 101 et seq.

“Base Rate” means, at any time, the highest of (a) the Prime Rate, (b) the Federal Funds Rate plus 0.50%, and (c) Adjusted Term SOFR for a one-month tenor in effect on such day plus 1%; each change in the Base Rate shall take effect simultaneously with the corresponding change or changes in the Prime Rate, the Federal Funds Rate, or Adjusted Term SOFR, as applicable (provided that clause (c) shall not be applicable during any period in which Adjusted Term SOFR is unavailable or unascertainable). Notwithstanding the foregoing, in no event shall the Base Rate be less than the Floor.

“Base Rate Loan” means any Loan bearing interest at a rate based upon the Base Rate as provided in Section 4.1(a).

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 4.8(c)(i).

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement for any determination is less than the Floor, such Benchmark Replacement will be deemed to be the Floor for such determination.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Available Tenor, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the FRB, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component), or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Start Date” means, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period” means the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 4.8(c)(i) and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 4.8(c)(i).

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 CFR § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code, or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Bilateral LC Documents” means with respect to any outstanding letter of credit issued for the account of the Borrower or any of its Subsidiaries, which is not a Letter of Credit under this Agreement, such letter of credit, the applicable letter of credit application, the applicable letter of credit agreement or reimbursement agreement, and any other document, agreement, and instrument required by the applicable issuing lender and relating to such letter of credit, in each case in the form agreed to by the applicable issuing lender from time to time and the Borrower or its applicable Subsidiary.

“Borrower” means Oceaneering International, Inc., a Delaware corporation.

“Borrower Materials” has the meaning assigned thereto in Section 7.2.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which the Federal Reserve Bank of New York is closed.

“Calculation Date” has the meaning assigned thereto in the definition of Applicable Margin.

“Capital Lease Obligations” of any Person means, subject to Section 1.3(b), the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as finance leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Collateralize” means, to pledge and deposit with, or deliver to the Administrative Agent, or directly to the applicable Issuing Lender (with notice thereof to the Administrative Agent), for the benefit of one or more of the Issuing Lenders or the Lenders, as collateral for L/C Obligations or obligations of the Lenders to fund participations in respect of L/C Obligations, cash or deposit account balances or, if the Administrative Agent and the applicable Issuing Lender shall agree, in their sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and such Issuing Lender. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Collateralized Letter of Credit” has the meaning assigned thereto in Section 3.12(d).

“Cash Equivalents” means, collectively, (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency thereof to the extent such obligations are backed by the full faith and credit of the United States, in each case maturing within one (1) year from the date of acquisition thereof, (b) commercial paper maturing no more than two hundred seventy (270) days from the date of creation thereof and currently having the highest rating obtainable from either S&P or Moody’s (or, if at any time either S&P or Moody’s are not rating such fund, an equivalent rating from another nationally recognized statistical rating agency), (c) investments in certificates of deposit, banker’s acceptances, money market deposits and time deposits maturing within one hundred eighty (180) days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any state thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000 and having a long-term debt rating of “A” or better by S&P or “A2” or better from Moody’s (or, if at any time either S&P or Moody’s are not rating the debt of such bank, an equivalent rating from another nationally recognized statistical rating agency), (d) investments in any money market fund or money market mutual fund that has (i) substantially all of its assets invested in the types of investments referred to in clauses (a) through (c) above, (ii) net assets of not less than $250,000,000 and (iii) a rating of at least A-2 from S&P or at least P-2 from Moody’s (or, if at any time either S&P or Moody’s are not rating such fund, an equivalent rating from another nationally recognized statistical rating agency), and (e) solely with respect to any Subsidiary domiciled outside the United States, substantially equivalent investments to those outlined in clauses (a) through (d) above which are reasonably comparable in tenor and credit quality (taking into account the jurisdiction where such Subsidiary conducts business) and customarily used in the ordinary course of business by similar companies for cash management purposes in any jurisdictions in which such Person conducts business (it being understood that such investments may be denominated in the currency of any jurisdiction in which such Person conducts business).

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer, accounts receivable and other cash management arrangements in the ordinary course of business of the Borrower and its Subsidiaries, but excluding any such agreement providing for overdraft services or financing that may remain outstanding for more than forty-five (45) days.

“CFC” means (a) any Subsidiary that is a “controlled foreign corporation” under Section 957 of the Code and (b) any Subsidiary owned, directly or indirectly, by a Subsidiary described in clause (a).

“CFC Holdco” means a Subsidiary substantially all the assets of which consist (either directly or indirectly through one or more other Subsidiaries) of Equity Interests in Foreign Subsidiaries that each constitute a CFC and/or Indebtedness or accounts receivable owed by Foreign Subsidiaries that each constitute a CFC or are treated as owed by any such Foreign Subsidiaries for U.S. federal income tax purposes.

“Change in Law” means the occurrence, after the date of this Agreement (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rule, guideline, or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in implementation thereof and (ii) all requests, rules, guidelines, requirements, or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority), or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, implemented, or issued.

“Change of Control” shall be deemed to have occurred if (a) any person (as such term is used in Section 13(d) and Section 14(d)(2) of the Exchange Act) or related persons constituting a group (as such term is used in Rule 13d-5 under the Exchange Act), other than an Affiliate described on Schedule III, become the “beneficial owners” (as such term is used in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of all classes then outstanding of the Borrower’s voting Equity Interests or (b) there shall have occurred under any Senior Note Documents evidencing Senior Notes in excess of $50,000,000 in the aggregate, any “change in control” or similar provision (as set forth in any such document) obligating the Borrower or any of its Subsidiaries to repurchase, redeem, or repay all or any part of the Indebtedness provided for therein.

“Closing Date” means the date of this Agreement.

“Code” means the Internal Revenue Code of 1986, and the rules and regulations promulgated thereunder.

“Collateral” means the collateral security for the Secured Obligations pledged or granted by any Credit Party pursuant to the Security Documents.

“Commitment Fee” has the meaning assigned thereto in Section 4.3(a).

“Commitment Fee Rate” means the corresponding percentages per annum as set forth below based on the Utilization Percentage:

Utilization Percentage	Commitment Fee
Greater than or equal to 66.0%	0.300%
Less than 66.0%, but greater than 33.0%	0.350%
Less than or equal to 33.0%	0.375%

The Commitment Fee Rates set forth above shall be increased or decreased as and to the extent required by Sections 4.13 and 4.16.

“Commitment Percentage” means, with respect to any Lender at any time, the percentage of the total Commitments of all the Lenders represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Commitment Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments. The Commitment Percentage of each Lender on the Closing Date is set forth opposite the name of such Lender on Schedule 1.1(a).

“Commitments” means (a) as to any Lender, the obligation of such Lender to make Loans to, and to purchase participations in L/C Obligations for the account of, the Borrower hereunder in an aggregate principal amount at any time outstanding not to exceed the amount set forth opposite such Lender’s name on the Register, as such amount may be modified at any time or from time to time pursuant to the terms hereof (including Section 4.13) and (b) as to all Lenders, the aggregate commitment of all Lenders to make Loans, as such amount may be modified at any time or from time to time pursuant to the terms hereof (including Section 4.13). The aggregate Commitment of all the Lenders on the Closing Date is $215,000,000. The Commitment of each Lender on the Closing Date is set forth opposite the name of such Lender on Schedule 1.1(a).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Competitor” means any Person that is a bona fide direct competitor of the Borrower or any of its Subsidiaries in the same industry or a similar industry which offers a similar product or service as the Borrower or any of its Subsidiaries.

“Compliance Certificate” means a certificate of a Responsible Financial Officer of the Borrower substantially in the form attached as Exhibit F.

“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption, or implementation of any Benchmark Replacement, any technical, administrative, or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period,” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 4.9 and other technical, administrative, or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated” means, when used with reference to financial statements or financial statement items of any Person, such statements or items on a consolidated basis in accordance with applicable principles of consolidation under GAAP.

“Consolidated Cash Balance” means, as of any date of determination, an amount equal to the aggregate amount of cash and Cash Equivalents held or owned by (whether directly or indirectly), credited to the account of, or otherwise reflected as an asset on the balance sheet of, the Borrower and its Subsidiaries; provided that the Consolidated Cash Balance shall exclude, without duplication, the sum of (a) checks issued, wires initiated, or ACH transfers initiated, in any case, to non-Affiliate third parties or to Affiliates not constituting Subsidiaries on account of transactions not prohibited under this Agreement, (b) any Cash Collateral which Cash Collateralizes the L/C Obligations or the obligations of the Lenders to fund participations in respect of L/C Obligations, (c) any cash and Cash Equivalents set aside in connection with permitted Acquisitions and other permitted Investments and constituting purchase price pledges and/or deposits made or held pursuant to a binding and enforceable purchase and sale agreement or similar binding and enforceable agreement with an unaffiliated third party containing customary provisions, including, without limitation, provisions regarding the payment and refunding of such deposits, and (d) any cash or Cash Equivalents set aside to pay severance and ad valorem Taxes, payroll, payroll Taxes, other Taxes, employee wage and benefits payments, and trust and fiduciary obligations or other similar obligations or payments of the Borrower or any applicable Subsidiary to unaffiliated third parties, in each case, that the Borrower or the applicable Subsidiary reasonably anticipates in good faith will become due and payable within thirty (30) days.

“Consolidated EBITDA” means, for any period, the sum of Consolidated Net Income during such period plus, to the extent deducted in determining Consolidated Net Income, (a) all provisions for any Federal, state or local income Taxes made by the Borrower and its Subsidiaries during such period, (b) all provisions for depreciation and amortization (other than amortization of debt discount) made by the Borrower and its Subsidiaries during such period, (c) any other non-cash charge to the extent such non-cash charge reduces Consolidated Net Income, including non-cash compensation expense or other non-cash expenses or charges, for such period arising from the granting of stock options, stock appreciation rights, or similar equity arrangements (in any case, as reduced by any adjustment for the amount of cash pay-outs of non-cash charges or expenses from prior fiscal periods), (d) Consolidated Interest Expense during such period, (e) unusual, extraordinary, or non-recurring expenses paid in cash during such period, and (f) transaction fees, costs, and expenses resulting from (i) the preparation and negotiation of this Agreement, any other Loan Document, and any other agreement or document executed or delivered in connection therewith (including any amendment, waiver, supplement, or other modification to any Loan Document), (ii) the preparation and negotiation of any agreement or document executed or delivered in connection with the 2024 Senior Notes or any other Indebtedness not prohibited by this Agreement, or (iii) any Investment, merger, consolidation, or similar transaction, or any Asset Disposition, in each case not prohibited by this Agreement, all determined on a Consolidated basis in accordance with GAAP.

“Consolidated Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA for the most recently completed Reference Period to (b) Consolidated Interest Expense for the most recently completed Reference Period.

“Consolidated Interest Expense” means, for any period, all interest (including the interest component of Capital Lease Obligations) and all amortization of debt discount and expense on any particular Indebtedness (including payment-in-kind, zero coupon, and other like Securities) of the Borrower and its Subsidiaries for which such calculations are being made as determined in accordance with GAAP. Computations of Consolidated Interest Expense on a pro-forma basis for Indebtedness having a variable interest rate shall be calculated at the rate in effect on the date of any determination.

“Consolidated Net Income” means, for any period, the gross revenues of the Borrower and its Subsidiaries for such period less all expenses and other proper charges (including Taxes on income), determined on a Consolidated basis after eliminating earnings or losses attributable to outstanding Minority Interests, but excluding in any event:

(a) the proceeds of any life insurance policy;

(b) net earnings and losses of any Subsidiary of the Borrower accrued prior to the date it became a Subsidiary of the Borrower;

(c) net earnings and losses of any Person (other than a Subsidiary of the Borrower), substantially all the assets of which have been acquired in any manner by the Borrower or any of its Subsidiaries, realized by such Person prior to the date of such acquisition;

(d) net earnings and losses of any Person (other than a Subsidiary of the Borrower) with which the Borrower or a Subsidiary of the Borrower shall have consolidated or which shall have merged into or with the Borrower or a Subsidiary of the Borrower prior to the date of such consolidation or merger;

(e) net earnings of any Person (other than a Subsidiary of the Borrower) in which the Borrower or any Subsidiary of the Borrower has an ownership interest unless such net earnings shall have actually been received by the Borrower or such Subsidiary of the Borrower in the form of cash distributions;

(f) any portion of the net earnings of any Subsidiary of the Borrower which for any reason is unavailable for payment of dividends to the Borrower or any other Subsidiary of the Borrower;

(g) earnings and losses resulting from any reappraisal, revaluation, write-up, or write-down of assets other than in the ordinary course of business;

(h) any gains or losses on the sale or other disposition of Investments or fixed or capital investments (other than gains or losses in the ordinary course of business as determined in accordance with GAAP), and any Taxes on such excluded gains and any Tax deductions or credits on account of any such excluded losses;

(i) any non-cash gains to the extent such non-cash gains increase Consolidated Net Income for such period; and

(j) any other extraordinary or non-recurring gain or loss, including the cumulative effect of changes to GAAP.

“Consolidated Net Leverage Ratio” means, as of any date of determination, the ratio of (a)(i) Consolidated Total Indebtedness on such date minus (ii) either (A) if the aggregate principal amount of all outstanding Loans on such date of determination is less than $100,000,000, all Excess Unrestricted Cash and Cash Equivalents on such date or (B) if the aggregate principal amount of all outstanding Loans on such date of determination is greater than or equal to $100,000,000, Excess Unrestricted Cash and Cash Equivalents on such date in an amount not to exceed $200,000,000, to (b) Consolidated EBITDA for the most recently completed Reference Period.

“Consolidated Total Assets” means, as of any date of determination with respect to the Borrower and its Subsidiaries on a Consolidated basis without duplication, the total assets of the Borrower and its Subsidiaries as determined in accordance with GAAP and shown on the most recent Consolidated balance sheet of the Borrower delivered to the Administrative Agent pursuant to Section 5.1(f)(i), 7.2(a), or (b).

“Consolidated Total Indebtedness” means, as of any date of determination with respect to the Borrower and its Subsidiaries on a Consolidated basis without duplication, the sum of all Indebtedness of the Borrower and its Subsidiaries constituting Indebtedness pursuant to clauses (a), (c), (d), (e) (other than contingent reimbursement obligations with respect to such Indebtedness), or (h) (to the extent such Guarantee is in respect of Indebtedness of the type described in clause (a), (c), (d), or (e) of such definition) of such definition.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract, or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Group” means all members of a controlled group of corporations and all businesses (whether or not incorporated) under common control which, together with any Credit Party, are treated as a single employer under Section 414 of the Code or Section 4001(b) of ERISA.

“Covered Party” has the meaning assigned thereto in Section 11.24(a).

“Credit Facility” means, collectively, the Revolving Credit Facility and the L/C Facility.

“Credit Parties” means, collectively, the Borrower and the Guarantors.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means (a) any Event of Default or (b) any of the events specified in Section 9.1 which with the passage of time, the giving of notice or any other condition specified in this Agreement, would constitute an Event of Default.

“Defaulting Lender” means, subject to Section 4.15(b), any Lender that (a) has failed to (i) fund all or any portion of the Loans required to be funded by it hereunder within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied or (ii) pay to the Administrative Agent, any Issuing Lender, or any other Lender any other amount required to be paid by it hereunder (including in respect of participations in Letters of Credit) within two (2) Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or any Issuing Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors, or similar Person charged with reorganization or liquidation of its business or assets, including the FDIC or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow, or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 4.15(b)) upon delivery of written notice of such determination to the Borrower, each Issuing Lender, and each Lender.

“Designated Non-Cash Consideration” means the fair market value of non-cash consideration received by the Borrower or a Subsidiary in connection with an Asset Disposition pursuant to Section 8.5(n) that is designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer delivered to the Administrative Agent on or prior to the date such Asset Disposition is consummated, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or conversion of or collection on such Designated Non-Cash Consideration; provided that the aggregate amount of such Designated Non-Cash Consideration during the term of this Agreement for Asset Dispositions shall not exceed $25,000,000.

“Disqualified Equity Interests” means, with respect to any Person, any Equity Interests of such Person that, by their terms (or by the terms of any security or other Equity Interest into which they are convertible or for which they are exchangeable) or upon the happening of any event or condition, (a) mature or are mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full in cash of the Loans and all other Obligations (other than contingent reimbursement and indemnification obligations not then due) and the termination of the Commitments), (b) are redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests) (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full in cash of the Loans and all other Obligations (other than contingent reimbursement and indemnification obligations not then due) and the termination of the Commitments), in whole or in part, (c) provide for the scheduled payment of dividends in cash, or (d) are or become convertible into, or exchangeable for, Indebtedness, or any other Equity

Interests that would constitute Disqualified Equity Interests, in each case of clauses (a) through (d), prior to the date that is 91 days after the latest scheduled maturity date of the Loans and Commitments; provided that if such Equity Interests are issued pursuant to a plan for the benefit of the Borrower or its Subsidiaries or by any such plan to such officers or employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by the Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Disqualified Institution” means, on any date, (a) any Person designated by the Borrower as a “Disqualified Institution” by written notice delivered to the Administrative Agent prior to the Closing Date, (b) any other Person that is a Competitor of the Borrower or any of its Subsidiaries, which Person has been designated by the Borrower as a “Disqualified Institution” by written notice to the Administrative Agent (which such notice shall specify such Person by exact legal name) and the Lenders (including by posting such notice to the Platform) not less than three (3) Business Days prior to such date, and (c) Affiliates of any Person described in the preceding clauses (a) or (b) to the extent such Affiliates are clearly identifiable on the basis of such Affiliates’ names; provided that “Disqualified Institutions” shall exclude any Person that the Borrower has designated as no longer being a “Disqualified Institution” by written notice delivered to the Administrative Agent from time to time; provided, further, that any bona fide debt fund or investment vehicle that is engaged in making, purchasing, holding, or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business which is managed, sponsored, or advised by any Person Controlling, Controlled by, or under common Control with such Competitor or its Controlling owner and for which no personnel involved with the competitive activities of such Competitor or Controlling owner (i) makes any investment decisions for such debt fund or (ii) has access to any confidential information (other than publicly available information) relating to the Borrower and its Subsidiaries shall be deemed not to be a Competitor of the Borrower or any of its Subsidiaries.

“Dollars” or “$” means, unless otherwise qualified, dollars in lawful currency of the United States.

“Domestic Subsidiary” means any Subsidiary organized under the laws of any political subdivision of the United States.

“DQ List” has the meaning assigned thereto in Section 11.9(f)(iv).

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any credit institution or investment firm established in any EEA Member Country.

“Electronic Record” has the meaning assigned to that term in, and shall be interpreted in accordance with, 15 U.S.C. 7006.

“Electronic Signature” has the meaning assigned to that term in, and shall be interpreted in accordance with, 15 U.S.C. 7006.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 11.9(b)(iii) and (v) (subject to such consents, if any, as may be required under Section 11.9(b)(iii)). For the avoidance of doubt, any Disqualified Institution is subject to Section 11.9(f).

“Environment” or “Environmental” shall have the meanings set forth in 42 U.S.C. 9601(8) (1988).

“Environmental Claim” means any third party (including Governmental Authorities and employees) action, lawsuit, claim, demand, regulatory action or proceeding, order, decree, consent agreement, or notice of potential or actual responsibility or violation (including claims or proceedings under the Occupational Safety and Health Acts or similar Applicable Law relating to health or safety of employees) which seeks to impose liability under any Environmental Law.

“Environmental Law” means all federal, state, foreign, provincial, and local laws, rules, regulations, ordinances, orders, decisions, agreements, and other Applicable Law, including common law theories applicable to the Borrower, any Subsidiary or any Property of the Borrower or Subsidiary, and relating to, or in connection with the Environment, health, or safety, including CERCLA, relating to (a) pollution, contamination, injury, destruction, loss, protection, cleanup, reclamation, or restoration of the air, surface water, groundwater, land surface or subsurface strata, or other natural resources; (b) generation, manufacture, handling, distribution in commerce, use, treatment, processing, recycling, reclamation, cleanup, storage, disposal, or transportation of Hazardous Substances; (c) exposure of any Person or Property to Hazardous Substances; or (d) the safety or health of employees.

“Environmental Permit” means any permit, license, order, approval, registration, or other authorization under Environmental Law.

“Equity Interests” means (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights, or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests, (e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, and (f) any and all warrants, rights, or options to purchase any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, and the rules and regulations thereunder.

“Erroneous Payment” has the meaning assigned thereto in Section 10.12(a).

“Erroneous Payment Deficiency Assignment” has the meaning assigned thereto in Section 10.12(d).

“Erroneous Payment Impacted Loans” has the meaning assigned thereto in Section 10.12(d).

“Erroneous Payment Return Deficiency” has the meaning assigned thereto in Section 10.12(d).

“ESG” has the meaning assigned thereto in Section 4.16.

“ESG Pricing Provisions” has the meaning assigned thereto in Section 4.16.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor thereto), as in effect from time to time.

“Event of Default” means any of the events specified in Section 9.1; provided that any requirement for passage of time, giving of notice, or any other condition, has been satisfied.

“Excess Unrestricted Cash and Cash Equivalents” means, as of any date of determination, the amount of Unrestricted Cash and Cash Equivalents that is in excess of $100,000,000.

“Exchange Act” means the Securities Exchange Act of 1934 (15 U.S.C. § 77 et seq.).

“Excluded Perfection Collateral” shall mean, unless otherwise elected by the Administrative Agent during the existence of an Event of Default, collectively (a) assets requiring perfection through control agreements (other than control of Pledged Interests or Pledged Shares (each as defined in the Security Agreement)), (b) any Property to the extent any filings or other perfection steps would be required with any foreign Governmental Authority, (c) vehicles and other certificated or titled equipment, and (d) any other Property (i) in which a security interest cannot be perfected by the filing of a financing statement under the UCC or (ii) with respect to which the Administrative Agent has determined, in its reasonable discretion, that the cost of perfecting a security interest in such Property outweighs the benefit of the Lien afforded thereby.

“Excluded Swap Obligation” means, with respect to any Credit Party, any Swap Obligation if, and to the extent that, all or a portion of the liability of such Credit Party for or the guarantee of such Credit Party of, or the grant by such Credit Party of a security interest to secure, such Swap Obligation (or any liability or guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Credit Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the liability for or the guarantee of such Credit Party or the grant of such security interest becomes effective with respect to such Swap Obligation (such determination being made after giving effect to any applicable keepwell, support or other agreement for the benefit of the applicable Credit Party, including under the keepwell provisions in the applicable Guaranty Agreement). If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal for the reasons identified in the immediately preceding sentence of this definition.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, United States federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan, Commitment, or Letter of Credit pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan, Commitment, or Letter of Credit (other than pursuant to an assignment request by the Borrower under Section 4.12(b)) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 4.11, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 4.11(g), and (d) any withholding Taxes imposed under FATCA.

“Existing Credit Agreement” means that certain Credit Agreement dated as of October 27, 2014, among the Borrower, the lenders party thereto, and Wells Fargo, as administrative agent and swing line lender, as amended or otherwise modified as of the Closing Date.

“Extended Letter of Credit” has the meaning assigned thereto in Section 3.1(b).

“Extensions of Credit” means, as to any Lender at any time, (a) an amount equal to the sum of (i) the aggregate principal amount of all Loans made by such Lender then outstanding and (ii) such Lender’s Commitment Percentage of the L/C Obligations then outstanding or (b) the making of any Loan or participation in any Letter of Credit by such Lender, as the context requires.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“FDIC” means the Federal Deposit Insurance Corporation.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that if such rate is not so published for any day which is a Business Day, the Federal Funds Rate for such day shall be the average of the quotation for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by the Administrative Agent. Notwithstanding the foregoing, if the Federal Funds Rate for any determination is less than the Floor, such rate shall be deemed to be the Floor for such determination.

“Fee Letters” means (a) that certain Engagement Letter dated as of February 16, 2022, among the Borrower, Wells Fargo Securities, LLC, and Wells Fargo, (b) the fee letter dated as of April 8, 2022, between DNB Markets, Inc. and the Borrower, (c) the fee letter dated as of April 8, 2022, between JPMorgan Chase Bank, N.A. and the Borrower, (d) any letter between the Borrower and any Issuing Lender relating to certain fees payable to such Issuing Lender in its capacity as such, and (e) any other fee letters that may hereafter be entered into between the Borrower, the Administrative Agent, any Arranger, and/or any Sustainability Coordinator.

“First Tier Foreign Subsidiary” means any Foreign Subsidiary, the Equity Interests of which are owned directly by one or more Credit Parties.

“Fiscal Year” means the fiscal year of the Borrower and its Subsidiaries.

“Floor” means a rate of interest equal to 0%.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to any Issuing Lender, such Defaulting Lender’s Commitment Percentage of the outstanding L/C Obligations with respect to Letters of Credit issued by such Issuing Lender, other than such L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Approvals” means all authorizations, consents, approvals, permits, licenses, and exemptions of, and all registrations and filings with or issued by, any Governmental Authorities.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank, or other entity exercising executive, legislative, judicial, taxing, regulatory, or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities, or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital, or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation, or (e) for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (whether in whole or in part); provided that the term “Guarantee” shall not include endorsements for collection or deposit, in each case, in the ordinary course of business, or customary and reasonable indemnity obligations in connection with any disposition of assets permitted under this Agreement (other than any such obligations with respect to Indebtedness).

“Guarantors” means, collectively, (a) the Borrower, (b) the Subsidiaries of the Borrower listed on Schedule 6.1 that are identified as a “Guarantor”, and (c) each other Subsidiary of the Borrower that shall be required to execute and deliver a guaranty or guaranty supplement pursuant to Section 7.6.

“Guaranty Agreement” means the unconditional guaranty agreement of even date herewith executed by the Guarantors in favor of the Administrative Agent, for the ratable benefit and the Secured Parties, which shall be in form and substance acceptable to the Administrative Agent.

“Hazardous Substance” means any substance or material identified as such or regulated pursuant to any applicable Environmental Law, including (i) chemical, product, material, substance or waste defined as or included in the definition of “hazardous substance,” “hazardous material,” “hazardous waste,” “restricted hazardous waste,” “extremely hazardous waste,” “solid waste,” “toxic waste,” “extremely hazardous substance,” “toxic substance,” “toxic pollutant,” “contaminant,” “pollutant,” or words of similar meaning or import found in any applicable Environmental Law; (ii) petroleum hydrocarbons, petrochemical or petroleum products, petroleum substances, natural gas, crude oil, or any components, fractions, or derivatives thereof; (iii) asbestos containing materials, polychlorinated biphenyls, urea formaldehyde foam insulation, or radon gas; and (iv) radioactive material, waste and pollutants, radiation, radionuclides and their progeny, or nuclear waste, including used nuclear fuel.

“Hedge Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement.

“Hedge Termination Value” means, in respect of any one or more Hedge Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedge Agreements, (a) for any date on or after the date such Hedge Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedge Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedge Agreements (which may include a Lender or any Affiliate of a Lender).

“Increase Effective Date” has the meaning assigned thereto in Section 4.13(c).

“Incremental Amendment” has the meaning assigned thereto in Section 4.13(f).

“Incremental Facilities Limit” means $85,000,000 less the total aggregate initial principal amount (as of the date of incurrence thereof) of all previously incurred Incremental Increases.

“Incremental Increase” has the meaning assigned thereto in Section 4.13(a).

“Incremental Lender” has the meaning assigned thereto in Section 4.13(b).

“Indebtedness” means, with respect to any Person at any date and without duplication, the sum of the following:

(a) all its liabilities for borrowed money;

(b) its liabilities for the deferred purchase price of Property acquired by such Person (excluding accounts payable arising in the ordinary course of business but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such Property;

(c) the Attributable Indebtedness of such Person with respect to Capital Lease Obligations and obligations with respect to Synthetic Leases (regardless of whether accounted for as indebtedness under GAAP);

(d) all liabilities for borrowed money secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities);

(e) all its liabilities, including any Reimbursement Obligations, in respect of letters of credit or instruments serving a similar function issued or accepted for its account by banks and other financial institutions (other than those representing obligations for performance guarantees);

(f) all net obligations of such Person under Hedge Agreements;

(g) all obligations of such Person in respect of Disqualified Equity Interests; and

(h) any Guarantee of such Person with respect to liabilities (other than performance guarantees) of a type described in any of clauses (a) through (g) above.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. In respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, if such Indebtedness shall not have been assumed by such Person or is limited in recourse to the assets securing such Lien, the amount of such Indebtedness as of any date of determination will be the lesser of (x) the fair market value of such assets as of such date (as determined in good faith by the Borrower) and (y) the amount of such Indebtedness as of such date. The amount of any net obligation under any Hedge Agreement on any date shall be deemed to be the Hedge Termination Value thereof as of such date. The amount of obligations in respect of any Disqualified Equity Interests shall be valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends that are past due.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning assigned thereto in Section 11.3(b).

“Information” has the meaning assigned thereto in Section 11.10.

“Initial Issuing Lender” means (a) Wells Fargo, (b) DNB Bank ASA, New York Branch, and (c) JPMorgan Chase Bank, N.A.

“Insurance and Condemnation Event” means the receipt by the Borrower or any of its Subsidiaries of any cash insurance proceeds or condemnation award payable by reason of theft, loss, physical destruction or damage, taking or similar event with respect to any of their respective Property.

“Interest Period” means, as to any SOFR Loan, the period commencing on the date such SOFR Loan is disbursed or converted to or continued as a SOFR Loan and ending on the date one (1), three (3), or six (6) months thereafter, in each case as selected by the Borrower in its Notice of Borrowing or Notice of Conversion/Continuation and subject to availability; provided that:

(a) the Interest Period shall commence on the date of advance of or conversion to any SOFR Loan and, in the case of immediately successive Interest Periods, each successive Interest Period shall commence on the date on which the immediately preceding Interest Period expires;

(b) if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that if any Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the immediately preceding Business Day;

(c) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month at the end of such Interest Period;

(d) no Interest Period shall extend beyond the Maturity Date;

(e) there shall be no more than ten (10) Interest Periods in effect at any time; and

(f) no tenor that has been removed from this definition pursuant to Section 4.8(c)(iv) shall be available for specification in any Notice of Borrowing or Notice of Conversion/Continuation.

“Investment” means, with respect to any Person, that such Person (a) purchases, owns, invests in, or otherwise acquires (in one transaction or a series of transactions), by division or otherwise, directly or indirectly, any Equity Interests, interests in any partnership or joint venture (including the creation or capitalization of any Subsidiary), evidence of Indebtedness or other obligation or security, substantially all or a portion of the business or assets of any other Person, or any other investment or interest whatsoever in any other Person, (b) makes any Acquisition, or (c) makes or holds, directly or indirectly, any loans, advances or extensions of credit to, or any investment in cash or by delivery of Property in, any Person.

“Investment Company Act” means the Investment Company Act of 1940 (15 U.S.C. § 80(a)(1), et seq.).

“IRS” means the United States Internal Revenue Service.

“ISP” means the International Standby Practices, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the applicable time).

“Issuing Lender” means (a) the Initial Issuing Lenders and (b) any other Lender to the extent it has agreed in its sole discretion to act as an “Issuing Lender” hereunder and that has been approved in writing by the Borrower and the Administrative Agent (such approval by the Administrative Agent not to be unreasonably delayed or withheld) as an “Issuing Lender” hereunder, in each case in its capacity as issuer of any Letter of Credit.

“Junior Indebtedness” means, with respect the Borrower and its Subsidiaries, any Indebtedness permitted under Section 8.1(g).

“KPI” has the meaning assigned thereto in Section 4.16.

“L/C Commitment” means, as to any Issuing Lender, the obligation of such Issuing Lender to issue Letters of Credit for the account of the Borrower or one or more of its Subsidiaries from time to time in an aggregate amount equal to (a) for each of the Initial Issuing Lenders, the amount set forth opposite the name of each such Initial Issuing Lender on Schedule 1.1(b) and (b) for any other Issuing Lender becoming an Issuing Lender after the Closing Date, such amount as separately agreed to in a written agreement between the Borrower and such Issuing Lender (which such agreement shall be promptly delivered to the Administrative Agent upon execution), in each case of clauses (a) and (b) above, any such amount may be changed after the Closing Date in a written agreement between the Borrower and such Issuing Lender (which such agreement shall be promptly delivered to the Administrative Agent upon execution); provided that the L/C Commitment with respect to any Person that ceases to be an Issuing Lender for any reason pursuant to the terms hereof shall be $0 (subject to the Letters of Credit of such Person remaining outstanding in accordance with the provisions hereof).

“L/C Facility” means the letter of credit facility established pursuant to Article III.

“L/C Obligations” means at any time, an amount equal to the sum of (a) the aggregate undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit which have not then been reimbursed pursuant to Section 3.5.

“L/C Participants” means, with respect to any Letter of Credit, the collective reference to all the Lenders other than the applicable Issuing Lender.

“L/C Sublimit” means the lesser of (a) $100,000,000 and (b) the aggregate amount of the Commitments.

“LCT Test Date” has the meaning assigned thereto in Section 1.10(a).

“Lender” means each Person executing this Agreement as a Lender on the Closing Date and any other Person that shall have become a party to this Agreement as a Lender pursuant to an Assignment and Assumption or pursuant to Section 4.13, other than any Person that ceases to be a party hereto as a Lender pursuant to an Assignment and Assumption.

“Lending Office” means, with respect to any Lender, the office of such Lender maintaining such Lender’s Extensions of Credit, which office may, to the extent the applicable Lender notifies the Administrative Agent in writing, include an office of any Affiliate of such Lender or any domestic or foreign branch of such Lender or Affiliate.

“Letter of Credit Application” means an application requesting the applicable Issuing Lender to issue a Letter of Credit in the form specified by the applicable Issuing Lender from time to time.

“Letter of Credit Documents” means with respect to any Letter of Credit, such Letter of Credit, the Letter of Credit Application, a letter of credit agreement or reimbursement agreement and any other document, agreement and instrument required by the applicable Issuing Lender and relating to such Letter of Credit, in each case in the form specified by the applicable Issuing Lender from time to time and agreed to by the Borrower.

“Letters of Credit” means the collective reference to letters of credit issued pursuant to Section 3.1.

“Lien” means, with respect to any asset, any mortgage, leasehold mortgage, lien, pledge, charge, security interest, hypothecation, or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease Obligation, or other title retention agreement relating to such asset.

“Limited Condition Transaction” means any Acquisition, Investment, or Asset Disposition that (a) is not prohibited hereunder, (b) is not conditioned on the availability of, or on obtaining, third-party financing, and (c) is completed within 180 days of the execution of the Limited Condition Transaction Agreement for such Acquisition, Investment, or Asset Disposition, as applicable.

“Limited Condition Transaction Agreement” has the meaning assigned thereto in Section 1.10(a).

“Liquidity” means, as of the Springing Maturity Date, an amount equal to (a) the sum of (i) Unrestricted Cash and Cash Equivalents plus (ii) Availability; provided that Availability shall only be counted up to the amount that the Borrower would be permitted to borrow hereunder on such date of determination minus (b) the amount needed on such date of determination to redeem and repay the 2024 Senior Notes in full.

“Loan” means any revolving loan made to the Borrower pursuant to Section 2.1, and all such revolving loans collectively as the context requires.

“Loan Documents” means, collectively, this Agreement, each Note, the Letter of Credit Documents, the Security Documents, the Guaranty Agreement, the Fee Letters, and each other agreement executed and delivered by the Credit Parties or any of their respective Subsidiaries in favor of or provided to the Administrative Agent or any Secured Party in connection with this Agreement that is specified therein to be a Loan Document (excluding any Secured Hedge Agreement or Secured Bilateral LC Document).

“Material Adverse Effect” means (a) a material adverse effect on the business, results of operations, financial condition, assets or properties of the Borrower and its Subsidiaries taken as a whole, (b) a material adverse effect on the ability of the Borrower to perform its payment obligations under any Loan Document, (c) a material adverse effect on the ability of the Credit Parties, taken as a whole, to perform their obligations under the Loan Documents, (d) a material impairment of, or a material adverse effect on the validity or enforceability of, any rights or remedies of the Administrative Agent, the Issuing Lender or any Lender under any Loan Document, or (e) an impairment of the legality, validity, binding effect, or enforceability against any Credit Party of any Loan Document to which it is a party.

“Material Subsidiary” means (a) any Wholly-Owned Domestic Subsidiary whose (i) attributable share of Consolidated EBITDA for the four quarter period ending on the last day of the most recently ended fiscal quarter for which Quarterly Financial Statements, or if such fiscal quarter end is a Fiscal Year end, for which Annual Financial Statements, have been delivered, is greater than 2.5% of the Consolidated EBITDA for such period or (ii) attributable share of the book value of total assets of the Borrower and its Subsidiaries, determined on a Consolidated basis as of the last day of the most recently ended fiscal quarter for which Quarterly Financial Statements, or if such fiscal quarter end is a Fiscal Year end, for which Annual Financial Statements, have been delivered, is greater than 2.5% of the book value of total assets of the Borrower and its Subsidiaries as of such day; provided that if, at any time and from time to time after the date hereof, Wholly-Owned Domestic Subsidiaries that are not Material Subsidiaries, in the aggregate, have (A) attributable shares of Consolidated EBITDA for the four quarter period ending on the last day of the most recently ended fiscal quarter for which Quarterly Financial Statements, or if such fiscal quarter end is a Fiscal Year end, for which Annual Financial Statements, have been delivered, greater than 5% of the Consolidated EBITDA for such period or (B) attributable shares of the book value of total assets of the Borrower and its Subsidiaries, determined on a Consolidated basis as of the last day of the most recently ended fiscal quarter for which Quarterly Financial Statements, or if such fiscal quarter end is a Fiscal Year end, for which Annual Financial Statements, have been delivered, greater than 5% of the book value of total assets of the

Borrower and its Subsidiaries as of such day, in each case determined in accordance with GAAP, then the Borrower shall, on the date on which financial statements for such fiscal quarter are delivered pursuant to this Agreement, designate in writing to the Administrative Agent one or more of such Wholly-Owned Domestic Subsidiaries as “Material Subsidiaries” necessary to cause such attributable shares of Consolidated EBITDA and book value of total assets to not exceed 5%, respectively, or (b) any Subsidiary that grants Liens to secure or Guarantees any obligation, or is the issuer or otherwise becomes liable, with respect to any Senior Notes.

“Maturity Date” means the earliest to occur of (a) the Scheduled Maturity Date, (b) the date of termination of the entire Commitment by the Borrower pursuant to Section 2.4, and (c) the date of termination of the entire Commitment pursuant to Section 9.2(a).

“Minimum Collateral Amount” means, at any time, (a) with respect to Cash Collateral consisting of cash or deposit account balances provided to reduce or eliminate Fronting Exposure during the existence of a Defaulting Lender, an amount equal to 103% of the Fronting Exposure of each of the Issuing Lenders with respect to Letters of Credit issued by it and outstanding at such time, (b) with respect to Cash Collateral consisting of cash or deposit account balances provided in accordance with the provisions of Section 9.2(b), an amount equal to 103% of the aggregate outstanding amount of all L/C Obligations, and (c) otherwise, an amount determined by the Administrative Agent and each of the applicable Issuing Lenders that is entitled to Cash Collateral hereunder at such time in their sole discretion.

“Minority Interests” means any Equity Interests of any class of a Subsidiary (other than directors’ qualifying shares or Regulatory Shares as required by Applicable Law) that are not owned by the Borrower or one or more of its Subsidiaries. Minority Interests shall be valued by valuing Minority Interests constituting Preferred Stock at the voluntary or involuntary liquidating value of such Preferred Stock, whichever is greater, and by valuing Minority Interests constituting common stock at the book value of capital and surplus applicable thereto adjusted, if necessary, to reflect any changes from the book value of such common stock required by the foregoing method of valuing Minority Interests in Preferred Stock.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which any Credit Party or any member of the Controlled Group is making or accruing an obligation to make contributions.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver, amendment, modification, or termination that (a) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 11.2 and (b) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Guarantor Subsidiary” means any Subsidiary the Borrower that is not a Guarantor.

“Note” means a promissory note made by the Borrower in favor of a Lender evidencing the Loans made by such Lender, substantially in the form attached as Exhibit A, and any substitutes therefor, and any replacement, amendment and restatement, renewal, or extension thereof, in whole or in part.

“Notice of Account Designation” has the meaning assigned thereto in Section 2.2(b).

“Notice of Borrowing” has the meaning assigned thereto in Section 2.2(a).

“Notice of Conversion/Continuation” has the meaning assigned thereto in Section 4.2.

“Notice of Prepayment” has the meaning assigned thereto in Section 2.3(c).

“Obligations” means, in each case, whether now in existence or hereafter arising: (a) the principal of and interest on (including interest accruing after the filing of any bankruptcy or similar petition) the Loans, (b) the L/C Obligations and (c) all other fees and commissions (including attorneys’ fees), charges, indebtedness, loans, liabilities, financial accommodations, obligations, covenants, and duties owing by the Credit Parties to the Lenders, the Issuing Lenders, or the Administrative Agent, in each case under any Loan Document, with respect to any Loan or Letter of Credit of every kind, nature, and description, direct or indirect, absolute or contingent, due or to become due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any note and including interest and fees that accrue after the commencement by or against any Credit Party of any proceeding under any Debtor Relief Laws, naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Organizational Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement or limited liability company agreement (or equivalent or comparable documents); and (c) with respect to any partnership, joint venture, trust, or other form of business entity, the partnership, joint venture, or other applicable agreement of formation or organization and any agreement, instrument, filing, or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Original Indebtedness” has the meaning assigned thereto in the definition of “Permitted Refinancing Indebtedness.”

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court, documentary, intangible, recording, filing, or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement, or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 4.12(b)).

“Overnight Rate” means, for any day, the greater of (a) the Federal Funds Rate and (b) an overnight rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

“Participant” has the meaning assigned thereto in Section 11.9(d).

“Participant Register” has the meaning assigned thereto in Section 11.9(d).

“PATRIOT Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“Payment Recipient” has the meaning assigned thereto in Section 10.12(a).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor agency.

“Permitted Liens” means the Liens permitted pursuant to Section 8.2.

“Permitted Refinancing Indebtedness” means any Indebtedness (the “Refinancing Indebtedness”), the proceeds of which are used to refinance, refund, renew, extend, or replace outstanding Indebtedness (such outstanding Indebtedness, the “Original Indebtedness”); provided that (a) the principal amount (or accreted value, if applicable) of such Refinancing Indebtedness (including any unused commitments thereunder) is not greater than the principal amount (or accreted value, if applicable) of the Original Indebtedness at the time of such refinancing, refunding, renewal, extension, or replacement, except by an amount equal to any unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such refinancing, refunding, renewal, extension, or replacement; (b) such Refinancing Indebtedness does not have an interest rate greater than the Original Indebtedness, except as necessary to reflect market terms and conditions at the time of the incurrence of such Refinancing Indebtedness, as determined by the Borrower in good faith; (c) the weighted average life to maturity of such Refinancing Indebtedness shall not be shorter than that applicable to the Original Indebtedness and such Refinancing Indebtedness does not require any scheduled payment of principal, mandatory repayment, redemption, or repurchase that is materially more favorable to the holders of the Refinancing Indebtedness, except as necessary to reflect market terms and conditions at the time of the incurrence of such Refinancing Indebtedness, as determined by the Borrower in good faith, than the corresponding terms (if any) of the Original Indebtedness (including by virtue of such Refinancing Indebtedness participating on a greater basis in any mandatory repayment, redemption, or repurchase as compared to the Original Indebtedness, but excluding any scheduled payment of principal, mandatory repayment, redemption, or repurchase occurring on or after the date that is 91 days after the latest scheduled maturity date of the Loans and Commitments); (d) such Refinancing Indebtedness shall not be secured by (i) Liens on assets other than (A) assets securing the Original Indebtedness at the time of such refinancing, refunding, renewal, extension, or replacement, and proceeds and replacements thereof or (B) if such Original Indebtedness is secured by a type or class of assets of a Person, assets of such type or class of such Person, and proceeds and replacements thereof or (ii) Liens having a higher priority than the Liens, if any, securing the Original Indebtedness at the time of such refinancing, refunding, renewal, extension, or replacement; (e) such Refinancing Indebtedness shall not be guaranteed by or otherwise recourse to any Person other than the Person(s) to whom the Original Indebtedness is recourse or by whom it is guaranteed, in each case as of the time of such refinancing, refunding, renewal, extension, or replacement; (f) to the extent such Original Indebtedness is subordinated in right of payment to the Obligations (or the Liens securing such Indebtedness were originally contractually subordinated to the Liens securing the Collateral pursuant to the Security Documents), such refinancing, refunding, renewal, extension, or replacement is subordinated in right of payment to the Obligations (or the Liens securing such Indebtedness shall be subordinated to the Liens securing the Collateral pursuant to the Security Documents) on terms at least as favorable to the Lenders as those contained in the documentation governing such Original Indebtedness or otherwise reasonably acceptable to the Administrative Agent; (g) the covenants with respect to such Refinancing Indebtedness, when taken as a whole, are not materially more restrictive to the Borrower and its Subsidiaries than those in the Original Indebtedness (taken as a whole); and (h) no Default or Event of Default shall have occurred and be continuing at the time of, or would result from, such refinancing, refunding, renewal, extension, or replacement.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority, or other entity.

“Plan” means an “employee benefit plan” (as defined in Section 3(3) of ERISA), other than a Multiemployer Plan, maintained for employees of any Credit Party or any member of the Controlled Group and covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code.

“Plan of Reorganization” has the meaning assigned thereto in Section 11.9(f)(iii).

“Platform” means Debt Domain, Intralinks, SyndTrak, or a substantially similar electronic transmission system.

“Preferred Stock” means any class of Equity Interest issued by a Person that is preferred over any other class of Equity Interest issued by such Person as to the payment of dividends or the payment of any amount upon liquidation or dissolution of such Person.

“Prime Rate” means, at any time, the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in such prime rate occurs. The parties hereto acknowledge that the rate announced publicly by the Administrative Agent as its prime rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal, or mixed and whether tangible or intangible, including Equity Interests.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lenders” has the meaning assigned thereto in Section 7.2.

“Qualified Equity Interests” means any Equity Interests that are not Disqualified Equity Interests.

“Quarterly Financial Statements” means the quarterly Consolidated financial statements of the Borrower and its Subsidiaries, which statements shall include a Consolidated balance sheet as of the end of such fiscal quarter and a Consolidated income statement and a Consolidated statement of cash flows for such fiscal quarter and for the Fiscal Year to date, subject to normal year-end adjustments, all setting forth in comparative form the corresponding figures as of the end of and for the corresponding fiscal quarter of the preceding Fiscal Year, prepared in accordance with GAAP in all material respects and, if required by GAAP, containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the period, except that such statements are condensed and exclude detailed footnote disclosures and certified by a Responsible Financial Officer of the Borrower as fairly presenting, in all material respects, the Consolidated financial condition of the Borrower and its Subsidiaries as of such date. As long as the Borrower files a quarterly report on Form 10-Q with the SEC, such report and related financial statements, including notes thereto, shall be considered the “Quarterly Financial Statements”.

“Recipient” means (a) the Administrative Agent, (b) any Lender, or (c) any Issuing Lender, as applicable.

“Reference Period” means, as of any date of determination, the period of four (4) consecutive fiscal quarters ended on or immediately prior to such date for which financial statements of the Borrower and its Subsidiaries have been delivered (or deemed to have been delivered pursuant to the penultimate paragraph of Section 7.2) to the Administrative Agent hereunder.

“Refinancing Indebtedness” has the meaning assigned thereto in the definition of “Permitted Refinancing Indebtedness.”

“Register” has the meaning assigned thereto in Section 11.9(c).

“Regulatory Shares” means, with respect to any Person, Equity Interests of such Person required to be issued as qualifying shares to directors or shares issued to Persons other than the Borrower in response to regulatory requirements of foreign jurisdictions pursuant to a resolution of the Board of Directors of such Person.

“Reimbursement Obligation” means the obligation of the Borrower to reimburse any Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit issued by such Issuing Lender.

“Reinstated Letter of Credit” has the meaning assigned thereto in Section 3.12(e).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors, and representatives of such Person and of such Person’s Affiliates.

“Relevant Governmental Body” means the FRB or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the FRB or the Federal Reserve Bank of New York, or any successor thereto.

“Removal Effective Date” has the meaning assigned thereto in Section 10.6(b).

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA (other than any such event not subject to the provision for 30-day notice to the PBGC under the regulations issued under such section).

“Required Lenders” means, at any time, Lenders having Total Credit Exposure representing more than fifty percent (50%) of the Total Credit Exposure of all Lenders. The Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Resignation Effective Date” has the meaning assigned thereto in Section 10.6(a).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Response” shall have the meaning set forth in CERCLA or under any other applicable Environmental Law.

“Responsible Financial Officer” means, as to any Person, the chief financial officer, controller, treasurer, assistant treasurer, president, or any vice president with financial responsibility of such Person, or any other financial officer of such Person designated in writing by the Borrower or such Person and reasonably acceptable to the Administrative Agent; provided that, to the extent requested thereby, the Administrative Agent shall have received a certificate of such Person certifying as to the incumbency and genuineness of the signature of each such officer. Any document delivered hereunder or under any other Loan Document that is signed by a Responsible Financial Officer of a Person shall be conclusively presumed to have been authorized by all necessary corporate, limited liability company, partnership, and/or other action on the part of such Person and such Responsible Financial Officer shall be conclusively presumed to have acted on behalf of such Person. Any reference in this Agreement or any other Loan Document to a “Responsible Financial Officer” shall mean a Responsible Financial Officer of the Borrower, unless otherwise specified.

“Responsible Officer” means, as to any Person, the chief executive officer, president, any vice president, chief financial officer, controller, treasurer, or assistant treasurer of such Person, or any other officer of such Person designated in writing by the Borrower or such Person and reasonably acceptable to the Administrative Agent; provided that, to the extent requested thereby, the Administrative Agent shall have received a certificate of such Person certifying as to the incumbency and genuineness of the signature of each such officer. With respect to any Person that is a limited liability company that does not have officers and is managed by a manager, sole member, or a managing member, any Responsible Officer of such manager, sole member, or managing member, as applicable, shall be deemed to be a Responsible Officer of such Person. Any document delivered hereunder or under any other Loan Document that is signed by a Responsible Officer of a Person shall be conclusively presumed to have been authorized by all necessary corporate, limited liability company, partnership, and/or other action on the part of such Person and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Person. Any reference in this Agreement or any other Loan Document to a “Responsible Officer” shall mean a Responsible Officer of the Borrower, unless otherwise specified.

“Restricted Payment” means (a) with respect to any Person, any dividend on, or the making of any payment or other distribution on account of, or the purchase, redemption, retirement, or other acquisition (directly or indirectly) of, or the setting apart assets for a sinking or other analogous fund for the purchase, redemption, retirement, or other acquisition of, any class of Equity Interests of such Person, or the making of any distribution of cash, property, or assets to the holders of any Equity Interests of such Person on account of such Equity Interests, and (b) optional or voluntary prepayment on Junior Indebtedness.

“Revolving Credit Facility” means the revolving credit facility established pursuant to Article II (including any increase in such revolving credit facility pursuant to Section 4.13).

“Revolving Credit Outstandings” means the sum of (a) with respect to Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Loans occurring on such date; plus (b) with respect to any L/C Obligations on any date, the aggregate outstanding amount thereof on such date after giving effect to any Extensions of Credit occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

“S&P” means S&P Global Ratings, a division of S&P Global Inc. and any successor thereto.

“Sanctioned Country” means at any time, a country, region or territory which is itself (or whose government is) the subject or target of any comprehensive Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC (including OFAC’s Specially Designated Nationals and Blocked Persons List and OFAC’s Consolidated Non-SDN List), the U.S. Department of State, the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury, or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any Person owned or controlled by, or acting or purporting to act for or on behalf of, directly or indirectly, any such Person or Persons described in clauses (a) and (b), including a Person that is deemed by OFAC to be a Sanctions target based on the ownership of such legal entity by Sanctioned Person(s), or (d) any Person otherwise a target of Sanctions, including vessels and aircraft, that are designated under any applicable Sanctions program.

“Sanctions” means any and all economic or financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes and restrictions and anti-terrorism laws, including but not limited to those imposed, administered or enforced from time to time by the U.S. government (including those administered by OFAC or the U.S. Department of State), the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury, or other relevant sanctions authority in any jurisdiction in which (a) the Borrower or any of its Subsidiaries or Affiliates is located or conducts business, (b) in which any of the proceeds of the Extensions of Credit will be used, or (c) from which repayment of the Extensions of Credit will be derived.

“Scheduled Maturity Date” means April 8, 2026; provided that unless (a) the Borrower has voluntarily redeemed, repurchased, or otherwise retired all of the 2024 Senior Notes prior to the Springing Maturity Date or (b) on the Springing Maturity Date, Liquidity is greater than or equal to $175,000,000, the Scheduled Maturity Date shall be the Springing Maturity Date.

“SEC” means the U.S. Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Bilateral LC Documents” means (a) any Bilateral LC Documents in effect on the Closing Date between or among any Credit Party and a counterparty that is (i) a Lender, (ii) the Administrative Agent, or (iii) an Affiliate of a Lender or the Administrative Agent, in each case as determined as of the Closing Date or (b) any Bilateral LC Documents entered into after the Closing Date between or among any Credit Party and a counterparty that is (i) a Lender, (ii) the Administrative Agent, or (iii) an Affiliate of a Lender or the Administrative Agent, in each case as determined at the time such Bilateral LC Documents are entered into.

“Secured Bilateral LC Obligations” means all existing or future payment and other obligations owing by any Credit Party under any Secured Bilateral LC Documents.

“Secured Hedge Agreement” means (a) any Hedge Agreement in effect on the Closing Date between or among any Credit Party or any of its Subsidiaries and a counterparty that is (i) a Lender, (ii) the Administrative Agent, or (iii) an Affiliate of a Lender or the Administrative Agent, in each case as determined as of the Closing Date or (b) any Hedge Agreement entered into after the Closing Date between or among any Credit Party or any of its Subsidiaries and a counterparty that is (i) a Lender, (ii) the Administrative Agent, or (iii) an Affiliate of a Lender or the Administrative Agent, in each case as determined at the time such Hedge Agreement is entered into.

“Secured Hedge Obligations” means all existing or future payment and other obligations owing by any Credit Party or any of its Subsidiaries under any Secured Hedge Agreement; provided that the “Secured Hedge Obligations” of a Credit Party shall exclude any Excluded Swap Obligations with respect to such Credit Party.

“Secured Obligations” means, collectively, (a) the Obligations, (b) any Secured Hedge Obligations, and (c) any Secured Bilateral LC Obligations.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the Issuing Lenders, the holders of any Secured Hedge Obligations, the holders of any Secured Bilateral LC Obligations, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 10.5, any other holder from time to time of any of any Secured Obligations and, in each case, their respective successors and permitted assigns.

“Securities” has the meaning assigned in Section 2(1) of the Securities Act.

“Securities Act” means the Securities Act of 1933 (15 U.S.C. § 77 et seq.).

“Security Agreement” means the pledge and security agreement of even date herewith executed by the Credit Parties in favor of the Administrative Agent, for the ratable benefit of the Secured Parties.

“Security Documents” means the collective reference to (a) the Security Agreement, (b) each other agreement or writing pursuant to which any Credit Party pledges or grants a security interest in any Property or assets securing the Secured Obligations, including, without limitation, any intellectual property security agreements, (c) control agreements, and (d) each other agreement, instrument, or document executed and delivered by any Credit Party at any time for purposes of securing the Secured Obligations.

“Senior Note Documents” means the Senior Notes, the indentures under which any Senior Notes are issued, and each other agreement, instrument, or document executed by the Borrower or any Subsidiary at any time in connection with any Senior Notes.

“Senior Notes” means senior notes of one or more series issued by the Borrower.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Loan” means any Loan bearing interest at a rate based on Adjusted Term SOFR as provided in Section 4.1(a).

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the Property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. For purposes of this definition, the amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Event of Default” means (a) an Event of Default pursuant to Section 9.1(a), Section 9.1(b) (solely with respect to Sections 6.15, 6.18, and 6.21), Section 9.1(c) (solely with respect to Sections 7.1(a) (with respect to any Credit Party’s existence) and 7.10), and Section 9.1(f) and (b) any other default designated by the Incremental Lenders, if any, providing the Indebtedness that is to be used to finance the applicable Acquisition that is a Limited Condition Transaction.

“Springing Maturity Date” means the date that is 91 days prior to the scheduled maturity date of the 2024 Senior Notes.

“Subsidiary” means as to any Person, any corporation, partnership, limited liability company, or other entity of which more than fifty percent (50%) of the outstanding Equity Interests having ordinary voting power to elect a majority of the board of directors (or equivalent governing body) or other managers of such corporation, partnership, limited liability company, or other entity is at the time owned by (directly or indirectly) or the management is otherwise controlled by (directly or indirectly) such Person (irrespective of whether, at the time, Equity Interests of any other class or classes of such corporation, partnership, limited liability company, or other entity shall have or might have voting power by reason of the happening of any contingency). Unless otherwise qualified, references to “Subsidiary” or “Subsidiaries” herein shall refer to those of the Borrower.

“Subsidiary Guarantor” means any Subsidiary of the Borrower that is a Guarantor.

“Sustainability Coordinators” means (a) Wells Fargo and (b) DNB Markets, Inc., each in its capacity as joint sustainability coordinator.

“Sustainability Linked Loan Principles” means the Sustainability Linked Loan Principles as most recently published by the Loan Market Association and Loan Syndications & Trading Association.

“Swap Obligation” means, with respect to any Credit Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Synthetic Lease” means any synthetic lease, Tax retention operating lease, off-balance sheet loan, or similar off-balance sheet financing product where such transaction is considered borrowed money indebtedness for Tax purposes but is classified as an operating lease in accordance with GAAP.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees, or other charges imposed by any Governmental Authority, including any interest, fines, additions to tax, or penalties applicable thereto.

“Term SOFR” means,

(a) for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(b) for any calculation with respect to a Base Rate Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Base Rate Term SOFR Determination Day.

“Term SOFR Adjustment” means a percentage equal to 0.10% per annum.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Termination Event” means (a) a Reportable Event with respect to a Plan, (b) the withdrawal of any Credit Party or any member of the Controlled Group from a Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, (c) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under Section 4041(c) of ERISA, (d) the institution of proceedings to terminate a Plan by the PBGC, or (e) any other event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

“Threshold Amount” means $50,000,000.

“Total Credit Exposure” means, as to any Lender at any time, such Lender’s (a) unused Commitments at such time, (ii) the aggregate principal amount at such time of its outstanding Loans, and (iii) participation in L/C Obligations at such time.

“Trade Date” has the meaning assigned thereto in Section 11.9(f)(i).

“Transactions” means, collectively, (a) the repayment in full of all Indebtedness outstanding under the Existing Credit Agreement, (b) the initial Extensions of Credit on the Closing Date, if any, and (c) the payment of all fees, expenses, and costs incurred in connection with the foregoing.

“UCC” means the Uniform Commercial Code as in effect in the State of New York.

“UCP” means the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (or such later version thereof as may be in effect at the applicable time).

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“United States” means the United States of America.

“Unrestricted Cash and Cash Equivalents” means, as of any date of determination, 100% of all cash and Cash Equivalents of the Borrower and its Subsidiaries that are unrestricted and not subject to any Liens (other than Liens permitted under Section 8.2(a) or, solely with respect to customary statutory, common law, and contractual rights of a bank to set-off claims of such bank against cash on deposit with such bank, Section 8.2(d)); provided that (a) the proceeds of any Indebtedness incurred substantially concurrently with the determination of such amount and (b) any cash or Cash Equivalents that are maintained to the extent required under this Agreement to Cash Collateralize any L/C Obligations, shall in each case be excluded.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday, or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities; provided that for purposes of notice requirements in Sections 2.2(a), 2.3(c), and 4.2, in each case, such day is also a Business Day.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regimes” has the meaning assigned thereto in Section 11.23.

“U.S. Tax Compliance Certificate” has the meaning assigned thereto in Section 4.11(g).

“Utilization Percentage” means, for any day, the aggregate Total Credit Exposure on such day divided by the aggregate Commitments on such day, expressed as a percentage.

“Wells Fargo” means Wells Fargo Bank, National Association, a national banking association.

“Wholly-Owned” means, with respect to a Subsidiary, that all of the Equity Interests of such Subsidiary are owned and controlled by the Borrower or one or more of its Wholly-Owned Subsidiaries (except for directors’ qualifying shares or other shares required by Applicable Law to be owned by a Person other than the Borrower and/or one or more of its Wholly-Owned Subsidiaries).

“Withholding Agent” means any Credit Party and the Administrative Agent.

“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

SECTION 1.2 Other Definitions and Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document: (a) the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined, (b) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms, (c) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (d) the word “will” shall be construed to have the same meaning and effect as the word “shall”, (e) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (f) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (g) all references herein to Articles, Sections, Exhibits, and Schedules shall be construed to refer to Articles and Sections of, and Exhibits, and Schedules to, this Agreement, (h) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts, and contract rights, (i) the term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements, and other writings, however evidenced, whether in physical or electronic form, (j) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including”, and (k) the word “or” is not exclusive unless expressly provided for otherwise.

SECTION 1.3 Accounting Terms.

(a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with GAAP, applied on a consistent basis, as in effect from time to time and in a manner consistent with that used in preparing the audited financial statements required by Section 5.1(f)(i) and Section 7.2(a), except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

(b) If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders, and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP; provided, further, that all obligations of any Person that are or would have been treated as operating leases for purposes of GAAP prior to the effectiveness of FASB ASC 842 shall continue to be accounted for as operating leases for purposes of all financial definitions and calculations for purpose of this Agreement (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with FASB ASC 842 (on a prospective or retroactive basis or otherwise) to be treated as Capital Lease Obligations in the financial statements.

SECTION 1.4 UCC Terms. Terms defined in the UCC in effect on the Closing Date and not otherwise defined herein shall, unless the context otherwise indicates, have the meanings provided by those definitions. Subject to the foregoing, the term “UCC” refers, as of any date of determination, to the UCC then in effect.

SECTION 1.5 Rounding. Any financial ratios required to be maintained pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio or percentage is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

SECTION 1.6 References to Agreement and Laws. Unless otherwise expressly provided herein, (a) any definition or reference to formation documents, governing documents, agreements (including the Loan Documents), and other contractual documents or instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements, and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements, and other modifications are not prohibited by any Loan Document; and (b) any definition or reference to any Applicable Law, including Anti-Corruption Laws, Anti-Money Laundering Laws, the Bankruptcy Code, the Code, the Commodity Exchange Act, ERISA, the Exchange Act, the PATRIOT Act, the Securities Act, the UCC, the Investment Company Act, the Trading with the Enemy Act of the United States, or any of the foreign assets control regulations of the United States Treasury Department, shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing, or interpreting such Applicable Law.

SECTION 1.7 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

SECTION 1.8 Guarantees/Earn-Outs. Unless otherwise specified, (a) the amount of any Guarantee shall be the lesser of the amount of the obligations guaranteed and still outstanding and the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Guarantee and (b) the amount of any earn-out or similar obligation shall be the amount of such obligation as reflected on the balance sheet of such Person in accordance with GAAP.

SECTION 1.9 Covenant Compliance Generally. For purposes of determining Unrestricted Cash and Cash Equivalents, Consolidated Cash Balance, and compliance under Sections 8.1, 8.2, 8.3, 8.5, and 8.6, any amount in a currency other than Dollars will be converted to Dollars in a manner consistent with that used in calculating Consolidated Net Income in the most recent Annual Financial Statements of the Borrower and its Subsidiaries delivered pursuant to Section 7.2(a) or Section 5.1(f), as applicable. Notwithstanding the foregoing, for purposes of determining compliance with Sections 8.1, 8.2, and 8.3, with respect to any amount of Indebtedness or Investment in a currency other than Dollars, no breach of any basket contained in such sections shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Indebtedness or Investment is incurred; provided that for the avoidance of doubt, the foregoing provisions of this Section 1.9 shall otherwise apply to such Sections, including with respect to determining whether any Indebtedness or Investment may be incurred at any time under such Sections.

SECTION 1.10 Limited Condition Transactions. In the event that the Borrower notifies the Administrative Agent in writing that any proposed Acquisition, Investment, or Asset Disposition is a Limited Condition Transaction and that the Borrower wishes to test the conditions to such Acquisition, Investment, or Asset Disposition and, if applicable and solely with respect to an Acquisition, the Indebtedness that is to be used to finance such Acquisition in accordance with this Section 1.10, then the following provisions shall apply, other than with respect to any Incremental Increases pursuant to Section 4.13 provided in connection with such Acquisition unless agreed by the Incremental Lenders providing such Incremental Increases:

(a) any condition to such Limited Condition Transaction or, solely with respect to an Acquisition, such Indebtedness that requires that no Default or Event of Default shall have occurred and be continuing at the time of such Limited Condition Transaction or the incurrence of such Indebtedness, shall be satisfied if (i) no Default or Event of Default shall have occurred and be continuing at the time of the execution (the “LCT Test Date”) of the definitive purchase agreement, merger agreement, or other agreement governing such Limited Condition Transaction (any such agreement, a “Limited Condition Transaction Agreement”) and (ii) no Specified Event of Default shall have occurred and be continuing both immediately before and immediately after giving effect to such Limited Condition Transaction and all other transactions in connection therewith (including the incurrence or assumption of any Indebtedness);

(b) any condition to such Limited Condition Transaction or such Indebtedness that the representations and warranties in this Agreement and the other Loan Documents shall be true and correct at the time of consummation of such Limited Condition Transaction or the incurrence of such Indebtedness shall be deemed satisfied if (i) all representations and warranties in this Agreement and the other Loan Documents are true and correct in all material respects (except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which such representation and warranty shall be true and correct in all respects) as of the LCT Test Date, or if such representation speaks as of an earlier date, as of such earlier date and (ii) as of the date of consummation of such Limited Condition Transaction, (A) the representations and warranties under the relevant definitive agreement governing such Limited Condition Transaction as are material to the lenders providing such Indebtedness (including, if applicable, the Lenders) shall be true and correct, but only to the extent that the Borrower or its applicable Subsidiary has the right to terminate its obligations under such agreement or otherwise decline to close such Limited Condition Transaction as a result of a breach of such representations and warranties or the failure of those representations and warranties to be true and correct and (B) certain of the representations and warranties in this Agreement and the other Loan Documents which are customary for similar “funds certain” financings and required by the lenders (including, if applicable, the Lenders) providing such Indebtedness shall be true and correct in all material respects (except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which such representation and warranty shall be true and correct in all respects);

(c) any financial ratio test or condition to be tested in connection with such Limited Condition Transaction and the availability of such Indebtedness will be tested as of the LCT Test Date, in each case after giving effect to the relevant Limited Condition Transaction and all other transactions in connection therewith (including the incurrence or assumption of any Indebtedness), on a pro forma basis where applicable, and, for the avoidance of doubt, (i) such ratios and baskets shall not be tested at the time of consummation of such Limited Condition Transaction and (ii) if any of such ratios are exceeded or conditions are not met following the LCT Test Date, but prior to the closing of such Limited Condition Transaction, as a result of fluctuations in such ratio or amount (including due to fluctuations in Consolidated EBITDA of the Borrower or the Person subject to such Limited Condition Transaction), at or prior to the consummation of the relevant transaction or action, such ratios will not be deemed to have been exceeded and such conditions will not be deemed unmet as a result of such fluctuations solely for purposes of determining whether the relevant transaction or action is permitted to be consummated or taken;

(d) except as provided in the next sentence, in connection with any subsequent calculation of any ratio or basket on or following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated and the date that the relevant Limited Condition Transaction Agreement is terminated or expires without consummation of such Limited Condition Transaction, any such ratio or basket shall be calculated (i) on a pro forma basis assuming such Limited

Condition Transaction and other transactions in connection therewith (including the incurrence or assumption of Indebtedness) have been consummated and (ii) assuming such Limited Condition Transaction and other transactions in connection therewith (including the incurrence or assumption of Indebtedness) have not been consummated. Notwithstanding the foregoing, any calculation of a ratio in connection with determining the Applicable Margin and determining whether or not the Borrower is in compliance with the financial covenants set forth in Section 8.12 shall, in each case be calculated assuming such Limited Condition Transaction and other transactions in connection therewith (including the incurrence or assumption of Indebtedness) have not been consummated.

The foregoing provisions shall apply with similar effect during the pendency of multiple Limited Condition Transactions such that each of the possible scenarios is separately tested.

SECTION 1.11 ClassificationSECTION 1.12 . For purposes of determining compliance at any time with Sections 8.1, 8.2, 8.3, 8.5, or 8.6, in the event that any Indebtedness, Lien, Asset Disposition, or Restricted Payment, as applicable, meets the criteria of more than one of the categories of transactions or items permitted pursuant to any clause of such Sections, the Borrower, in its reasonable discretion, may, from time to time, classify or reclassify such transaction or item (or portion thereof) and will only be required to include the amount and type of such transaction (or portion thereof) in any category that the Borrower determines in its reasonable discretion. It is understood and agreed that any Indebtedness, Lien, Investment, Asset Disposition, or Restricted Payment need not be permitted solely by reference to one category of permitted Indebtedness, Lien, Investment, Asset Disposition, or Restricted Payment, but may instead be permitted in part under any combination thereof.

SECTION 1.12 Rates. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Term SOFR Reference Rate, Adjusted Term SOFR, or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or with respect to any alternative, successor, or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor, or replacement rate (including any Benchmark Replacement), as it may or may not be adjusted pursuant to Section 4.8(c), will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR, or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation, or composition of any Conforming Changes. The Administrative Agent and its Affiliates or other related entities may engage in transactions that affect the calculation of the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR, any alternative, successor, or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto and such transactions may be adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR, or any other Benchmark, any component definition thereof, or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender, or any other Person for damages of any kind, including direct or indirect, special, punitive, incidental, or consequential damages, costs, losses, or expenses (whether in tort, contract, or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

SECTION 1.13 Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation, or liability of any Person becomes the asset, right, obligation, or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

SECTION 1.14 Pro Forma Adjustments for Acquisitions and DispositionsSECTION 1.15 To the extent the Borrower or any Subsidiary makes any Acquisition outside the ordinary course of business permitted pursuant to Section 8.3 or Asset Disposition outside the ordinary course of business permitted by Section 8.5 during any Reference Period, the financial covenants set forth in Section 8.12 for such Reference Period shall be calculated after giving pro forma effect thereto (including pro forma adjustments arising out of events which are directly attributable to the Acquisition or the Asset Disposition, are factually supportable, and are expected to have a continuing impact, as certified by a Responsible Financial Officer to the Administrative Agent and the Lenders), as if such Acquisition or such Asset Disposition (and any related incurrence, repayment, or assumption of Indebtedness) had occurred in the first day of such Reference Period.

ARTICLE II

REVOLVING CREDIT FACILITY

SECTION 2.1 Loans. Subject to the terms and conditions of this Agreement and the other Loan Documents, and in reliance upon the representations and warranties set forth in this Agreement and the other Loan Documents, each Lender severally agrees to make Loans in Dollars to the Borrower from time to time from the Closing Date to, but not including, the Maturity Date as requested by the Borrower in accordance with the terms of Section 2.2; provided, that (a) the Revolving Credit Outstandings shall not at any time exceed the Commitment and (c) the Total Credit Exposure of any Lender shall not at any time exceed such Lender’s Commitment. Each Loan by a Lender shall be in a principal amount equal to such Lender’s Commitment Percentage of the aggregate principal amount of Loans requested on such occasion. Subject to the terms and conditions hereof, the Borrower may borrow, repay, and reborrow Loans hereunder until the Maturity Date.

SECTION 2.2 Procedure for Advances of Loans.

(a) Requests for Borrowing. The Borrower shall give the Administrative Agent irrevocable prior written notice substantially in the form of Exhibit B (a “Notice of Borrowing”) not later than 11:00 a.m. (i) on the same Business Day as each Base Rate Loan and (ii) at least three (3) U.S. Government Securities Business Days before each SOFR Loan, of its intention to borrow, specifying (A) the date of such borrowing, which shall be a Business Day, (B) the amount of such borrowing, which shall be, (x) with respect to Base Rate Loans in an aggregate principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof and (y) with respect to SOFR Loans in an aggregate principal amount of $2,000,000 or a whole multiple of $1,000,000 in excess thereof (or, in each case, the remaining amount of the Commitment), (C) whether such Loan is to be a SOFR Loan or a Base Rate Loan, and (D) in the case of a SOFR Loan, the duration of the Interest Period applicable thereto. If the Borrower fails to specify a type of Loan in a Notice of Borrowing, then the applicable Loans shall be made as Base Rate Loans. If the Borrower requests a borrowing of a SOFR Loan in any such Notice of Borrowing, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. A Notice of Borrowing received after 11:00 a.m. shall be deemed received on the next Business Day or U.S. Government Securities Business Day, as applicable. The Administrative Agent shall promptly notify the Lenders of each Notice of Borrowing.

(b) Disbursement of Loans. Not later than 1:00 p.m. on the proposed borrowing date, each Lender will make available to the Administrative Agent, for the account of the Borrower, at the Administrative Agent’s Office in funds immediately available to the Administrative Agent, such Lender’s Commitment Percentage of the Loans to be made on such borrowing date. The Borrower hereby irrevocably authorizes the Administrative Agent to disburse the proceeds of each borrowing requested pursuant to this Section in immediately available funds by crediting or wiring such proceeds to the deposit account of the Borrower identified in the most recent notice substantially in the form attached as Exhibit C

(a “Notice of Account Designation”) delivered by the Borrower to the Administrative Agent or as may be otherwise agreed upon by the Borrower and the Administrative Agent from time to time. Subject to Section 4.7 hereof, the Administrative Agent shall not be obligated to disburse the portion of the proceeds of any Loan requested pursuant to this Section to the extent that any Lender has not made available to the Administrative Agent its Commitment Percentage of such Loan.

SECTION 2.3 Repayment and Prepayment of Loans.

(a) Repayment on Termination Date. The Borrower hereby agrees to repay the outstanding principal amount of all Loans in full on the Maturity Date, with all accrued but unpaid interest thereon.

(b) Mandatory Prepayments.

(i) If at any time the Revolving Credit Outstandings exceed the Commitment, the Borrower agrees to repay immediately upon notice from the Administrative Agent, by payment in cash to the Administrative Agent for the account of the Lenders, Extensions of Credit in an amount equal to such excess with each such repayment applied first, to the principal amount of outstanding Loans and second, with respect to any Letters of Credit then outstanding, as a payment of Cash Collateral into a Cash Collateral account opened by the Administrative Agent, for the benefit of the Lenders, in an amount equal to such excess (such Cash Collateral to be applied in accordance with Section 9.2(b)).

(ii) If an increase in the aggregate Commitments is effected as permitted under Section 4.13, the Borrower shall prepay any Loans outstanding on the date such increase is effected to the extent necessary to keep the outstanding Loans ratable to reflect the revised Commitment Percentages arising from such increase. Any prepayment made by the Borrower in accordance with this clause (ii) may be made with the proceeds of Loans made by all the Lenders in connection with such increase occurring simultaneously with the prepayment.

(c) Optional Prepayments. The Borrower may at any time and from time to time prepay Loans, in whole or in part, without premium or penalty, with irrevocable prior written notice to the Administrative Agent substantially in the form attached as Exhibit D (a “Notice of Prepayment”) given not later than 11:00 a.m. (i) on the same Business Day as prepayment of each Base Rate Loan and (ii) at least three (3) U.S. Government Securities Business Days before prepayment of each SOFR Loan, specifying the date and amount of prepayment and whether the prepayment is of SOFR Loans, Base Rate Loans, or a combination thereof, and, if of a combination thereof, the amount allocable to each. Upon receipt of such notice, the Administrative Agent shall promptly notify each Lender. If any such notice is given, the amount specified in such notice shall be due and payable on the date set forth in such notice. Partial prepayments shall be in an aggregate amount of $1,000,000 or a whole multiple of $500,000 in excess thereof with respect to Base Rate Loans and $2,000,000 or a whole multiple of $1,000,000 in excess thereof with respect to SOFR Loans. A Notice of Prepayment received after 11:00 a.m. shall be deemed received on the next Business Day or U.S. Government Securities Business Day, as applicable. Each such repayment shall be accompanied by any amount required to be paid pursuant to Section 4.9 hereof. Notwithstanding the foregoing, any Notice of Prepayment delivered in connection with any refinancing of all of the Credit Facility with the proceeds of such refinancing or of any incurrence of Indebtedness or the occurrence of some other identifiable event or condition, may be, if expressly so stated to be, contingent upon the consummation of such refinancing or incurrence or occurrence of such other identifiable event or condition and may be revoked by the Borrower in the event such contingency is not met (provided that the failure of such contingency shall not relieve the Borrower from its obligations in respect thereof under Section 4.9).

(d) Limitation on Prepayment of SOFR Loans. The Borrower may not prepay any SOFR Loan on any day other than on the last day of the Interest Period applicable thereto unless such prepayment is accompanied by any amount required to be paid pursuant to Section 4.9 hereof.

(e) Hedge Agreements. No repayment or prepayment of the Loans pursuant to this Section shall affect any of the Borrower’s obligations under any Hedge Agreement entered into with respect to the Loans.

SECTION 2.4 Permanent Reduction of the Commitment.

(a) Voluntary Reduction. The Borrower shall have the right at any time and from time to time, upon at least five (5) Business Days prior irrevocable written notice to the Administrative Agent, to permanently reduce, without premium or penalty, (i) the entire Commitment at any time or (ii) portions of the Commitment, from time to time, in an aggregate principal amount not less than $1,000,000 or any whole multiple of $1,000,000 in excess thereof. Any reduction of the Commitment shall be applied to the Commitment of each Lender according to its Commitment Percentage. All Commitment Fees accrued until the effective date of any termination of the Commitment shall be paid on the effective date of such termination. Notwithstanding the foregoing, any notice to reduce the Commitment delivered in connection with any refinancing of all of the Credit Facility with the proceeds of such refinancing or of any incurrence of Indebtedness or the occurrence of some other identifiable event or condition, may be, if expressly so stated to be, contingent upon the consummation of such refinancing or incurrence or occurrence of such identifiable event or condition and may be revoked by the Borrower in the event such contingency is not met (provided that the failure of such contingency shall not relieve the Borrower from its obligations in respect thereof under Section 4.9).

(b) Corresponding Payment. Each permanent reduction permitted pursuant to this Section shall be accompanied by a payment of principal sufficient to reduce the aggregate outstanding Loans and L/C Obligations, as applicable, after such reduction to the Commitment as so reduced, and if the aggregate amount of all outstanding Letters of Credit exceeds the Commitment as so reduced, the Borrower shall be required to deposit Cash Collateral in a Cash Collateral account opened by the Administrative Agent in an amount equal to such excess. Such Cash Collateral shall be applied in accordance with Section 9.2(b). Any reduction of the Commitment to zero shall be accompanied by payment of all outstanding Loans (and furnishing of Cash Collateral satisfactory to the Administrative Agent for all L/C Obligations or other arrangements satisfactory to the respective Issuing Lenders) and shall result in the termination of the Commitment and the Revolving Credit Facility. If the reduction of the Commitment requires the repayment of any SOFR Loan, such repayment shall be accompanied by any amount required to be paid pursuant to Section 4.9 hereof.

SECTION 2.5 Termination of Revolving Credit Facility. The Revolving Credit Facility and the Commitments shall terminate on the Maturity Date.

ARTICLE III

LETTER OF CREDIT FACILITY

SECTION 3.1 L/C Facility.

(a) Availability. Subject to the terms and conditions hereof, each Issuing Lender, in reliance on the agreements of the Lenders set forth in Section 3.4(a), agrees to issue Letters of Credit in an aggregate amount not to exceed its L/C Commitment for the account of the Borrower or, subject to Section 3.10, any Subsidiary thereof. Letters of Credit may be issued on any Business Day from the Closing Date to, but not including the fifteenth (15th) Business Day prior to the Maturity Date in such form as may be approved from time to time by the applicable Issuing Lender; provided, that no Issuing Lender shall issue any Letter of Credit if, after giving effect to such issuance, (i) the aggregate amount of the outstanding Letters of Credit issued by such Issuing Lender would exceed its L/C Commitment, (ii) the L/C Obligations would exceed the L/C Sublimit, or (iii) the Revolving Credit Outstandings would exceed the Commitment. Letters of Credit issued hereunder shall constitute utilization of the Commitments.

(b) Terms of Letters of Credit. Each Letter of Credit shall (i) be denominated in Dollars, (ii) expire on a date no more than twelve (12) months after the date of issuance or last renewal or extension of such Letter of Credit (subject to automatic renewal or extension for additional one (1) year periods (but not to a date later than the date set forth below) pursuant to the terms of the Letter of Credit Documents or other documentation acceptable to the applicable Issuing Lender), which date shall be no later than the fifth (5th) Business Day prior to the Maturity Date; provided that any Letter of Credit may expire after such date (each such Letter of Credit, an “Extended Letter of Credit”) with the consent of the applicable Issuing Lender and subject to the requirements of Section 3.12, and (iii) unless otherwise expressly agreed by the applicable Issuing Lender and the Borrower when a Letter of Credit is issued by it, be subject to the UCP, in the case of a commercial Letter of Credit, or ISP, in the case of a standby Letter of Credit, in each case as set forth in the Letter of Credit Documents or as determined by the applicable Issuing Lender and, to the extent not inconsistent therewith, the laws of the State of New York. No Issuing Lender shall at any time be obligated to issue any Letter of Credit hereunder if (A) any order, judgment, or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Lender from issuing such Letter of Credit, or request that such Issuing Lender refrain from, or any Applicable Law applicable to such Issuing Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Lender shall prohibit, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Lender with respect to letters of credit generally or such Letter of Credit in particular any restriction or reserve or capital requirement (for which such Issuing Lender is not otherwise compensated) not in effect on the Closing Date, or any unreimbursed loss, cost, or expense that was not applicable, in effect or known to such Issuing Lender as of the Closing Date and that such Issuing Lender in good faith deems material to it, (B) the conditions set forth in Section 5.2 are not satisfied, (C) the issuance of such Letter of Credit would violate one or more policies of such Issuing Lender applicable to letters of credit generally, (D) the proceeds of which would be made available to any Person (x) to fund any activity or business of or with any Sanctioned Person, or in any Sanctioned Country to the extent such activity or business would be prohibited by Sanctions if conducted by a corporation incorporated in the United States, or (y) in any manner that would result in a violation of any Sanctions by any party to this Agreement, or (E) any Lender is at that time a Defaulting Lender, unless such Issuing Lender has entered into arrangements, including the delivery of Cash Collateral, satisfactory to such Issuing Lender (in its sole discretion) with the Borrower or such Lender to eliminate such Issuing Lender’s actual or potential Fronting Exposure (after giving effect to Section 4.15(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which such Issuing Lender has actual or potential Fronting Exposure, as it may elect in its sole discretion. An Issuing Lender shall be under no obligation to amend any Letter of Credit if (x) such Issuing Lender would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof or (y) the beneficiary of the Letter of Credit does not accept the proposed amendment to the Letter of Credit. References herein to “issue” and derivations thereof with respect to Letters of Credit shall also include extensions or modifications of any outstanding Letters of Credit, unless the context otherwise requires.

(c) Defaulting Lenders. Notwithstanding anything to the contrary contained in this Agreement, Article III shall be subject to the terms and conditions of Section 4.14 and Section 4.15.

SECTION 3.2 Procedure for Issuance and Disbursement of Letters of Credit.

(a) The Borrower may from time to time request that any Issuing Lender issue, amend, renew, or extend a Letter of Credit by delivering to such Issuing Lender at its applicable office (with a copy to the Administrative Agent at the Administrative Agent’s Office) a Letter of Credit Application therefor, completed to the satisfaction of such Issuing Lender, and such other certificates, documents, and other Letter of Credit Documents and information as such Issuing Lender or the Administrative Agent may request, not later than 11:00 a.m. at least two (2) Business Days (or such later date and time as the Administrative Agent and such Issuing Lender may agree in their sole discretion) prior to the proposed date of issuance, amendment, renewal, or extension, as the case may be. Such notice shall specify (i) the requested date of issuance, amendment, renewal, or extension (which shall be a Business Day), (ii) the date on which such Letter of Credit is to expire (which shall comply with Section 3.1(b)), (iii) the amount of such Letter of Credit, (iv) the name and address of the beneficiary thereof, (v) the purpose and nature of such Letter of Credit, and (vi) such other information as shall be necessary to issue, amend, renew, or extend such Letter of Credit. Upon receipt of any Letter of Credit Application, the applicable Issuing Lender shall process such Letter of Credit Application and the certificates, documents, and other Letter of Credit Documents and information delivered to it in connection therewith in accordance with its customary procedures and shall, subject to Section 3.1 and Article V, promptly issue, amend, renew, or extend the Letter of Credit requested thereby (subject to the timing requirements set forth in this Section 3.2) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed by such Issuing Lender and the Borrower. Additionally, the Borrower shall furnish to the applicable Issuing Lender and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, renewal, or extension, including any Letter of Credit Documents, as the applicable Issuing Lender or the Administrative Agent may require. The applicable Issuing Lender shall promptly furnish to the Borrower and the Administrative Agent a copy of such Letter of Credit and the related Letter of Credit Documents and the Administrative Agent shall promptly notify each Lender of the issuance and upon request by any Lender, furnish to such Lender a copy of such Letter of Credit and the amount of such Lender’s participation therein.

(b) The Issuing Lender for any Letter of Credit shall, within the time allowed by Applicable Laws or the specific terms of the Letter of Credit following its receipt thereof, examine all documents purporting to represent a demand for payment under such Letter of Credit. Such Issuing Lender shall promptly after such examination notify the Administrative Agent and the Borrower in writing of such demand for payment if such Issuing Lender has or will honor such demand for payment thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Lender and the L/C Participants with respect to such payment.

SECTION 3.3 Commissions and Other Charges.

(a) Letter of Credit Commissions. Subject to Section 4.15(a)(iii)(B), the Borrower shall pay to the Administrative Agent, for the account of the applicable Issuing Lender and the L/C Participants, a letter of credit commission with respect to each Letter of Credit in the amount equal to the daily amount available to be drawn under such Letters of Credit times the Applicable Margin with respect to SOFR Loans (determined, in each case, on a per annum basis). Such commission shall be payable quarterly in arrears on the last Business Day of each calendar quarter (commencing with the first such date to occur after the issuance of such Letter of Credit), on the Maturity Date, and thereafter on demand of the Administrative Agent. The Administrative Agent shall, promptly following its receipt thereof, distribute to the applicable Issuing Lender and the L/C Participants all commissions received pursuant to this Section 3.3 in accordance with their respective Commitment Percentages.

(b) Issuance Fee. In addition to the foregoing commission, the Borrower shall pay directly to the applicable Issuing Lender, for its own account, an issuance fee with respect to each Letter of Credit issued by such Issuing Lender equal to the greater of (i) 0.20% per annum on the daily maximum amount available to be drawn under each such Letter of Credit and (ii) $500. Such issuance fee shall be payable quarterly in arrears on the last Business Day of each calendar quarter commencing with the first such date to occur after the issuance of such Letter of Credit, on the Maturity Date and thereafter on demand of the applicable Issuing Lender.

(c) Other Fees, Costs, Charges, and Expenses. In addition to the foregoing fees and commissions, the Borrower shall pay or reimburse each Issuing Lender for such normal and customary fees, costs, charges, and expenses as are incurred or charged by such Issuing Lender in issuing, effecting payment under, amending, or otherwise administering any Letter of Credit issued by it. Such customary fees, costs, charges, and expenses are due and payable on demand and are nonrefundable.

SECTION 3.4 L/C Participations.

(a) Each Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce each Issuing Lender to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from each Issuing Lender, on the terms and conditions hereinafter stated, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Commitment Percentage in each Issuing Lender’s obligations and rights under and in respect of each Letter of Credit issued by it hereunder and the amount of each draft paid by such Issuing Lender thereunder. Each L/C Participant unconditionally and irrevocably agrees with each Issuing Lender that, if a draft is paid under any Letter of Credit issued by such Issuing Lender for which such Issuing Lender is not reimbursed in full by the Borrower through a Loan or otherwise in accordance with the terms of this Agreement, such L/C Participant shall pay to such Issuing Lender upon demand at such Issuing Lender’s address for notices specified herein an amount equal to such L/C Participant’s Commitment Percentage of the amount of such draft, or any part thereof, which is not so reimbursed.

(b) Upon becoming aware of any amount required to be paid by any L/C Participant to any Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by such Issuing Lender under any Letter of Credit, issued by it, such Issuing Lender shall notify the Administrative Agent of such unreimbursed amount and the Administrative Agent shall notify each L/C Participant (with a copy to the applicable Issuing Lender) of the amount and due date of such required payment and such L/C Participant shall pay to the Administrative Agent (which, in turn shall pay such Issuing Lender) the amount specified on the applicable due date. If any such amount is paid to such Issuing Lender after the date such payment is due, such L/C Participant shall pay to the Administrative Agent, which in turn shall pay such Issuing Lender on demand, in addition to such amount, the product of (i) such amount, times (ii) the Overnight Rate as determined by the Administrative Agent during the period from and including the date such payment is due to the date on which such payment is immediately available to such Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360, plus any administrative, processing or similar fees customarily charged by such Issuing Lender in connection with the foregoing. A certificate of such Issuing Lender with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error. With respect to payment to such Issuing Lender of the unreimbursed amounts described in this Section, if the L/C Participants receive notice that any such payment is due (A) prior to 1:00 p.m. on any Business Day, such payment shall be due that Business Day, and (B) after 1:00 p.m. on any Business Day, such payment shall be due on the following Business Day.

(c) Whenever, at any time after any Issuing Lender has made payment under any Letter of Credit issued by it and has received from any L/C Participant its Commitment Percentage of such payment in accordance with this Section, such Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Administrative Agent or otherwise), or any payment of interest on account thereof, such Issuing Lender will distribute to such L/C Participant its pro rata share thereof; provided that in the event that any such payment received by such Issuing Lender shall be required to be returned by such Issuing Lender, such L/C Participant shall return to the Administrative Agent, which shall in turn pay to such Issuing Lender, the portion thereof previously distributed by such Issuing Lender to it.

(d) Each L/C Participant’s obligation to make Loans and to purchase participating interests pursuant to this Section 3.4 or Section 3.5, as applicable, shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense, or other right that such Lender or the Borrower may have against the Issuing Lender, the Borrower, or any other Person for any reason whatsoever, (ii) the occurrence or continuation of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Article V, (iii) any adverse change in the condition (financial or otherwise) of the Borrower, (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Credit Party, or any other Lender, or (v) any other circumstance, happening, or event whatsoever, whether or not similar to any of the foregoing.

SECTION 3.5 Reimbursement. In the event of any drawing under any Letter of Credit, the Borrower agrees to reimburse (either with the proceeds of a Loan as provided for in this Section or with funds from other sources), in same day funds, the applicable Issuing Lender by paying to the Administrative Agent the amount of such drawing not later than 12:00 noon on (i) the Business Day that the Borrower receives notice of such drawing, if such notice is received by the Borrower prior to 10:00 a.m., or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time, for the amount of (x) such draft so paid and (y) any amounts referred to in Section 3.3(c) incurred by such Issuing Lender in connection with such payment. Unless the Borrower shall immediately notify the Administrative Agent and such Issuing Lender that the Borrower intends to reimburse such Issuing Lender for such drawing from other sources or funds, the Borrower shall be deemed to have timely given a Notice of Borrowing to the Administrative Agent requesting that the Lenders make a Base Rate Loan on the applicable repayment date in the amount (without regard to the minimum and multiples specified in Section 2.2(a)) of (i) such draft so paid and (ii) any amounts referred to in Section 3.3(c) incurred by such Issuing Lender in connection with such payment, and the Lenders shall make a Base Rate Loan in such amount, the proceeds of which shall be applied to reimburse such Issuing Lender for the amount of the related drawing and such fees and expenses. Each Lender acknowledges and agrees that its obligation to fund a Loan in accordance with this Section to reimburse such Issuing Lender for any draft paid under a Letter of Credit issued by it is absolute and unconditional and shall not be affected by any circumstance whatsoever, including non-satisfaction of the conditions set forth in Section 2.2(a) or Article V. If the Borrower has elected to pay the amount of such drawing with funds from other sources and shall fail to reimburse such Issuing Lender as provided above, or if the amount of such drawing is not fully refunded through a Base Rate Loan as provided above, the unreimbursed amount of such drawing shall bear interest at the rate which would be payable on any outstanding Base Rate Loans which were then overdue from the date such amounts become payable (whether at stated maturity, by acceleration, or otherwise) until paid in full.

SECTION 3.6 Obligations Absolute.

(a) The Borrower’s obligations under this Article III (including the Reimbursement Obligation) shall be absolute, unconditional, and irrevocable under any and all circumstances whatsoever, and shall be performed strictly in accordance with the terms of this Agreement, and irrespective of:

(i) any lack of validity or enforceability of any Letter of Credit, any Letter of Credit Document, or this Agreement, or any term or provision therein or herein;

(ii) the existence of any claim, counterclaim, setoff, defense, or other right that the Borrower may have or have had against the applicable Issuing Lender or any beneficiary of a Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the applicable Issuing Lender or any other Person, whether in connection with this Agreement, the transactions contemplated hereby, or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent, forged, or insufficient in any respect or any statement in such draft or other document being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by the Issuing Lender under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit;

(v) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent, or invalid in any respect or any statement in such draft or other document being untrue or inaccurate in any respect; or

(vi) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder.

(b) The Borrower also agrees that the applicable Issuing Lender and the L/C Participants shall not be responsible for, and the Borrower’s Reimbursement Obligation under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon or any dispute between or among the Borrower and any beneficiary of any Letter of Credit, even though such documents shall in fact prove to be invalid, fraudulent, or forged, or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee. The applicable Issuing Lender, the L/C Participants, and their respective Related Parties shall not have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit, or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss, or delay in transmission or delivery of any draft, notice, or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the applicable Issuing Lender; provided that the foregoing shall not be construed to excuse an Issuing Lender from liability to the Borrower to the extent of any direct damages (as opposed to special, indirect, consequential, or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by Applicable Law) suffered by the Borrower that are caused by such Issuing Lender’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the applicable Issuing Lender (as finally determined by a court of competent jurisdiction), such Issuing Lender shall be deemed to have exercised care in each such determination.

(c) In furtherance of the foregoing and without limiting the generality thereof, the parties agree that (i) with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Lender may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit, (ii) an Issuing Lender may act upon any instruction or request relative to a Letter of Credit or requested Letter of Credit that such Issuing Lender in good faith believes to have been given by a Person authorized to give such instruction or request, and (iii) an Issuing Lender may replace a purportedly lost, stolen, or destroyed original Letter of Credit or missing amendment thereto with a certified true copy marked as such or waive a requirement for its presentation. The responsibility of any Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit issued by it shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment substantially conforms to the requirements under such Letter of Credit.

(d) Notwithstanding anything to the contrary herein, no Issuing Lender shall be responsible to the Borrower for, and such Issuing Lender’s rights and remedies against the Borrower shall not be impaired by, any action or inaction of such Issuing Lender required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Applicable Laws or any order of a jurisdiction in which such Issuing Lender or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the International Chamber of Commerce Banking Commission, the Banker’s Association for Finance and Trade (BAFT), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such laws or practice rules.

SECTION 3.7 Effect of Letter of Credit Documents. To the extent that any provision of any Letter of Credit Document related to any Letter of Credit is inconsistent with the provisions of this Article III, the provisions of this Article III shall apply.

SECTION 3.8 Removal and Resignation of Issuing Lenders.

(a) The Borrower may at any time remove any Lender from its role as an Issuing Lender hereunder upon not less than thirty (30) days prior notice to such Issuing Lender and the Administrative Agent (or such shorter period of time as may be acceptable to such Issuing Lender and the Administrative Agent).

(b) Any Issuing Lender may resign at any time by giving 30 days’ prior notice to the Administrative Agent, the Lenders, and the Borrower; provided that, unless otherwise consented to by the Borrower, no such resignation shall be effective unless immediately after giving effect thereto there is one or more Issuing Lenders (or Lenders that become an Issuing Lender prior to the end of such 30 day period) at such time that are willing to provide aggregate L/C Commitments at least equal to the L/C Sublimit minus the portion thereof then utilized by Letters of Credit issued by the resigning Issuing Lender. After the resignation of an Issuing Lender hereunder, the retiring Issuing Lender shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Lender under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such resignation, but shall not be required to issue additional Letters of Credit or to extend, renew, or increase the outstanding Letter of Credit.

(c) Any removed or resigning Issuing Lender shall retain all the rights, powers, privileges, and duties of an Issuing Lender hereunder with respect to all Letters of Credit issued by it that are outstanding as of the effective date of its removal or resignation as an Issuing Lender and all L/C Obligations with respect thereto (including the right to require the Lenders to take such actions as are required under Section 3.4). Without limiting the foregoing, upon the removal or resignation of a Lender as an Issuing Lender hereunder, the Borrower may, or at the request of such removed or resigned Issuing Lender the Borrower shall, use commercially reasonable efforts to, arrange for one or more of the other Issuing Lenders to issue Letters of Credit hereunder in substitution for the Letters of Credit, if any, issued by such removed or resigned Issuing Lender and outstanding at the time of such removal or resignation, or make other arrangements satisfactory to the removed or resigned Issuing Lender to effectively cause another Issuing Lender to assume the obligations of the removed or resigned Issuing Lender with respect to any such Letters of Credit.

SECTION 3.9 Reporting of Letter of Credit Information and L/C Commitment. At any time that there is an Issuing Lender that is not also the financial institution acting as Administrative Agent, then (a) no later than the fifth Business Day following the last day of each calendar month, (b) on each date that a Letter of Credit is amended, terminated, or otherwise expires, (c) on each date that a Letter of Credit is issued or the expiry date of a Letter of Credit is extended, and (d) upon the request of the Administrative Agent, each Issuing Lender (or, in the case of clause (b), (c), or (d) of this Section, the applicable Issuing Lender) shall deliver to the Administrative Agent a report setting forth in form and detail reasonably satisfactory to the Administrative Agent information (including any reimbursement, Cash Collateral, or termination in respect of Letters of Credit issued by such Issuing Lender) with respect to each Letter of Credit issued by such Issuing Lender that is outstanding hereunder. In addition, each Issuing Lender shall provide notice to the Administrative Agent of its L/C Commitment, or any change thereto, promptly upon it becoming an Issuing Lender or making any change to its L/C Commitment. No failure on the part of any Issuing Lender to provide such information pursuant to this Section 3.9 shall limit the obligations of the Borrower or any Lender hereunder with respect to its reimbursement and participation obligations hereunder.

SECTION 3.10 Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, or states that a Subsidiary is the “account party,” “applicant,” “customer,” “instructing party,” or the like of or for such Letter of Credit, and without derogating from any rights of the applicable Issuing Lender (whether arising by contract, at law, in equity, or otherwise) against such Subsidiary in respect of such Letter of Credit, the Borrower (a) shall be obligated to reimburse, or to cause the applicable Subsidiary to reimburse, the applicable Issuing Lender hereunder for any and all drawings under such Letter of Credit as if such Letter of Credit had been issued solely for the account of the Borrower and (b) irrevocably waives any and all defenses that might otherwise be available to it as a guarantor or surety of any or all of the obligations of such Subsidiary in respect of such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of any of its Subsidiaries inures to the benefit of the Borrower and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

SECTION 3.11 Letter of Credit Amounts. Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the maximum face amount of such Letter of Credit after giving effect to all increases thereof contemplated by such Letter of Credit or the Letter of Credit Documents therefor (at the time specified therefor in such applicable Letter of Credit or Letter of Credit Documents and as such amount may be reduced by (a) any permanent reduction of such Letter of Credit or (b) any amount which is drawn, reimbursed, and no longer available under such Letter of Credit).

SECTION 3.12 Cash Collateral for Extended Letters of Credit.

(a) Cash Collateralization. The Borrower shall provide Cash Collateral to each applicable Issuing Lender with respect to each Extended Letter of Credit issued by such Issuing Lender (in an amount equal to 103% of the maximum face amount of each Extended Letter of Credit, calculated in accordance with Section 3.11) by a date that is no later than 95 days prior to the Maturity Date by depositing such amount in immediately available funds, in Dollars, into a cash collateral account maintained at the applicable Issuing Lender and shall enter into a cash collateral agreement in form and substance satisfactory to such Issuing Lender and such other documentation as such Issuing Lender or the Administrative Agent may reasonably request; provided that if the Borrower fails to provide Cash Collateral with respect to any such Extended Letter of Credit by such time, such event shall be treated as a drawing under such Extended Letter of Credit in an amount equal to 103% of the maximum face amount of each such Letter of Credit, calculated in accordance with Section 3.11, which shall be reimbursed (or participations therein funded) in accordance with this Article III, with the proceeds of Loans (or funded participations) being utilized to provide Cash Collateral for such Letter of Credit (provided that for purposes of determining the usage of the Commitment any such Extended Letter of Credit that has been, or will concurrently be, Cash Collateralized with proceeds of a Loan, the portion of such Extended Letter of Credit that has been (or will concurrently be) so Cash Collateralized will not be deemed to be utilization of the Commitment).

(b) Grant of Security Interest. The Borrower, and to the extent provided by the L/C Participants, each of such L/C Participants, hereby grants to the applicable Issuing Lender of each Extended Letter of Credit, and agrees to maintain, a first priority security interest in, all Cash Collateral required to be provided by this Section 3.12 as security for such Issuing Lender’s obligation to fund draws under such Extended Letters of Credit, to be applied pursuant to clause (c) below. If at any time the applicable Issuing Lender determines that the Cash Collateral is subject to any right or claim of any Person other than such Issuing Lender as herein provided (other than Permitted Liens under Section 7.2(d) solely with respect to statutory banker’s Liens), or that the total amount of such Cash Collateral is less than the amount required pursuant to clause (a) above, the Borrower will, promptly upon demand by such Issuing Lender, pay or provide to such Issuing Lender additional Cash Collateral in an amount sufficient to eliminate such deficiency.

(c) Application. Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, Cash Collateral provided under this Section 3.12 in respect of Extended Letters of Credit shall be applied to reimburse the applicable Issuing Lender for all drawings made under such Extended Letters of Credit and any and all fees, expenses, and charges incurred in connection therewith, prior to any other application of such property as may otherwise be provided for herein.

(d) Cash Collateralized Letters of Credit. Subject to clause (e) below, if the Borrower has fully Cash Collateralized the applicable Issuing Lender with respect to any Extended Letter of Credit issued by such Issuing Lender in accordance with clauses (a) through (c) above and the Borrower and the applicable Issuing Lender have made arrangements between them with respect to the pricing and fees associated therewith (each such Extended Letter of Credit, a “Cash Collateralized Letter of Credit”), then after the date of notice to the Administrative Agent thereof by the applicable Issuing Lender and for so long as such Cash Collateral remains in place (i) such Cash Collateralized Letter of Credit shall cease to be a “Letter of Credit” hereunder, (ii) such Cash Collateralized Letter of Credit shall not constitute utilization of the Commitment, (iii) no Lender shall have any further obligation to fund participations or Loans to reimburse any drawing under any such Cash Collateralized Letter of Credit, (iv) no Letter of Credit commissions under Section 3.3(a) shall be due or payable to the Lenders, or any of them, hereunder with respect to such Cash Collateralized Letter of Credit, and (v) any fronting fee, issuance fee, or other fee with respect to such Cash Collateralized Letter of Credit shall be as agreed separately between the Borrower and such Issuing Lender.

(e) Reinstatement. The Borrower and each Lender agree that, if any payment or deposit made by the Borrower or any other Person applied to the Cash Collateral required under this Section 3.12 is at any time avoided, annulled, set aside, rescinded, invalidated, declared to be fraudulent or preferential, or otherwise required to be refunded or repaid, or is repaid in whole or in part pursuant to a good faith settlement of a pending or threatened avoidance claim, or the proceeds of any such Cash Collateral are required to be refunded by the applicable Issuing Lender to the Borrower or any Lender or its respective estate, trustee, receiver, or any other Person, under any Applicable Law or equitable cause, then, to the extent of such payment or repayment, (i) the applicable Extended Letter of Credit shall automatically be a

“Letter of Credit” hereunder in a face amount equal to such payment or repayment (each such Letter of Credit, a “Reinstated Letter of Credit”), (ii) such Reinstated Letter of Credit shall no longer be deemed to be Cash Collateralized hereunder and shall constitute a utilization of the Commitment, (iii) each Lender shall be obligated to fund participations or Loans to reimburse any drawing under such Reinstated Letter of Credit, (iv) Letter of Credit commissions under Section 3.3(a) shall accrue and be due and payable to the Lenders with respect to such Reinstated Letter of Credit, and (v) the Borrower’s and each Lender’s liability hereunder (and any Guarantee, Lien, or Collateral guaranteeing or securing such liability) shall be and remain in full force and effect, as fully as if such payment or deposit had never been made, and, if prior thereto, this Agreement shall have been canceled, terminated, paid in full, or otherwise extinguished (and if any Guarantee, Lien, or Collateral guaranteeing or securing the Borrower’s or such Lender’s liability hereunder shall have been released or terminated by virtue of such cancellation, termination, payment, or extinguishment), the provisions of this Article III and all other rights and duties of the applicable Issuing Lender, the L/C Participants, and the Credit Parties with respect to such Reinstated Letter of Credit (and any Guarantee, Lien, or Collateral guaranteeing or securing such liability) shall be reinstated in full force and effect, and such prior cancellation, termination, payment, or extinguishment shall not diminish, release, discharge, impair, or otherwise affect the obligations of such Persons in respect of such Reinstated Letter of Credit (and any Guarantee, Lien, or Collateral guaranteeing or securing such obligation).

(f) Survival. With respect to any Extended Letter of Credit, each party’s obligations under this Article III and all other rights and duties of the applicable Issuing Lender of such Extended Letter of Credit, the L/C Participants, and the Credit Parties with respect to such Extended Letter of Credit shall survive the resignation or replacement of the applicable Issuing Lender or any assignment of rights by the applicable Issuing Lender, the termination of the Commitments, and the repayment, satisfaction, or discharge of the Obligations.

ARTICLE IV

GENERAL LOAN PROVISIONS

SECTION 4.1 Interest.

(a) Interest Rate Options. Subject to the provisions of this Section, at the election of the Borrower, Loans shall bear interest at (A) the Base Rate plus the Applicable Margin or (B) Adjusted Term SOFR plus the Applicable Margin (provided that Adjusted Term SOFR shall not be available until three (3) U.S. Government Securities Business Days after the Closing Date unless the Borrower has delivered to the Administrative Agent a letter in form and substance reasonably satisfactory to the Administrative Agent indemnifying the Lenders in the manner set forth in Section 4.9 of this Agreement). The Borrower shall select the rate of interest and Interest Period, if any, applicable to any Loan at the time a Notice of Borrowing is given or at the time a Notice of Conversion/Continuation is given pursuant to Section 4.2.

(b) Default Rate. Subject to Section 9.3, (i) immediately upon the occurrence and during the continuation of an Event of Default under Section 9.1(a) or (f) or (ii) at the election of the Required Lenders (or the Administrative Agent at the direction of the Required Lenders), upon the occurrence and during the continuation of any other Event of Default, (A) the Borrower shall no longer have the option to request SOFR Loans or Letters of Credit, (B) all outstanding SOFR Loans shall bear interest at a rate per annum of two percent (2%) in excess of the rate (including the Applicable Margin) then applicable to SOFR Loans until the end of the applicable Interest Period and thereafter at a rate per annum of two percent (2%) in excess of the rate (including the Applicable Margin) then applicable to Base Rate Loans, (C) all outstanding Base Rate Loans, Letter of Credit commissions, and other past due Obligations arising hereunder or under any other Loan Document shall bear interest at a rate per annum of two percent (2%) in excess of the rate (including the Applicable Margin) then applicable to Base Rate Loans, Letter of Credit commissions, or such other past due Obligations arising hereunder or under any other Loan Document, and (D) all accrued and unpaid interest shall be due and payable on demand of the Administrative Agent. Interest shall continue to accrue on the Obligations after the filing by or against the Borrower of any petition seeking any relief in bankruptcy or under any Debtor Relief Law.

(c) Interest Payment and Computation. Interest on each Base Rate Loan shall be due and payable in arrears on the last Business Day of each calendar quarter commencing with the first calendar quarter ending after the Closing Date and interest on each SOFR Loan shall be due and payable in arrears on the last day of each Interest Period applicable thereto, and if such Interest Period extends over three (3) months, at the end of each three (3) month interval during such Interest Period; provided that (i) in the event of any repayment or prepayment of any SOFR Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (ii) in the event of any conversion of any SOFR Loan prior to the end of the Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion. All computations of interest for Base Rate Loans shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest provided hereunder shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365/366-day year).

(d) Maximum Rate. In no contingency or event whatsoever shall the aggregate of all amounts deemed interest under this Agreement charged or collected pursuant to the terms of this Agreement exceed the highest rate permissible under any Applicable Law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such a court determines that the Lenders have charged or received interest hereunder in excess of the highest applicable rate, the rate in effect hereunder shall automatically be reduced to the maximum rate permitted by Applicable Law and the Lenders shall at the Administrative Agent’s option (i) promptly refund to the Borrower any interest received by the Lenders in excess of the maximum lawful rate or (ii) apply such excess to the principal balance of the Obligations. It is the intent hereof that the Borrower not pay or contract to pay, and that neither the Administrative Agent nor any Lender receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by the Borrower under Applicable Law.

(e) Term SOFR Conforming Changes. In connection with the use or administration of Term SOFR, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Administrative Agent will promptly notify the Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.

SECTION 4.2 Notice and Manner of Conversion or Continuation of Loans. Provided that no Default or Event of Default has occurred and is then continuing, the Borrower shall have the option to (a) convert at any time following the third U.S. Government Securities Business Day after the Closing Date, subject to the notice requirements herein, all or any portion of any outstanding Base Rate Loans in a principal amount equal to $2,000,000 or any whole multiple of $1,000,000 in excess thereof (or such lesser amount as shall represent all of the Base Rate Loans then outstanding) into one or more SOFR Loans and (b) upon the expiration of any Interest Period therefor, (i) convert all or any part of any outstanding SOFR Loans in a principal amount equal to $1,000,000 or a whole multiple of $500,000 in excess thereof (or such lesser amount as shall represent all of the SOFR Loans then outstanding) into Base Rate Loans or (ii) continue any such SOFR Loans as SOFR Loans. Whenever the Borrower desires to convert or continue Loans as provided above, the Borrower shall give the Administrative Agent irrevocable prior written notice in the form attached as Exhibit E (a “Notice of Conversion/Continuation”) not later than 11:00 a.m. three

(3) U.S. Government Securities Business Days before the day on which a proposed conversion or continuation of such Loan is to be effective specifying (A) the Loans to be converted or continued, and, in the case of any SOFR Loan to be converted or continued, the last day of the Interest Period therefor, (B) the effective date of such conversion or continuation (which shall be a Business Day), (C) the principal amount of such Loans to be converted or continued, and (D) the Interest Period to be applicable to such converted or continued SOFR Loan. If the Borrower fails to deliver a timely Notice of Conversion/Continuation prior to the end of the Interest Period for any SOFR Loan, then the applicable SOFR Loan shall be automatically converted to a Base Rate Loan. Any such automatic conversion to a Base Rate Loan shall be effective as of the last day of the Interest Period then in effect with respect to the applicable SOFR Loan. If the Borrower requests a conversion to, or continuation of, a SOFR Loan, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. The Administrative Agent shall promptly notify the affected Lenders of such Notice of Conversion/Continuation.

SECTION 4.3 Fees.

(a) Commitment Fee. Commencing on the Closing Date, subject to Section 4.15(a)(iii)(A), the Borrower shall pay to the Administrative Agent, for the account of the Lenders, a non-refundable commitment fee (the “Commitment Fee”) at a rate per annum equal to the applicable amount for Commitment Fees as set forth in the definition of Commitment Fee Rate on the average daily unused portion of the Commitment of the Lenders (other than the Defaulting Lenders, if any). The Commitment Fee shall be payable in arrears on the last Business Day of each calendar quarter during the term of this Agreement commencing on the last Business Day of the first calendar quarter ending after the Closing Date and ending on the date upon which the Commitments have been terminated. The Commitment Fee shall be distributed by the Administrative Agent to the Lenders (other than any Defaulting Lender) pro rata in accordance with such Lenders’ respective Commitment Percentages.

(b) Other Fees. The Borrower shall pay to the applicable Arranger, the Administrative Agent, and the applicable Sustainability Coordinator for their own respective accounts, fees in the amounts and at the times specified in the Fee Letters. The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified.

SECTION 4.4 Manner of Payment. Each payment by the Borrower on account of the principal of or interest on the Loans or of any fee, commission, or other amounts (including the Reimbursement Obligation) payable to the Lenders under this Agreement shall be made not later than 1:00 p.m. on the date specified for payment under this Agreement to the Administrative Agent at the Administrative Agent’s Office for the account of the Lenders entitled to such payment in Dollars, in immediately available funds and shall be made without any setoff, counterclaim, or deduction whatsoever (other than for Taxes in accordance with Section 4.11). Any payment received after such time but before 2:00 p.m. on such day shall be deemed a payment on such date for the purposes of Section 9.1, but for all other purposes shall be deemed to have been made on the next succeeding Business Day. Any payment received after 2:00 p.m. shall be deemed to have been made on the next succeeding Business Day for all purposes. Upon receipt by the Administrative Agent of each such payment, the Administrative Agent shall distribute to each such Lender at its address for notices set forth herein its Commitment Percentage (or other applicable share as provided herein) of such payment and shall wire advice of the amount of such credit to each Lender. Each payment to the Administrative Agent of any Issuing Lender’s fees or L/C Participants’ commissions shall be made in like manner, but for the account of such Issuing Lender or the L/C Participants, as the case may be. Each payment to the Administrative Agent of Administrative Agent’s fees or expenses shall be made for the account of the Administrative Agent and any amount payable to any Lender under Section 4.9, 4.10, 4.11, or 11.3 shall be paid to the Administrative Agent for the account of the applicable Lender. Subject to the definition of Interest Period, if any payment under this Agreement shall be specified to be made upon a day which is not a Business Day, it shall be made on the next succeeding day which is a Business Day and such extension of time shall in such case be included in computing any interest if payable along with such payment. Notwithstanding the foregoing, if there exists a Defaulting Lender each payment by the Borrower to such Defaulting Lender hereunder shall be applied in accordance with Section 4.15(a)(ii).

SECTION 4.5 Evidence of Indebtedness.

(a) Extensions of Credit. The Extensions of Credit made by each Lender and each Issuing Lender shall be evidenced by one or more accounts or records maintained by such Lender or such Issuing Lender and by the Administrative Agent in the ordinary course of business. Subject to Section 11.9(c), the accounts or records maintained by the Administrative Agent and each Lender or the applicable Issuing Lender shall be conclusive absent manifest error of the amount of the Extensions of Credit made by the Lenders or such Issuing Lender to the Borrower and its Subsidiaries and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender or any Issuing Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note which shall evidence such Lender’s Loans, in addition to such accounts or records. Each Lender may attach schedules to its Notes and endorse thereon the date, amount, and maturity of its Loans and payments with respect thereto.

(b) Participations. In addition to the accounts and records referred to in clause (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

SECTION 4.6 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations (other than pursuant to Section 4.9, 4.10, 4.11, or 11.3) greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that:

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and

(ii) the provisions of this paragraph shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender or a Disqualified Institution), (B) the application of Cash Collateral provided for in Section 3.12 or Section 4.14, or (C) any payment obtained by a Lender as consideration for the assignment of, or sale of, a participation in any of its Loans or participations in Letters of Credit to any assignee or participant, other than to the Borrower or any of its Subsidiaries or Affiliates (as to which the provisions of this paragraph shall apply).

Each Credit Party consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Credit Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Credit Party in the amount of such participation.

SECTION 4.7 Administrative Agent’s Clawback.

(a) Funding by Lenders; Presumption by Administrative Agent. In connection with any borrowing hereunder, the Administrative Agent may assume that each Lender has made its respective share of such borrowing available on such date in accordance with Sections 2.2(b) and 3.2 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the Overnight Rate and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(b) Payments by the Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Lenders, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Lenders, as the case maybe, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.

(c) Nature of Obligations of Lenders. The obligations of the Lenders under this Agreement to make the Loans, to issue or participate in Letters of Credit, and to make payments under this Section, Section 4.11(e), Section 10.12, Section 11.3(c), or Section 11.7, as applicable, are several and are not joint or joint and several. The failure of any Lender to make available its Commitment Percentage of any Loan requested by the Borrower shall not relieve it or any other Lender of its obligation, if any, hereunder to make its Commitment Percentage of such Loan available on the borrowing date, but no Lender shall be responsible for the failure of any other Lender to make its Commitment Percentage of such Loan available on the borrowing date.

SECTION 4.8 Changed Circumstances.

(a) Circumstances Affecting Benchmark Availability. Subject to clause (c) below, in connection with any request for a SOFR Loan or a conversion to or continuation thereof or otherwise, if for any reason (i) the Administrative Agent shall determine (which determination shall be conclusive and binding absent manifest error) that reasonable and adequate means do not exist for ascertaining Adjusted Term SOFR for the applicable Interest Period with respect to a proposed SOFR Loan on or prior to the first day of such Interest Period or (ii) the Required Lenders shall determine (which determination shall be conclusive and binding absent manifest error) that Adjusted Term SOFR does not adequately and fairly reflect the cost to such Lenders of making or maintaining such Loans during such Interest Period and, in the case of clause (ii), the Required Lenders have provided notice of such determination to the Administrative Agent, then, in each case, the Administrative Agent shall promptly give notice thereof to the Borrower. Upon notice thereof by the Administrative Agent to the Borrower, any obligation of the Lenders to make SOFR Loans, and any right of the Borrower to convert any Loan to or continue any Loan as a SOFR Loan, shall be suspended (to the extent of the affected SOFR Loans or the affected Interest Periods) until the Administrative Agent (with respect to clause (ii), at the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, (A) the Borrower may revoke any pending request for a borrowing of, conversion to, or continuation of SOFR Loans (to the extent of the affected SOFR Loans or the affected Interest Periods) or, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans in the amount specified therein and (B) any outstanding affected SOFR Loans will be deemed to have been converted into Base Rate Loans at the end of the applicable Interest Period. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 4.9.

(b) Laws Affecting SOFR Availability. If, after the date hereof, the introduction of, or any change in, any Applicable Law or any change in the interpretation or administration thereof by any Governmental Authority, central bank, or comparable agency charged with the interpretation or administration thereof, or compliance by any of the Lenders (or any of their respective Lending Offices) with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank, or comparable agency, shall make it unlawful or impossible for any of the Lenders (or any of their respective Lending Offices) to honor its obligations hereunder to make or maintain any SOFR Loan, or to determine or charge interest based upon SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR, or Term SOFR, such Lender shall promptly give notice thereof to the Administrative Agent and the Administrative Agent shall promptly give notice to the Borrower and the other Lenders (an “Illegality Notice”). Thereafter, until each affected Lender notifies the Administrative Agent and the Administrative Agent notifies the Borrower that the circumstances giving rise to such determination no longer exist, (i) any obligation of the Lenders to make SOFR Loans, and any right of the Borrower to convert any Loan to a SOFR Loan or continue any Loan as a SOFR Loan, shall be suspended and (ii) if necessary to avoid such illegality, the Administrative Agent shall compute the Base Rate without reference to clause (c) of the definition of “Base Rate”. Upon receipt of an Illegality Notice, the Borrower shall, if necessary to avoid such illegality, upon demand from any Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all SOFR Loans to Base Rate Loans (in each case, if necessary to avoid such illegality, the Administrative Agent shall compute the Base Rate without reference to clause (c) of the definition of “Base Rate”), on the last day of the Interest Period therefor, if all affected Lenders may lawfully continue to maintain such SOFR Loans to such day, or immediately, if any Lender may not lawfully continue to maintain such SOFR Loans to such day. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 4.9.

(c) Benchmark Replacement Setting.

(i) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event, the Administrative Agent and the Borrower may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all affected Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 4.8(c)(i) will occur prior to the applicable Benchmark Transition Start Date.

(ii) Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption, or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(iii) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (A) the implementation of any Benchmark Replacement and (B) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will promptly notify the Borrower of the removal or reinstatement of any tenor of a Benchmark pursuant to Section 4.8(c)(iv). Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 4.8(c), including any determination with respect to a tenor, rate, or adjustment or of the occurrence or non-occurrence of an event, circumstance, or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 4.8(c).

(iv) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (A) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (1) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (2) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (B) if a tenor that was removed pursuant to clause (A) above either (1) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (2) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(v) Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, (A) the Borrower may revoke any pending request for a borrowing of, conversion to, or continuation of SOFR Loans to be made, converted, or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans and (B) any outstanding affected SOFR Loans will be deemed to have been converted to Base Rate Loans at the end of the applicable Interest Period. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.

SECTION 4.9 Indemnity. The Borrower hereby indemnifies each of the Lenders against any actual loss, cost, or expense (including any actual loss, cost, or expense arising from the liquidation or reemployment of funds or from any fees payable) which may arise, be attributable to, or result due to or as a consequence of (a) any failure by the Borrower to make any payment when due of any amount due hereunder in connection with a SOFR Loan, (b) any failure of the Borrower to borrow or continue a SOFR Loan or convert to a SOFR Loan on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation, (c) any failure of the Borrower to prepay any SOFR Loan on a date specified therefor in any Notice of Prepayment (regardless of whether any such Notice of Prepayment may be revoked under Section 2.3(c) and is revoked in accordance therewith), (d) any payment, prepayment, or conversion of any SOFR Loan on a date other than the last day of the Interest Period therefor (including as a result of an Event of Default), or (e) the assignment of any SOFR Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 4.12(b). A certificate of such Lender setting forth the basis for determining such amount or amounts necessary to compensate such Lender shall be forwarded to the Borrower through the Administrative Agent and shall be conclusively presumed to be correct save for manifest error. All of the obligations of the Credit Parties under this Section 4.9 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction, or discharge of all obligations under any Loan Document.

SECTION 4.10 Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify, or deem applicable any reserve (including pursuant to regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, special, supplemental, or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D of the FRB, as amended and in effect from time to time)), special deposit, compulsory loan, insurance charge, or similar requirement against assets of, deposits with or for the account of, or advances, loans, or other credit extended or participated in by, any Lender or any Issuing Lender;

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes, and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities, or capital attributable thereto; or

(iii) impose on any Lender or any Issuing Lender any other condition, cost, or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender, such Issuing Lender, or such other Recipient of making, converting to, continuing, or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender, such Issuing Lender, or such other Recipient of participating in, issuing, or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, such Issuing Lender, or such other Recipient hereunder (whether of principal, interest, or any other amount) then, upon written request of such Lender, such Issuing Lender, or other Recipient, the Borrower shall promptly pay to any such Lender, such Issuing Lender, or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, such Issuing Lender, or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or any Issuing Lender determines that any Change in Law affecting such Lender or such Issuing Lender or any Lending Office of such Lender or such Lender’s or such Issuing Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Lender’s capital or on the capital of such Lender’s or such Issuing Lender’s holding company, if any, as a consequence of this Agreement, the Commitment of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Lender, to a level below that which such Lender or such Issuing Lender or such Lender’s or such Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Lender’s policies and the policies of such Lender’s or such Issuing Lender’s holding company with respect to capital adequacy and liquidity), then from time to time upon written request of such Lender or such Issuing Lender the Borrower shall promptly pay to such Lender or such Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Lender or such Lender’s or such Issuing Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender, an Issuing Lender, or such other Recipient setting forth the amount or amounts necessary to compensate such Lender, such Issuing Lender, such other Recipient, or any of their respective holding companies, as the case may be (and setting forth in reasonable detail the basis and calculation of such amounts), as specified in clause (a) or (b) of this Section and delivered to the Borrower, shall be conclusive absent manifest error. The Borrower shall pay such Lender, such Issuing Lender, or such other Recipient, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or any Issuing Lender or such other Recipient to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Lender’s or such other Recipient’s right to demand such compensation; provided that the Borrower shall not be required to compensate any Lender or an Issuing Lender or any other Recipient pursuant to this Section for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender or such Issuing Lender or such other Recipient, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s or such Issuing Lender’s or such other Recipient’s intention to claim compensation therefor (except that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e) Survival. All of the obligations of the Credit Parties under this Section 4.10 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction, or discharge of all obligations under any Loan Document.

SECTION 4.11 Taxes.

(a) Defined Terms. For purposes of this Section 4.11, the term “Lender” includes any Issuing Lender and the term “Applicable Law” includes FATCA.

(b) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Credit Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Credit Party shall be increased as necessary so that, after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section), the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c) Payment of Other Taxes by the Credit Parties. The Credit Parties shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d) Indemnification by the Credit Parties. The Credit Parties shall jointly and severally indemnify each Recipient, within thirty (30) days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable and documented out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. For the avoidance of doubt, no such indemnity payment shall be required to the extent such indemnity payment would be duplicative of any additional amounts or indemnity paid by the Credit Parties to or for the account of the applicable Recipient pursuant to Section 4.11(b) or otherwise. Failure or delay on the part of any Recipient to demand payment pursuant to this Section shall not constitute a waiver of such Person’s right to demand such payment; provided that no Recipient shall be indemnified for any Indemnified Taxes the demand for which is made to the Borrower later than six (6) months after the later of (i) the date on which the relevant Governmental Authority makes written demand upon such Recipient for payment of such Indemnified Taxes and (ii) the date on which such Recipient has made payment of such Indemnified Taxes.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Credit Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Credit Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.9(d) relating to the maintenance of a Participant Register, and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to setoff and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this clause (e).

(f) Evidence of Payments. As soon as practicable after any payment of Taxes by any Credit Party to a Governmental Authority pursuant to this Section 4.11, such Credit Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g) Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 4.11(g)(ii)(A), (ii)(B), and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution, or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing:

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), valid executed copies of IRS Form W-9 (or any successor form) certifying that such Lender is exempt from United States federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, valid executed copies of IRS Form W-8BEN or W-8BEN-E (or any successor form) establishing an exemption from, or reduction of, United States federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, valid executed copies of IRS Form W-8BEN or W-8BEN-E (or any successor form) establishing an exemption from, or reduction of, United States federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) valid executed copies of IRS Form W-8ECI (or any successor form);

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) valid executed copies of IRS Form W-8BEN or W-8BEN-E (or any successor form); or

(4) to the extent a Foreign Lender is not the beneficial owner, valid executed copies of IRS Form W-8IMY (or any successor form), accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E (or any successor forms), a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9 (or any successor form), and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), valid executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in United States federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to United States federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii) On or before the date that Wells Fargo or any successor or replacement Administrative Agent becomes the Administrative Agent hereunder, Wells Fargo or such Administrative Agent, as applicable, shall deliver to the Borrower valid executed copies of either (i) IRS Form W-9 (or any successor form) certifying that it is exempt from United States federal backup withholding tax or (ii) a valid executed copy of IRS Form W-8IMY (or any successor form) evidencing its agreement with the Borrower to be treated as a U.S. Person (with respect to amounts received on account of any Lender) and a valid executed copy of IRS Form W-8ECI (or any successor form) (with respect to amounts received on its own account), with the effect that, in any case, the Borrower will be entitled to make payments hereunder to the Administrative Agent without withholding or deduction on account of United States federal withholding Tax.

Each Recipient agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 4.11 (including by the payment of additional amounts pursuant to this Section 4.11), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this clause (h) (plus any penalties, interest, or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this clause (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this clause (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld, or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i) Survival. Each party’s obligations under this Section 4.11 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction, or discharge of all obligations under any Loan Document.

(j) FATCA Grandfathering. For purposes of determining withholding Taxes imposed under FATCA, the Borrower and the Administrative Agent shall treat (and the Lenders hereby authorize the Borrower and the Administrative Agent to treat) this Agreement and any Loan as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

SECTION 4.12 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 4.10, or the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.11, then such Lender shall, at the request of the Borrower, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches, or Affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 4.10 or Section 4.11, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable and documented out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 4.10, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.11, and, in each case, such Lender has declined or is unable to designate a different Lending Office in accordance with Section 4.12(a) to avoid the payment by the Borrower of such compensation, Indemnified Taxes, or additional amounts, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.9), all of its interests, rights (other than its existing rights to payments pursuant to Section 4.10 or Section 4.11) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i) the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 11.9;

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and funded participations in Letters of Credit, accrued interest thereon, accrued fees, and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 4.9) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii) in the case of any such assignment resulting from a claim for compensation under Section 4.10 or payments required to be made pursuant to Section 4.11, such assignment will result in a reduction in such compensation or payments thereafter;

(iv) such assignment does not conflict with Applicable Law; and

(v) in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver, or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Each party hereto agrees that (x) an assignment required pursuant to this Section 4.12 may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent, and the assignee and (y) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to and be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender or the Administrative Agent; provided, further, that any such documents shall be without recourse to or warranty by the parties thereto.

(c) Selection of Lending Office. Subject to Section 4.12(a), each Lender may make any Loan to the Borrower through any Lending Office; provided that the exercise of this option shall not affect the obligations of the Borrower to repay the Loan in accordance with the terms of this Agreement or otherwise alter the rights of the parties hereto.

SECTION 4.13 Incremental Increases.

(a) Request for Incremental Increase. At any time after the Closing Date, upon written notice to the Administrative Agent, the Borrower may, from time to time, request one or more increases in the Commitments (each, an “Incremental Increase”); provided that (A) the aggregate initial principal amount of such requested Incremental Increase shall not exceed the Incremental Facilities Limit, (B) any such Incremental Increase shall be in a minimum amount of $5,000,000 (or such lesser amount as agreed to by the Administrative Agent) or, if less, the remaining amount of the Incremental Facilities Limit, (C) no Lender will be required otherwise obligated to provide any portion of such Incremental Increase, and (D) no more than five (5) Incremental Increases shall be permitted to be requested during the term of this Agreement.

(b) Incremental Lenders. Each notice from the Borrower pursuant to this Section 4.13 shall set forth the requested amount and proposed terms of the relevant Incremental Increase. Incremental Increases may be provided by any existing Lender or by any other Persons (each such Lender or other Person, an “Incremental Lender”); provided that the Administrative Agent and each Issuing Lender shall have consented (not to be unreasonably withheld or delayed) to such Incremental Lender’s providing such Incremental Increases to the extent any such consent would be required under Section 11.9(b) for an assignment of Loans or Commitments, as applicable, to such Incremental Lender. At the time of sending such notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each proposed Incremental Lender is requested to respond, which shall in no event be less than ten (10) Business Days from the date of delivery of such notice to the proposed Incremental Lenders (or such shorter period as agreed to by the Administrative Agent). Each proposed Incremental Lender may elect or decline, in its sole discretion, and shall notify the Administrative Agent within such time period whether it agrees, to provide an Incremental Increase and, if so, whether by an amount equal to, greater than, or less than requested. Any Person not responding within such time period shall be deemed to have declined to provide an Incremental Increase.

(c) Increase Effective Date and Allocations. The Administrative Agent and the Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation of such Incremental Increase (limited in the case of the Incremental Lenders to their own respective allocations thereof). The Administrative Agent shall promptly notify the Borrower and the Incremental Lenders of the final allocation of such Incremental Increases and the Increase Effective Date.

(d) Terms of Incremental Increases. The terms of each Incremental Increase (which shall be set forth in the relevant Incremental Amendment) shall be determined by the Borrower and the applicable Incremental Lenders; provided that:

(i) each such Incremental Increase shall have the same terms, including maturity, Applicable Margin, and Commitment Fees, as the Credit Facility; provided that (x) any upfront fees payable by the Borrower to the Lenders under any Incremental Increases may differ from those payable under the then existing Commitments and (y) the Applicable Margins, Commitment Fees, or interest rate floor applicable to any Incremental Increase may be higher than the Applicable Margins, Commitment Fees, or interest rate floor applicable to the Credit Facility if the Applicable Margins, Commitment Fees, or interest rate floor applicable to the Credit Facility are increased to equal the Applicable Margins, Commitment Fees, and interest rate floor applicable to such Incremental Increase; and

(ii) the outstanding Loans and Commitment Percentages of L/C Obligations will be reallocated by the Administrative Agent on the applicable Increase Effective Date among the Lenders (including the Incremental Lenders providing such Incremental Increase) in accordance with their revised Commitment Percentages (and the Lenders (including the Incremental Lenders providing such Incremental Increase) and the Borrower agree to make all payments and adjustments necessary to effect such reallocation and the Borrower shall pay any and all costs required pursuant to Section 4.9 in connection with such reallocation as if such reallocation were a repayment); and

(iii) each Incremental Increase shall constitute Obligations of the Borrower and will be guaranteed by the Guarantors and secured on a pari passu basis with the other Secured Obligations.

(e) Conditions to Effectiveness of Incremental Increases. Any Incremental Increase shall become effective as of such Increase Effective Date and shall be subject to the following conditions precedent, which, in the case of an Incremental Increase incurred solely to finance a substantially concurrent Acquisition that is a Limited Condition Transaction, shall be subject to Section 1.10:

(i) no Default or Event of Default shall exist on such Increase Effective Date immediately prior to or after giving effect to (A) such Incremental Increase or (B) the making of the Extensions of Credit pursuant thereto to be made on the Increase Effective Date (if any);

(ii) all of the representations and warranties set forth in Article VI shall be true and correct in all material respects (or if qualified by materiality or Material Adverse Effect, in all respects) as of such Increase Effective Date, or if such representation speaks as of an earlier date, as of such earlier date;

(iii) the Administrative Agent shall have received from the Borrower, a Compliance Certificate demonstrating that the Borrower is in compliance with the financial covenants set forth in Section 8.12 based on the financial statements for the most recently completed Reference Period, both immediately before and immediately after giving effect on a pro forma basis to the incurrence of any such Incremental Increase (after taking into account any Loans to be funded on such Increase Effective Date);

(iv) the Credit Parties shall have executed an Incremental Amendment in form and substance reasonably acceptable to the Borrower, the Administrative Agent, and the applicable Incremental Lenders; and

(v) the Administrative Agent shall have received from the Borrower, any customary legal opinions and other documents (including a resolution duly adopted by the board of directors (or equivalent governing body) of each Credit Party authorizing such Incremental Increase), lien search results, incumbency certificates, and certificates of good standing, in each case reasonably requested by Administrative Agent in connection with such Incremental Increase.

(f) Incremental Amendments. Each such Incremental Increase shall be effected pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Credit Parties, the Administrative Agent, and the applicable Incremental Lenders, which Incremental Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the provisions of this Section 4.13.

(g) Use of Proceeds. The proceeds of any Incremental Increase may be used by the Borrower and its Subsidiaries for any use not prohibited by this Agreement.

SECTION 4.14 Cash Collateral. At any time that there shall exist a Defaulting Lender, within one (1) Business Day following the written request of the Administrative Agent or any Issuing Lender (with a copy to the Administrative Agent), the Borrower shall Cash Collateralize the Fronting Exposure of such Issuing Lender with respect to such Defaulting Lender (determined after giving effect to Section 4.15(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(a) Grant of Security Interest. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of each Issuing Lender, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lender’s obligation to fund participations in respect of L/C Obligations, to be applied pursuant to clause (b) below. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and each Issuing Lender as herein provided (other than Section 7.2(d) solely with respect to statutory banker’s Liens), or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(b) Application. Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, Cash Collateral provided under this Section 4.14 or Section 4.15 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of L/C Obligations (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(c) Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce the Fronting Exposure of any Issuing Lender shall no longer be required to be held as Cash Collateral pursuant to this Section 4.14 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender) or (ii) the determination by the Administrative Agent and the Issuing Lenders that there exists excess Cash Collateral; provided that, subject to Section 4.15, the Person providing Cash Collateral and the Issuing Lenders may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations; and provided, further, that to the extent that such Cash Collateral was provided by the Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.

SECTION 4.15 Defaulting Lenders.

(a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver, or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 11.2.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees, or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article IX or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 11.4 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Lenders hereunder; third, to Cash Collateralize the Fronting Exposure of the Issuing Lenders with respect to such Defaulting Lender in accordance with Section 4.14; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan or funded participation in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (A) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans and funded participations under this Agreement and (B) Cash Collateralize the Issuing Lenders’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 4.14; sixth, to the payment of any amounts owing to the Lenders or the Issuing Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender or any Issuing Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (1) such payment is a payment of the principal amount of any Loans or funded participations in Letters of Credit in respect of which such Defaulting Lender has not fully funded its appropriate share, and (2) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 5.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and funded participations in Letters of Credit owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or funded participations in Letters of Credit owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations are held by the Lenders pro rata in accordance with the Commitments under the applicable Revolving Credit Facility without giving effect to Section 4.15(a)(iv). Any payments, prepayments, or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 4.15(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees.

(A) No Defaulting Lender shall be entitled to receive any Commitment Fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B) Each Defaulting Lender shall be entitled to receive Letter of Credit commissions pursuant to Section 3.3 for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Commitment Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 4.14.

(C) With respect to any Letter of Credit commission not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (1) pay to each Non-Defaulting Lender that portion of any such commission otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (2) pay to each applicable Issuing Lender the amount of any such commission otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Lender’s Fronting Exposure to such Defaulting Lender, and (3) not be required to pay the remaining amount of any such commission.

(iv) Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Commitment Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause the aggregate Total Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Commitment. Subject to Section 11.22, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v) Cash Collateral. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under Applicable Law, Cash Collateralize the Issuing Lenders’ Fronting Exposure in accordance with the procedures set forth in Section 4.14.

(b) Defaulting Lender Cure. If the Borrower, the Administrative Agent, and the Issuing Lenders agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), such Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held pro rata by the Lenders in accordance with the Commitments under the Credit Facility (without giving effect to Section 4.15(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

SECTION 4.16 Sustainability Adjustments.

(a) After the Closing Date, the Borrower, in consultation with the Sustainability Coordinators, shall be entitled to establish specified key performance indicators acceptable to the Sustainability Coordinators and the Administrative Agent (“KPI”) with respect to certain environmental, social, and governance (“ESG”) targets of the Borrower and its Subsidiaries. Notwithstanding anything in Section 11.2 to the contrary, the Sustainability Coordinators, the Administrative Agent, and the Borrower may amend this Agreement (such amendment, the “ESG Amendment”) solely for the purpose of incorporating the KPIs and other related provisions (the “ESG Pricing Provisions”) into this Agreement, and any such amendment shall become effective at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders, unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent (who shall promptly notify the Borrower) written notice that such Required Lenders object to such ESG Amendment. In the event that Required Lenders deliver a written notice objecting to any such ESG Amendment, an alternative ESG Amendment may be effectuated with the consent of the Required Lenders, the Borrower, the Administrative Agent, and the Sustainability Coordinators. Upon the effectiveness of any such ESG Amendment, based on the Borrower’s performance against the KPIs, certain adjustments (an increase, a decrease, or no adjustment) to the Commitment Fee Rate and the Applicable Margin will be made; provided that the amount of any such adjustments made pursuant to an ESG Amendment shall not exceed (i) in the case of the Commitment Fee Rate, an increase and/or decrease of 1.00 basis point and (ii) in the case of the Applicable Margin, an increase and/or decrease of 5.00 basis points; provided, further, that in no event shall the Commitment Fee Rate or the Applicable Margin be less than 0%. If KPIs are utilized, the pricing adjustments will require, among other things, reporting and validation of the measurement of the KPIs in a manner that is aligned with the Sustainability Linked Loan Principles in effect at the time of the ESG Amendment and is to be agreed between the Borrower, the Administrative Agent and the Sustainability Coordinators (each acting reasonably). Following the effectiveness of the ESG Amendment, (A) any modification to the ESG Pricing Provisions which has the effect of reducing the Commitment Fee Rate and the Applicable Margin to a level not otherwise permitted by this Section 4.16(a) shall be subject to the consent of all Lenders and (B) any other modification to the ESG Pricing Provisions (other than, for the avoidance of doubt, as provided for in the immediately preceding clause (A)) shall be subject only to the consent of the Required Lenders. Any proposed ESG Amendment shall also identify a sustainability assurance provider, provided that any such sustainability assurance provider shall be a qualified external reviewer, independent of the Borrower and its Subsidiaries, with relevant expertise, such as an auditor, environmental consultant and/or independent ratings agency of recognized national standing.

(b) In connection with any proposed ESG Amendment, the Sustainability Coordinators may (i) assist the Borrower in selecting the KPIs and setting the associated sustainability performance targets, (ii) determine the ESG Pricing Provisions in connection with the ESG Amendment, and (iii) assist the Borrower in preparing informational materials focused on ESG to be used in connection with the ESG Amendment, in each case based upon the information provided by the Borrower with respect to the applicable KPIs selected in accordance with Section 4.16(a); provided that the Sustainability Coordinators (A) shall have no duty to ascertain, inquire into, or otherwise independently verify any such information and (B) shall have no responsibility for (and shall not be liable for) the completeness or accuracy of any such information.

ARTICLE V

CONDITIONS OF CLOSING AND BORROWING

SECTION 5.1 Conditions to Closing and Initial Extensions of Credit. The effectiveness of this Agreement and the other Loan Documents, and the obligation of the Lenders to make the initial Loans or issue or participate in the initial Letters of Credit, if any, are subject to the satisfaction of each of the following conditions:

(a) Executed Loan Documents. This Agreement with all attached Exhibits and Schedules, a Note in favor of each Lender requesting a Note, the Security Agreement, and the Guaranty Agreement shall have been duly authorized, executed, and delivered to the Administrative Agent by the parties thereto and shall be in full force and effect.

(b) Certificates and Legal Opinions. The Administrative Agent shall have received each of the following in form and substance reasonably satisfactory to the Administrative Agent:

(i) Officer’s Certificate. A certificate from a Responsible Officer of the Borrower to the effect that (A) all representations and warranties of the Credit Parties contained in this Agreement and the other Loan Documents are true, correct, and complete in all material respects (except to the extent any such representation and warranty is qualified by materiality or reference to Material Adverse Effect, in which case, such representation and warranty shall be true, correct and complete in all respects); (B) after giving effect to the Transactions, no Default or Event of Default has occurred and is continuing as of the date hereof; (C) since December 31, 2021, no event has occurred or condition arisen, either individually or in the aggregate, that has had, or could reasonably be expected to have, a Material Adverse Effect; and (D) each of the conditions set forth in Section 5.1 and Section 5.2 has been satisfied (with the assumption that, as to any conditions precedent that are subject to the satisfaction of the Administrative Agent or the Lenders, the Administrative Agent and such Lenders are so satisfied).

(ii) Certificate of Secretary of each Credit Party. A certificate of a Secretary or Assistant Secretary of each Credit Party certifying as to the incumbency and genuineness of the signature of each officer of such Credit Party executing Loan Documents to which it is a party and certifying that attached thereto are true, correct, and complete copies of (A) the articles or certificate of incorporation or formation (or equivalent), as applicable, of such Credit Party and all amendments and modifications thereto, certified as of a recent date by the appropriate Governmental Authority in its jurisdiction of incorporation, organization, or formation (or equivalent), as applicable, (B) the bylaws or governing documents of such Credit Party as in effect on the Closing Date, (C) resolutions duly adopted by the board of directors (or other governing body) of such Credit Party authorizing and approving the transactions contemplated hereunder and the execution, delivery, and performance of this Agreement and the other Loan Documents to which it is a party, and (D) Governmental Approvals, if any, required to be obtained by such Credit Party with respect to the Loan Documents to which such Credit Party is a party.

(iii) Certificates of Good Standing. Certificates of good standing for each Credit Party in each state in which each such Person is organized (and as reasonably requested by the Administrative Agent, in each state in which such Person is qualified to do business), which certificates shall be dated as of a recent date.

(iv) Opinions of Counsel. Legal opinions from counsels to the Credit Parties and otherwise in form and substance reasonably acceptable to the Administrative Agent, which opinions shall permit reliance by the successors and permitted assigns of the Administrative Agent and the Lenders.

(c) Personal Property Collateral.

(i) Filings and Recordings. The Administrative Agent shall have received UCC-1 financing statements, in form and substance satisfactory to the Administrative Agent, naming the Credit Parties as debtors and the Administrative Agent as secured party.

(ii) Pledged Collateral. Subject to Section 7.12, the Administrative Agent shall have received (A) original stock certificates or other certificates evidencing the certificated Equity Interests pledged pursuant to the Security Documents, together with an undated transfer power for each such certificate duly executed in blank by the registered owner thereof and (B) subject to any limitations set forth in the Security Agreement, each original promissory note pledged pursuant to the Security Documents together with an undated allonge for each such promissory note duly executed in blank by the holder thereof.

(iii) Lien Search. The Administrative Agent shall have received the results of a Lien search made against the Credit Parties indicating, among other things, that the assets of each such Credit Party are free and clear of any Lien (except for Permitted Liens).

(iv) Property and Liability Insurance. The Administrative Agent shall have received, in each case in form and substance reasonably satisfactory to the Administrative Agent, evidence of property and liability insurance covering each Credit Party (with appropriate endorsements naming the Administrative Agent as lender’s loss payee on all policies for property insurance and as additional insured on all policies for liability insurance).

(v) Intellectual Property. The Administrative Agent shall have received security agreements duly executed by the applicable Credit Parties for all federally registered copyrights, copyright applications, patents, patent applications, trademarks, and trademark applications included in the Collateral, in each case in proper form for filing with the U.S. Patent and Trademark Office or U.S. Copyright Office, as applicable.

(d) Governmental and Third Party Approvals. The Credit Parties shall have received any consents, licenses, and approvals required to be obtained in accordance with Applicable Law, or under any document, agreement, instrument, or arrangement to which the Borrower or any of its Subsidiaries is a party, in connection with each Credit Party’s execution, delivery, and performance of the Loan Documents to which such Credit Party is a party and all such consents, licenses, and approvals shall be in full force and effect.

(e) No Injunction, Etc. No action, suit, investigation, or other proceeding (including the enactment or promulgation of a statute or rule) by or before any arbitrator or any Governmental Authority shall be pending or, to the knowledge of the Borrower, threatened, and no preliminary or permanent injunction or order by a court of competent jurisdiction shall have been entered, (i) in connection with this Agreement, any other Loan Document, or any transaction contemplated hereby or thereby or (ii) which has had, or could reasonably be expected to have, a Material Adverse Effect.

(f) Financial Matters.

(i) Financial Statements. The Administrative Agent shall have received the audited Consolidated balance sheet of the Borrower and its Subsidiaries for the Fiscal Year ended December 31, 2021 and the related audited statements of income and retained earnings and cash flows for the Fiscal Year then ended.

(ii) Solvency Certificate. The Borrower shall have delivered to the Administrative Agent a certificate, in form and substance reasonably satisfactory to the Administrative Agent, and certified as accurate by a Responsible Financial Officer of the Borrower, that after giving effect to the Transactions, the Credit Parties, taken as a whole, are Solvent.

(iii) Payment of Fees. The Borrower shall have paid the fees and expenses required to be paid as of the Closing Date by Sections 4.3 and 11.3(a) or any other provision of a Loan Document; provided that, as to legal expenses, to the extent the Borrower has received an invoice therefor at least two (2) Business Days prior to the Closing Date.

(g) Miscellaneous.

(i) Representations and Warranties. The representations and warranties contained in Article VI and the representations and warranties made by any Credit Party in each other Loan Document shall be true and correct on and as of the Closing Date before and after giving effect to the initial Extensions of Credit and to the application of the proceeds from such Extensions of Credit.

(ii) Notice of Account Designation. The Administrative Agent shall have received a Notice of Account Designation specifying the account or accounts to which the proceeds of any Loans made on or after the Closing Date are to be disbursed.

(iii) Material Adverse Effect. Since December 31, 2021, there shall not have occurred any event or circumstance that has had, or that could reasonably be expected to have, a Material Adverse Effect.

(iv) No Default. No Default shall have occurred and be continuing.

(v) Existing Indebtedness. The Borrower shall have repaid all amounts owed under the Existing Credit Agreement and delivered to the Administrative Agent an executed payoff letter evidencing the termination and payoff on the Closing Date of the Existing Credit Agreement in form and substance reasonably satisfactory to the Administrative Agent.

(vi) PATRIOT Act, etc.

(A) The Administrative Agent and the Lenders shall have received, at least five (5) Business Days prior to the Closing Date, all documentation and other information requested by the Administrative Agent or any Lender or required by regulatory authorities in order for the Administrative Agent and the Lenders to comply with requirements of any Anti-Money Laundering Laws, including the PATRIOT Act and any applicable “know your customer” rules and regulations.

(B) The Borrower shall have delivered to the Administrative Agent, and directly to any Lender requesting the same, a Beneficial Ownership Certification in relation to it (or a certification that the Borrower qualifies for an express exclusion from the “legal entity customer” definition under the Beneficial Ownership Regulations), in each case at least five (5) Business Days prior to the Closing Date.

Without limiting the generality of the provisions of Section 10.3(c) and Section 10.4, for purposes of determining compliance with the conditions specified in this Section 5.1, the Administrative Agent and each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted, or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender, unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

SECTION 5.2 Conditions to All Extensions of Credit. Subject to Section 1.10 solely with respect to any Loans incurred to finance a substantially concurrent Acquisition that is a Limited Condition Transaction, the obligations of the Lenders to make or participate in any Extensions of Credit (including the initial Extension of Credit) and/or any Issuing Lender to issue or extend any Letter of Credit are subject to the satisfaction of the following conditions precedent on the relevant borrowing, issuance, or extension date:

(a) Continuation of Representations and Warranties. The representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct in all material respects, except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which such representation and warranty shall be true and correct in all respects, on and as of such borrowing, issuance, or extension date with the same effect as if made on and as of such date (except for any such representation and warranty that by its terms is made only as of an earlier date, which representation and warranty shall remain true and correct in all material respects as of such earlier date, except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which such representation and warranty shall be true and correct in all respects as of such earlier date).

(b) No Existing Default. At the time of and immediately after giving effect to the making of such Loan or such issuance or extension of a Letter of Credit, as applicable, no Default or Event of Default shall exist.

(c) Senior Notes. At the time of and immediately after giving effect to the making of such Loan and any other transactions occurring immediately prior to or substantially simultaneously with the making of such Loan, neither the Borrower nor any of its Subsidiaries has provided, or is required to provide, a security interest in or Lien on any Property to secure any obligation under any Senior Note Document.

(d) Use of Proceeds. If, at the time of or immediately after giving effect to the making of such Loan, the aggregate Total Credit Exposure is or would be greater than $100,000,000, then the pro forma Consolidated Cash Balance (after giving effect to the making of such Loan and the intended application of the proceeds thereof which the Borrower reasonably in good faith expects to use for a transaction permitted under this Agreement within three (3) Business Days after the receipt of such Loan proceeds) will not exceed the Consolidated Cash Balance in effect immediately prior to the making of such Loan.

(e) Notices. The Administrative Agent shall have received a Notice of Borrowing or Letter of Credit Application, as applicable, from the Borrower in accordance with this Agreement.

(f) New Letters of Credit. So long as any Lender is a Defaulting Lender, the Issuing Lenders shall not be required to issue, extend, renew, or increase any Letter of Credit, unless the applicable Issuing Lender is satisfied that it will have no Fronting Exposure after giving effect thereto.

Each Notice of Borrowing and Letter of Credit Application submitted by the Borrower shall be deemed to be a representation and warranty that the applicable conditions specified in Section 5.2(a), (b), (c), and (d) have been satisfied on and as of the date of the applicable Extension of Credit.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE CREDIT PARTIES

To induce the Administrative Agent and Lenders to enter into this Agreement and to induce the Lenders and Issuing Lenders to make Extensions of Credit, the Credit Parties hereby represent and warrant to the Administrative Agent and the Lenders as follows, which representations shall be deemed made on the Closing Date and as otherwise set forth in Sections 4.13(e) and 5.2(a) or in any other Loan Document:

SECTION 6.1 Organization; Power; Qualification. The Borrower and each of its Subsidiaries (a) is duly and validly organized and existing and in good standing under the laws of its jurisdiction of incorporation or formation and (b) is qualified to do business and is in good standing in all jurisdictions in which such qualifications are necessary, except (i) in the case of clause (a) above, where the failure of any Non-Guarantor Subsidiary to be in existence and (ii) in the case of clause (b) above, where the failure of the Borrower or any Subsidiary to be so qualified or in good standing, has not had and could not reasonably be expected to have, a Material Adverse Effect. As of the Closing Date, the Borrower’s and each Subsidiary’s type of organization and jurisdiction of incorporation or formation are set forth on Schedule 6.1 and each Material Subsidiary of the Borrower in existence as of the Closing Date has been identified on such Schedule.

SECTION 6.2 Authorization; No Breach; Approvals. The execution, delivery, and performance by each Credit Party of each Loan Document to which such Credit Party is a party and the consummation of the transactions contemplated thereby (a) are within such Credit Party’s powers, (b) have been duly authorized by all necessary corporate, limited liability company, partnership, or other organizational action, (c) do not contravene such Credit Party’s Organizational Documents, (d) do not contravene any Applicable Law applicable to or binding upon such Credit Party, the contravention or violation of which has had, or could reasonably be expected to have, a Material Adverse Effect, (e) do not and will not result in the breach of, or constitute a default under, any material agreement or instrument by which such Credit Party or any of its Property is bound, (f) do not and will not result in the creation of any Lien upon any Property of such Credit Party, except any Permitted Liens, and (g) do not require any authorization or approval or other action by, or any notice or filing with, any Governmental Authority, except those relating to performance as would ordinarily be done in the ordinary course of business after the Closing Date and the filing of UCC financing statements in favor of the Administrative Agent and other perfection actions contemplated by the Security Documents. At the time of each Loan, such Loan and the use of the proceeds of such Loan (i) are within the Borrower’s corporate powers, (ii) have been duly authorized by all necessary corporate action, (iii) do not contravene the Borrower’s certificate of incorporation or bylaws, (iv) do not contravene any Applicable Law applicable to or binding upon the Borrower, the contravention of which has had, or could reasonably be expected to have, a Material Adverse Effect, (v) do not result in a breach of, or constitute a default under, any material agreement or instrument by which the Borrower or any of its Properties is bound, (vi) will not result in or require the creation or imposition of any Lien upon any Property of the Borrower prohibited by this Agreement, and (vii) do not require any authorization or approval or other action by, or any notice or filing (other than routine Tax filings) with, any Governmental Authority, other than the filing of UCC financing statements in favor of the Administrative Agent and other perfection actions contemplated by the Security Documents.

SECTION 6.3 Enforceability. The Loan Documents have each been duly executed and delivered by each Credit Party that is a party thereto, and each Loan Document constitutes the legal, valid, and binding obligation of each Credit Party that is a party thereto enforceable against such Credit Party in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws at the time in effect affecting the rights of creditors generally and by general principles of equity whether applied by a court of law or equity.

SECTION 6.4 Financial Condition.

(a) The Borrower has delivered to the Administrative Agent the audited financial statements for the Borrower and its Subsidiaries dated as of December 31, 2021 for the Fiscal Year ended as of such date. The financial statements referred to in the preceding sentence have been prepared in accordance with GAAP and present fairly in all material respects the consolidated financial condition of the aforementioned Persons as of the respective dates thereof. As of the date of the aforementioned financial statements, there were no material contingent obligations, material liabilities for Taxes, material unusual forward or long-term commitments, or material unrealized or anticipated losses of the applicable Persons, except as disclosed therein and adequate reserves for such items have been made in accordance with GAAP.

(b) Since December 31, 2021, no event or condition has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect.

SECTION 6.5 Fiscal Year. The Fiscal Year of the Borrower ends on December 31.

SECTION 6.6 True and Complete Disclosure. None of the written factual information (whether delivered before or after the date of this Agreement) prepared by or on behalf of the Borrower or any Subsidiary and furnished to the Administrative Agent, the Arrangers, or the Lenders for purposes of or in connection with this Agreement, any other Loan Document, or any transaction contemplated hereby or thereby (other than projections, estimates, and budgets) contain, as of the date such information was furnished (or, if such information expressly related to a specific date, as of such specific date), any material misstatement of fact or omit to state, as of the date such information was furnished (or, if such information expressly related to a specific date, as of such specific date), any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. There is no fact known to any Responsible Officer of the Borrower or any Subsidiary on the date of this Agreement that has not been disclosed to the Administrative Agent that has had, or could reasonably be expected to have, a Material Adverse Effect. All projections, estimates, budgets, and pro forma financial information furnished by the Borrower or any Subsidiary (or on behalf of such Persons) to the Administrative Agent, the Arrangers, or the Lenders for purposes of or in connection with this Agreement, any other Loan Document, or any transaction contemplated hereby or thereby (whether delivered before or after the date of this Agreement), were or will be prepared on the basis of assumptions believed to be reasonable at the time such projections, estimates, and pro forma financial information were furnished; provided, however, that such projections are or will be based only on management’s reasonable belief at the time that such projections were prepared and in no case shall any of such projections be considered to be representations or assurances with respect to future performance. As of the Closing Date, all of the information included in the Beneficial Ownership Certification is true and correct.

SECTION 6.7 Litigation. As of the Closing Date, there are no actions, suits, or proceedings by or before any Governmental Authority pending or, to the knowledge of any Responsible Officer of the Borrower, threatened against the Borrower or any Subsidiary, at law, in equity, or in admiralty, which has had, or could reasonably be expected to have, a Material Adverse Effect. Additionally, there is no pending or, to the knowledge of any Responsible Officer of the Borrower, threatened action or proceeding instituted against the Borrower or any Subsidiary which seeks to adjudicate the Borrower or any Subsidiary as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any Debtor Relief Law, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its Property. Neither the Borrower nor any of its Subsidiaries is in default with respect to any judgment, order, or decree of any Governmental Authority where such default has had, or could reasonably be expected to have, a Material Adverse Effect.

SECTION 6.8 Compliance with Agreements.

(a) Neither the Borrower nor any of its Subsidiaries is in default under any contract, agreement, lease, or instrument to which the Borrower or such Subsidiary is a party which default has had, or could reasonably be expected to have, a Material Adverse Effect.

(b) No Default has occurred and is continuing.

SECTION 6.9 Pension Plans. Except for matters that have not had, and could not reasonably be expected to have, a Material Adverse Effect, (a) all Plans are in compliance with all applicable provisions of ERISA, (b) no Termination Event has occurred with respect to any Plan that would result in an Event of Default under Section 9.1(h), and each Plan has complied with and been administered in accordance with applicable provisions of ERISA and the Code, (c) with respect to all Plans, no “accumulated funding deficiency” (as defined in Section 302 of ERISA) has occurred, and for plan years after December 31, 2007, no unpaid minimum required contribution exists, and there has been no excise tax imposed under Section 4971 of the Code, (d) no Reportable Event has occurred with respect to any Multiemployer Plan, and each Multiemployer Plan has complied with and been administered in accordance with applicable provisions of ERISA and the Code, (e) the present value of all benefits vested under each Plan (based on the assumptions used to fund such Plan) did not, as of the last annual valuation date applicable thereto, exceed the value of the assets of such Plan allocable to such vested benefits, (f) neither any Credit Party nor any member of the Controlled Group has had a complete or partial withdrawal from any Multiemployer Plan for which there is any unsatisfied withdrawal liability, and (g) as of the most recent valuation date applicable thereto, neither any Credit Party nor any member of the Controlled Group would become subject to any liability under ERISA if any Credit Party or any member of the Controlled Group has received notice that any Multiemployer Plan is insolvent or in reorganization. Based upon GAAP existing as of the date of this Agreement and current factual circumstances, the Borrower has no reason to believe that the annual cost during the term of this Agreement to the Borrower or any Subsidiary for post-retirement benefits to be provided to the current and former employees of the Borrower or any Subsidiary under Plans that are welfare benefit plans (as defined in Section 3(1) of ERISA) has had, or could, in the aggregate, reasonably be expected to have, a Material Adverse Effect.

SECTION 6.10 Environmental Condition.

(a) Except to the extent that such matter has not had, and could not reasonably be expected to have, a Material Adverse Effect, the Borrower and each Subsidiary (i) has obtained all Environmental Permits necessary for the ownership and operation of its Properties and the conduct of its businesses, (ii) has at all times been and is in compliance with all terms and conditions of such Environmental Permits and with all other requirements of applicable Environmental Laws, (iii) has not received written notice of any violation or alleged violation of any Environmental Law or Environmental Permit, and (iv) is not subject to any actual or contingent Environmental Claim.

(b) To the actual knowledge of the Borrower, none of the present or previously owned or operated Property of the Borrower or of any Subsidiary thereof, wherever located, (i) has been placed on or proposed to be placed on the National Priorities List, the Comprehensive Environmental Response Compensation Liability Information System list, or their state or local analogs, or have been otherwise investigated, designated, listed, or identified as a potential site for removal, remediation, cleanup, closure, restoration, reclamation, or other response activity under any Environmental Laws that has had, or could reasonably be expected to have, a Material Adverse Effect, (ii) is subject to a Lien, arising under or in connection with any Environmental Laws, that attaches to any revenues or to any Property owned or operated by any Credit Party, wherever located, which has had, or could reasonably be expected to have, a Material Adverse Effect, or (iii) has been the site of any release of Hazardous Substances from present or past operations which has caused at the site or at any third-party site any condition that has resulted in or could reasonably be expected to result in the need for Response that has had, or could have, a Material Adverse Effect.

(c) Without limiting the foregoing, (i) all necessary notices have been properly filed, and no further action is required under current applicable Environmental Law as to each Response or other restoration or remedial project undertaken by the Borrower, any of its Subsidiaries or any of the Borrower’s or such Subsidiary’s former Subsidiaries on any of their presently or formerly owned or operated Property except to the extent such non-filing or inaction has not had, and could not reasonably be excepted to have, a Material Adverse Effect and (ii) the present and, to the Borrower’s best knowledge, future liability, if any, of the Borrower or of any Subsidiary which has arisen or could reasonably be expected to arise in connection with requirements under Environmental Laws has not had, and could not reasonably be expected to have, a Material Adverse Effect.

SECTION 6.11 Ownership. As of the Closing Date, (a) the Borrower has no Subsidiaries other than those listed on Schedule 6.11 and dormant or inactive Foreign Subsidiaries, (b) the Borrower has no Material Subsidiaries other than those designated as such on Schedule 6.11, (c) there are no CFC Holdcos other than those designated as such on Schedule 6.11, and (d) Schedule 6.11 sets forth a true and correct list of all the issued and outstanding Equity Interests held directly by each Credit Party, including Equity Interests that represent 50% or less of the Equity Interests of the applicable issuer. All outstanding Equity Interests held by any Credit Party have been duly authorized and validly issued and, to the extent applicable, are fully paid and nonassessable and not subject to any preemptive or similar rights, except as described in Schedule 6.11. As of the Closing Date, there are no outstanding stock purchase warrants, subscriptions, options, securities, instruments, or other rights of any type or nature whatsoever, which are convertible into, exchangeable for or otherwise provide for or require the issuance of Equity Interests of any Subsidiary Guarantor or any direct Subsidiary of the Borrower or any Subsidiary Guarantor, except as described on Schedule 6.11.

SECTION 6.12 Investment Company Act. Neither the Borrower nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act.

SECTION 6.13 Taxes. Proper and accurate federal, state, local, and foreign Tax returns, reports, and statements required to have been filed (after giving effect to any extension granted in the time for filing) with a Governmental Authority by the Borrower and each Subsidiary or any member of the affiliated group as determined under Section 1504 of the Code that files consolidated returns with the Borrower (hereafter collectively called the “Tax Group”) have been filed with the appropriate Governmental Authorities, and all Taxes due and payable by the Borrower or any other member of the Tax Group have been timely paid prior to the date on which any fine, penalty, interest, late charge, or loss may be added thereto for non-payment thereof except where contested in good faith and by appropriate proceeding and where the failure to have filed such Tax returns or paid such Taxes has not had, and could not reasonably be expected to have, a Material Adverse Effect. Proper and accurate amounts have been withheld by the Borrower and all other members of the Tax Group from their employees for all periods of employment by the Borrower or such members to comply in all material respects with the Tax, social security, and unemployment withholding provisions of federal, state, local, and foreign Applicable Law applicable to the Borrower or such member except to the extent the failure to so withhold has not had, and could not reasonably be expected to have, a Material Adverse Effect.

SECTION 6.14 Permits, Licenses, Etc.; Compliance with Laws. Each of the Borrower and its Subsidiaries possesses all permits, licenses, patents, patent rights or licenses, trademarks, trademark rights, trade names rights, and copyrights, which are material to the conduct of its business. Each of the Borrower and its Subsidiaries manages and operates its business in accordance with all Applicable Laws, except where the failure to so manage or operate has not had, and could not reasonably be expected to have, a Material Adverse Effect; provided that this Section 6.14 does not apply with respect to Environmental Permits.

SECTION 6.15 Use of Proceeds. The proceeds of the Loans will be used by the Borrower for the purposes described in Section 8.8. Neither the Borrower nor any Subsidiary is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the FRB). No proceeds of any Extension of Credit will be used to purchase or carry any margin stock in violation of Regulation T, U, or X of the FRB.

SECTION 6.16 Property. Each of the Borrower and its Subsidiaries has good title to, or a valid leasehold interest in, all of its real and personal property material to the conduct of its business, except where the failure to have such title or leasehold interest in such Property has not had, and could not reasonably be expected to have, a Material Adverse Effect, and all such Property is subject to no Liens other than Permitted Liens.

SECTION 6.17 Insurance. Each of the Borrower and its Subsidiaries carries insurance as required under Section 7.3.

SECTION 6.18 Anti-Corruption Laws; Anti-Money Laundering Laws and Sanctions.

(a) None of (i) the Borrower, any Subsidiary or, to the knowledge of the Borrower or such Subsidiary, any of their respective directors, officers, employees, or Affiliates, or (ii) to the knowledge of the Borrower, any agent or representative of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the Credit Facility, (A) is a Sanctioned Person or currently the subject or target of any Sanctions, (B) has its assets located in a Sanctioned Country in violation of Sanctions, (C) is under administrative, civil, or criminal investigation for an alleged violation of, or received notice from or made a voluntary disclosure to any Governmental Authority regarding a possible violation of, Anti-Corruption Laws, Anti-Money Laundering Laws, or Sanctions by a Governmental Authority that enforces Sanctions or any Anti-Corruption Laws or Anti-Money Laundering Laws other than immaterial violations or possible violations, if any, disclosed to the Administrative Agent in writing prior to the date hereof, or (D) directly or indirectly derives revenues from investments in, or transactions with, Sanctioned Persons in violation of Sanctions.

(b) Each of the Borrower and its Subsidiaries has instituted and maintains in effect policies and procedures intended to ensure continued compliance, in all material respects, by the Borrower and its Subsidiaries and their respective directors, officers, employees, agents, and Affiliates with all Anti-Corruption Laws, Anti-Money Laundering Laws, and applicable Sanctions.

(c) Each of the Borrower and its Subsidiaries, and to the knowledge of the Borrower, director, officer, employee, agent, and Affiliate of Borrower and each such Subsidiary, is in compliance with all Anti-Corruption Laws and Anti-Money Laundering Laws, in all material respects, and applicable Sanctions.

(d) No proceeds of any Extension of Credit have been used, directly or indirectly, by the Borrower, any of its Subsidiaries, or, to the Borrower’s knowledge after due care and inquiry, any of its or their respective directors, officers, employees, and agents in violation of Section 8.8(b).

SECTION 6.19 Affected Financial Institution; Covered Party. Neither the Borrower nor any Subsidiary thereof is an Affected Financial Institution or a Covered Party.

SECTION 6.20 Employee Relations. As of the Closing Date, neither the Borrower nor any Subsidiary thereof is party to any collective bargaining agreement, nor has any labor union been recognized as the representative of its employees except as set forth on Schedule 6.20. The Borrower knows of no pending, threatened, or contemplated strikes, work stoppage, or other collective labor disputes involving its employees or those of its Subsidiaries that has had, or could reasonably be expected to have, a Material Adverse Effect.

SECTION 6.21 Solvency. The Credit Parties, on a Consolidated basis, are Solvent.

SECTION 6.22 Senior Indebtedness Status. The Obligations of each Credit Party under this Agreement and each of the other Loan Documents ranks, to the extent of the value of the Collateral, senior in priority to all senior unsecured Indebtedness of each such Person and, to the extent applicable, is designated as “Senior Indebtedness” (or any other similar term) under all instruments and documents, now or in the future, relating to all senior unsecured Indebtedness of such Person.

ARTICLE VII

AFFIRMATIVE COVENANTS

Until all of the Obligations (other than contingent reimbursement and indemnification obligations not then due) have been paid and satisfied in full in cash, all Letters of Credit have been terminated or expired (or been Cash Collateralized in accordance with this Agreement), and the Commitments terminated:

SECTION 7.1 Organization. The Borrower shall, and shall cause each of its Subsidiaries to, preserve and maintain (a) its partnership, limited liability company, or corporate existence, or equivalent form, and (b) the rights, licenses, permits, franchises, and privileges material to the conduct of its business, except where the failure to so preserve and maintain the existence or form of any Non-Guarantor Subsidiary or such rights, licenses, permits, franchises, or privileges has not had, and could not reasonably be expected to have, a Material Adverse Effect; provided, however, that nothing herein contained shall prevent any transaction permitted by Section 8.4.

SECTION 7.2 Reporting.

(a) Annual Financial Statements. The Borrower shall provide, or shall cause to be provided, to the Administrative Agent, as soon as available, but in any event within the later of ninety (90) days after the end of each Fiscal Year of the Borrower and five (5) days after the time period required by the SEC (commencing with the Fiscal Year ending December 31, 2022), the Annual Financial Statements for such Fiscal Year, which shall not be subject to any “going concern” (other than solely with respect to, or resulting solely from, (1) an upcoming maturity date for any Indebtedness occurring within one year from the time such opinion is delivered or (2) any potential inability to satisfy any financial covenant in this Agreement on a future date) or like qualification or exception or any qualification or exception as to the scope of such audit or with respect to accounting principles followed by the Borrower or any of its Subsidiaries not in accordance with GAAP.

(b) Quarterly Financial Statements. The Borrower shall provide, or shall cause to be provided, to the Administrative Agent, as soon as available, but in any event within the later of forty-five (45) days after the end of each fiscal quarter of the Borrower and five (5) days after the time period required by the SEC (commencing with the fiscal quarter ending March 31, 2022), the Quarterly Financial Statements as at the end of such fiscal quarter.

(c) Compliance Certificate. Concurrently with the delivery of the financial statements referred to in Section 7.2(a) and (b), the Borrower shall provide to the Administrative Agent a duly completed Compliance Certificate that, among other things, (i) states that no Default or Event of Default is continuing as of the date of delivery of such Compliance Certificate or, if a Default or Event of Default is continuing, states the nature thereof and the action that the Borrower proposes to take with respect thereto and (ii) demonstrates compliance with the financial covenants set forth in Section 8.12 as of the last day of the applicable Reference Period ending on the last day of the Reference Period covered by such financial statements, together with (y) a schedule containing a list of all Material Subsidiaries (other than CFCs and CFC Holdcos), which identifies all Material Subsidiaries (other than CFCs and CFC Holdcos) not included in the Compliance Certificate delivered for the immediately prior fiscal quarter or Fiscal Year end, as applicable and (z) a schedule containing all new Intellectual Property Collateral (as defined in the Security Agreement) filed with the USPTO (as defined in the Security Agreement) or the U.S. Copyright Office (as defined in the Security Agreement) not included in any Compliance Certificate delivered for any prior fiscal quarter or Fiscal Year end.

(d) [Reserved].

(e) Notice of Defaults. The Borrower shall provide to the Administrative Agent, promptly, but in any event within five (5) Business Days, after a Responsible Officer of the Borrower or any Subsidiary thereof obtains knowledge of the occurrence of any Default or Event of Default, a notice of such Default or Event of Default, setting forth the details of such Default or Event of Default and the actions which the Borrower has taken and proposes to take with respect thereto.

(f) Other Creditors. The Borrower shall, and shall cause each of its Subsidiaries to, provide to the Administrative Agent promptly after the giving or receipt thereof, copies of any default notices given or received by the Borrower or by any of its Subsidiaries pursuant to the terms of any indenture, loan agreement, credit agreement, or similar agreement evidencing or relating to Indebtedness in a principal amount equal to or greater than $25,000,000.

(g) Material Adverse Effects. The Borrower shall, and shall cause each of its Subsidiaries to, provide to the Administrative Agent prompt written notice of:

(i) the occurrence or existence of a Material Adverse Effect along with details of the condition or event that resulted in such Material Adverse Effect and any action taken or proposed to be taken with respect thereto; and

(ii) the filing or commencement of any action, suit or proceeding, whether at law or in equity, by or before any court or any Governmental Authority involving claims which have caused or had, or could reasonably be expected to cause or have, a Default or a Material Adverse Effect.

(h) Notice of Certain Specific Matters.

(i) The Borrower shall promptly after any Responsible Officer of the Borrower shall become aware of the same, provide to the Administrative Agent written notice of:

(A) the issuance by any court or Governmental Authority of any injunction, order, or other restraint prohibiting, or having the effect of prohibiting, the performance of this Agreement, any other Loan Document, or the making of any Extension of Credit or the initiation of any litigation, or any claim or controversy which would reasonably be expected to result in the initiation of any litigation, seeking any such injunction, order, or other restraint;

(B) any attachment, judgment, lien, levy, or order exceeding $25,000,000 that could reasonably be expected to be assessed against the Borrower or any Subsidiary thereof; and

(C) the PBGC’s intent to terminate any Plan, the imposition or amount of withdrawal liability from a Multiemployer Plan sponsor pursuant to Section 4202 of ERISA, and any Credit Party or any member of the Controlled Group filing or intending to file a notice of intent to terminate any Plan under a distress termination within the meaning of Section 4041(c) of ERISA.

Each notice pursuant to this clause (h) shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto.

(ii) The Borrower shall provide the Administrative Agent with written notice of any change to the name of the Borrower or any other Credit Party, which such written notice shall include the new name of such Person, within ten (10) Business Days after such name change (or such longer period of time as the Administrative Agent may agree in its sole discretion).

(iii) If either (A) the Borrower has voluntarily redeemed, repurchased, or otherwise retired all of the 2024 Senior Notes prior to the Springing Maturity Date or (B) on the Springing Maturity Date, Liquidity is greater than or equal to $175,000,000, then on or prior to the Springing Maturity Date, as applicable (or such later date as agreed to by the Administrative Agent in its sole discretion), the Borrower shall provide to the Administrative Agent written notice of such occurrence, together with evidence of such occurrence in form and substance reasonably satisfactory to the Administrative Agent.

(i) Other Public Information. The Borrower shall provide to the Administrative Agent, promptly upon their becoming publicly available, each financial statement, report, notice, or definitive proxy statements sent by the Borrower to shareholders generally and each regular or periodic report and each registration statement, prospectus, or written communication (other than (i) transmittal letters, (ii) registrations on Form S-8 under the Securities Act, (iii) registrations of equity securities pursuant to Rule 415 under the Securities Act, which do not involve an underwritten public offering, (iv) reports on Form 11-K or pursuant to Section 16(a) under the Exchange Act, and (v) comment letters from the staff of the SEC’s Division of Corporation Finance in connection with periodic reviews of filings under the Exchange Act) in respect thereof filed by the Borrower with, or received by the Borrower in connection therewith from, any securities exchange or the SEC.

(j) Notices of Investigation. Notwithstanding the requirement in clause (h) above, the Borrower shall promptly, and in any event within five (5) Business Days after receipt thereof by the Borrower or any Subsidiary thereof, provide to the Administrative Agent copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of the Borrower or any Subsidiary thereof.

(k) Senior Notes. On or before (but no earlier than five (5) Business Days before) the date the Borrower issues any Senior Notes, the Borrower shall provide to the Administrative Agent a compliance certificate in form and substance reasonably satisfactory to the Administrative Agent certified by a Responsible Financial Officer of the Borrower, demonstrating that the Borrower is in compliance, on a pro forma basis after giving effect to such issuance and the use of proceeds thereof, with the financial covenants contained in Section 8.12 recomputed as of the last day of the most recently ended fiscal quarter of the Borrower for which financial statements are available but giving pro forma effect to such issuance and the use of proceeds thereof as if such issuance occurred on the last day of such fiscal quarter.

(l) Other Information. Subject to the confidentiality provisions of Section 11.10 and promptly upon the request thereof, the Borrower shall provide to the Administrative Agent (a) such other information and documentation required under applicable “know your customer” rules and regulations, the Beneficial Ownership Regulation, the PATRIOT Act, or any applicable Anti-Money Laundering Laws or Anti-Corruption Laws and (b) such other information relating to the condition (financial or otherwise), operations, prospects, or business of the Borrower or any of its Subsidiaries, in each case as any Lender or Issuing Lender through the Administrative Agent may reasonably request.

Documents required to be delivered pursuant to Section 7.2(a) or (b) or Section 7.2(i) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet, in each case accessible by the Administrative Agent free of charge; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access free of charge (whether a commercial, third-party website or whether sponsored by the Administrative Agent). Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide copies of the Compliance Certificates required by Section 7.2 to the Administrative Agent in accordance with the procedures set forth in Section 11.1. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent or its Affiliates will make available to the Lenders and the Issuing Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on the Platform and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, means that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers, the Issuing Lenders, and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.10); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

SECTION 7.3 Insurance. The Borrower shall, and shall cause each of its Subsidiaries to, carry and maintain insurance with financially sound and reputable insurance companies against at least such risks and in at least such amounts as are customarily maintained by similar businesses and as may be required by Applicable Law. All such insurance shall, (a) to the extent agreed by such insurance company after the Borrower’s use of commercially reasonable efforts, provide that no cancellation thereof shall be effective until at least thirty (30) days after receipt by the Administrative Agent of written notice thereof (except as a result of non-payment of premium in which case only ten (10) days’ prior written notice shall be required), (b) in the case of liability insurance, where customary for secured financings, name the Administrative Agent as an additional insured party thereunder, and (c) in the case of each property insurance policy relating to the Collateral, name the Administrative Agent as lender’s loss payee. On or prior to the Closing Date and from time to time thereafter, the Borrower shall deliver to the Administrative Agent promptly after its request information in reasonable detail as to the insurance then in effect, stating the names of the insurance companies, the amounts of the insurance, the dates of the expiration thereof, and the properties and risks covered thereby.

SECTION 7.4 Compliance with Laws. The Borrower shall, and shall cause each of its Subsidiaries to, comply with all Applicable Laws (including Environmental Laws, the PATRIOT Act, and ERISA) which are applicable to it or its Property and maintain all related permits and other Governmental Approvals necessary for the ownership and operation of its Property and business, except in any case where the failure to so comply or the failure to so maintain has not had, and could not reasonably be expected to have, a Material Adverse Effect.

SECTION 7.5 Payment of Tax Obligations; Senior Indebtedness. The Borrower shall, and shall cause each of its Subsidiaries to, pay and discharge the Tax liabilities and other governmental obligations of the Borrower and its Subsidiaries prior to the date on which the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested diligently in good faith by appropriate proceedings and the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (b) the failure to make such payment has not had, and could not reasonably be expected to have, a Material Adverse Effect. The Obligations of each Credit Party under this Agreement and each of the other Loan Documents shall, to the extent of the value of the Collateral, continue to rank senior in priority to all senior unsecured Indebtedness of each such Person and, to the extent applicable, shall be designated as “Senior Indebtedness” (or any other similar term) under all instruments and documents, now or in the future, relating to senior unsecured Indebtedness of such Person.

SECTION 7.6 Additional Guarantors and Collateral.

(a) Additional Domestic Subsidiaries.

(i) Subject to Section 7.6(c), the Borrower shall notify the Administrative Agent of the creation, acquisition (including by division), or existence of a Person that is a Material Subsidiary (other than a CFC or a CFC Holdco) in each Compliance Certificate delivered in accordance with Section 7.2(c) and, within thirty (30) days after the earlier of the date of such notification and the date such notification is required to be delivered, as such time period may be extended by the Administrative Agent in its sole discretion, cause such Material Subsidiary (other than a CFC or a CFC Holdco) to (A) become a Guarantor by delivering to the Administrative Agent a duly executed joinder supplement to the Guaranty Agreement in form and substance reasonably satisfactory to the Administrative Agent, (B) grant a security interest in all Collateral owned by such Material Subsidiary by delivering to the Administrative Agent a duly executed joinder supplement to the Security Agreement and such other Security Documents (or joinder supplements thereto) as the Administrative Agent shall deem reasonably appropriate for such purpose and as may be necessary to comply with the terms of the Loan Documents, in each case in form and substance reasonably satisfactory to the Administrative Agent, and (C) deliver to the Administrative Agent:

(1) a secretary’s certificate from such Material Subsidiary, in form and substance reasonably satisfactory to the Administrative Agent, certifying as to (I) the incumbency of the officers of such Material Subsidiary executing any Loan Document, (II) authorizing resolutions with respect to the transactions contemplated by the Loan Documents to which such Material Subsidiary is a party, (III) the Organizational Documents of such Material Subsidiary, (IV) Governmental Approvals, if any, required to be obtained by such Material Subsidiary with respect to the Loan Documents to which such Material Subsidiary is a party, and (V) a certificate of good standing in such Subsidiary’s state of organization dated as of a recent date;

(2) promptly after any request, to the extent not already provided to the Administrative Agent, all documentation and other information requested by the Administrative Agent or any Lender in order for the Administrative Agent and the Lenders to comply with requirements of applicable “know your customer” rules and regulations, the Beneficial Ownership Regulation, the PATRIOT Act, and any applicable Anti-Money Laundering Laws or Anti-Corruption Laws;

(3) only if requested by the Administrative Agent, an opinion of counsel to such Material Subsidiary in form and substance reasonably acceptable to the Administrative Agent related to such Material Subsidiary, but in no event more expansive in scope than the opinion of counsel given with respect to the Borrower or any other Credit Party on the Closing Date;

(4) a UCC financing statement in form and substance reasonably satisfactory to the Administrative Agent;

(5) if the Equity Interests of such Material Subsidiary are certificated and the holder of any such Equity Interests is a Guarantor, such original certificated Equity Interests or other certificates and stock or other transfer powers evidencing the Equity Interests of such Material Subsidiary held by such Guarantor, in each case in form and substance reasonably satisfactory to the Administrative Agent; and

(6) (I) any Control Agreements (as defined in the Security Agreement) required to be delivered under the Security Agreement with respect to any Pledged Interests or Pledged Shares (each as defined in the Security Agreement) and (II) intellectual property security agreements, reasonably requested by the Administrative Agent and in form and substance reasonably satisfactory to the Administrative Agent, with respect to any registered Intellectual Property Collateral (as defined in the Security Agreement) of such Material Subsidiary.

(ii) The Borrower shall notify the Administrative Agent within thirty (30) days after any Person becomes a direct Domestic Subsidiary (that is not a CFC Holdco) of a Credit Party (or such later date as the Administrative Agent may agree to in its sole discretion), and, promptly thereafter (and, in any event, within thirty (30) days after such notification, as such time period may be extended by the Administrative Agent in its sole discretion), cause the applicable Credit Party to deliver to the Administrative Agent a duly executed joinder supplement to the Security Agreement pledging, or, at the request of the Administrative Agent, evidencing and reaffirming an existing pledge of, one hundred percent (100%) of the Equity Interests of any such new Domestic Subsidiary held by such Credit Party and a consent thereto executed by such new Domestic Subsidiary (and deliver, if applicable, original certificated Equity Interests (or the equivalent thereof pursuant to the Applicable Laws and practices of any relevant foreign jurisdiction) evidencing the Equity Interests of such new Domestic Subsidiary held by such Credit Party, together with an appropriate undated stock or other transfer power for each certificate duly executed in blank by the registered owner thereof), in each case in form and substance satisfactory to the Administrative Agent.

(b) Additional First Tier Foreign Subsidiaries and CFC Holdcos. The Borrower shall notify the Administrative Agent within thirty (30) days after any Person becomes a First Tier Foreign Subsidiary or a CFC Holdco that is a direct Subsidiary of a Credit Party (or such later date as the Administrative Agent may agree to in its sole discretion), and, promptly thereafter (and, in any event, within thirty (30) days after such notification, as such time period may be extended by the Administrative Agent in its sole discretion), cause the applicable Credit Party to deliver to the Administrative Agent a duly executed joinder supplement to the Security Agreement pledging, or, at the request of the Administrative Agent, evidencing and reaffirming an existing pledge of, (i) sixty-five percent (65%) of the total outstanding voting Equity Interests (and one hundred percent (100%) of the non-voting Equity Interests) held by such Credit Party of any such new First Tier Foreign Subsidiary that is a CFC or any such new CFC Holdco and (ii) one hundred percent (100%) of the Equity Interests held by such Credit Party of any such new First Tier Foreign Subsidiary that is not a CFC or CFC Holdco, and a consent thereto executed by such new First Tier Foreign Subsidiary or CFC Holdco, as applicable (and deliver, if applicable, original certificated Equity Interests (or the equivalent thereof pursuant to the Applicable Laws and practices of any relevant foreign jurisdiction) evidencing the pledged Equity Interests of such new First Tier Foreign Subsidiary or CFC Holdco, as applicable, together with an appropriate undated stock or other transfer power for each pledged certificate duly executed in blank by the registered owner thereof), in each case in form and substance satisfactory to the Administrative Agent; provided that the Credit Parties in the aggregate shall not be required to pledge (or reaffirm the pledge of) or provide a stock or other transfer power for more than 65% of the outstanding voting Equity Interests of any CFC or CFC Holdco.

(c) Senior Note Obligors. Notwithstanding anything in Section 7.6(a) to the contrary, if any Subsidiary grants Liens to secure or Guarantees any obligation, or becomes the issuer or otherwise becomes liable, with respect to any Senior Notes, then substantially concurrently with or prior to such Subsidiary granting such Liens or guaranteeing any obligation, or becoming the issuer or otherwise becoming liable, with respect to such Senior Notes, the Borrower shall cause such Subsidiary to become a Subsidiary Guarantor and otherwise comply with the requirements of Section 7.6(a) applicable to Material Subsidiaries.

(d) Additional Collateral. The Borrower shall, and shall cause each other Credit Party to, comply with the requirements set forth in the Security Documents with respect to any Property constituting Collateral thereunder.

SECTION 7.7 Records; Inspection. The Borrower shall, and shall cause each of its Subsidiaries to, maintain books of record and account which permit financial statements to be prepared in accordance with GAAP and Applicable Law. From time to time upon reasonable prior notice and at the sole expense of the Borrower, but, unless an Event of Default then exists, no more than one such examination, visit, and inspection in any calendar year shall be at the expense of the Borrower, the Borrower shall, and shall cause each of its Subsidiaries to, permit the Administrative Agent or any Lender (or any of their respective representatives), at such reasonable times and intervals and to a reasonable extent and under the reasonable guidance of officers of or employees delegated by officers of the Borrower or such Subsidiary, to, subject to any applicable confidentiality and attorney work product considerations, examine and copy the books and records of the Borrower or such Subsidiary (other than classified governmental material), to visit and inspect the Property of the Borrower or such Subsidiary, and to discuss the business operations and Property of the Borrower or such Subsidiary with the officers thereof.

SECTION 7.8 Maintenance of Property. The Borrower shall, and shall cause each of its Subsidiaries to, maintain its Property in good condition and repair, normal wear and tear excepted, except to the extent that the failure to do so could not reasonably be expected to cause a Material Adverse Effect.

SECTION 7.9 Environmental Laws. In addition to and without limiting the generality of Section 7.4, the Borrower shall, and shall cause each of its Subsidiaries to, except as would not, individually or in the aggregate, have, or be reasonably be expected to have, a Material Adverse Effect, (a) comply with, and ensure such compliance by all tenants and subtenants with all applicable Environmental Laws and obtain and comply with and maintain, and ensure that all tenants and subtenants, if any, obtain and comply with and maintain, any and all Environmental Permits and (b) conduct and complete all investigations, studies, sampling, and testing, and all remedial, removal, and other actions required under Environmental Laws, and promptly comply with all lawful orders and directives of any Governmental Authority regarding Environmental Laws.

SECTION 7.10 Compliance with Anti-Corruption Laws; Beneficial Ownership Regulation, Anti-Money Laundering Laws, and Sanctions. The Borrower shall, and shall cause each of its Subsidiaries to, (a) maintain in effect policies and procedures intended to ensure continued compliance, in all material respects, by the Borrower and its Subsidiaries and their respective directors, officers, employees, agents, and Affiliates with all Anti-Corruption Laws, Anti-Money Laundering Laws, and applicable Sanctions, (b) notify the Administrative Agent and each Lender that previously received a Beneficial Ownership Certification (or a certification that the Borrower qualifies for an express exclusion to the “legal entity customer” definition under the Beneficial Ownership Regulation) of any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified therein (or, if applicable, the Borrower ceasing to fall within an express exclusion to the definition of “legal entity customer” under the Beneficial Ownership Regulation), and (c) promptly upon the reasonable request of the Administrative Agent or any Lender, provide the Administrative Agent or directly to such Lender, as the case may be, any information or documentation requested by it for purposes of complying with the Beneficial Ownership Regulation.

SECTION 7.11 Further Assurances. The Borrower shall, and shall cause each of its Subsidiaries to, execute any and all further documents, financing statements, agreements, and instruments, and take all such further actions (including the filing and recording of financing statements and other documents), which may be required under any Applicable Law, or which the Administrative Agent or the Required Lenders may reasonably request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect, or perfect (other than, as to perfection, with respect to Excluded Perfection Collateral) the Liens created or intended to be created by the Security Documents or the validity or priority of any such Lien, all at the expense of the Credit Parties. The Borrower also agrees to provide to the Administrative Agent, from time to time promptly after the reasonable request by the Administrative Agent, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

SECTION 7.12 Post-Closing Items. Within sixty (60) days of the Closing Date (or such later date that the Administrative Agent may agree to in its sole discretion; provided that such sixty (60) day period shall be automatically extended for an additional thirty (30) days upon receipt by the Administrative Agent of written notice from the Borrower stating that a delay has occurred in satisfying the requirements of this Section 7.12, the cause of which is out of the control of the Borrower and its Subsidiaries and is not due to a third-party possessing any original certificate required to be delivered to the Administrative Agent pursuant to this Section 7.12), the Borrower shall deliver, or shall cause such Subsidiary to deliver, to the Administrative Agent original stock certificates or other certificates evidencing the certificated Equity Interests pledged in favor of the Administrative Agent under the Security Agreement and issued by the Subsidiaries listed on Schedule 7.12, together with an undated transfer power for each such certificate duly executed in blank by the registered owner thereof and otherwise in form and substance reasonably satisfactory to the Administrative Agent.

ARTICLE VIII

NEGATIVE COVENANTS

Until all of the Obligations (other than contingent reimbursement and indemnification obligations not then due) have been paid and satisfied in full in cash, all Letters of Credit have been terminated or expired (or been Cash Collateralized in accordance with this Agreement), and the Commitments terminated:

SECTION 8.1 Indebtedness. The Borrower shall not, and shall not permit any Subsidiary to, create, incur, assume, or suffer to exist any Indebtedness, except:

(a) the Obligations;

(b) Indebtedness under Secured Bilateral LC Documents in an aggregate amount not to exceed $100,000,000;

(c) unsecured intercompany Indebtedness (i) owed by any Credit Party to another Credit Party, (ii) owed by any Non-Guarantor Subsidiary to any Credit Party to the extent permitted pursuant to Section 8.3, (iii) owed by any Non-Guarantor Subsidiary to any other Non-Guarantor Subsidiary, and (iv) to the extent subordinated pursuant to a global intercompany subordination agreement in form and substance reasonably acceptable to the Administrative Agent and permitted pursuant to Section 8.3, owed by any Credit Party to any Non-Guarantor Subsidiary;

(d) (i) Guarantees by any Credit Party of Indebtedness of any other Credit Party not otherwise prohibited pursuant to this Section 8.1 and (ii) Guarantees by any Credit Party of Indebtedness of any Non-Guarantor Subsidiary to the extent permitted pursuant to Section 8.3 (other than clause (g) thereof);

(e) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft, or other similar instrument drawn against insufficient funds in the ordinary course of business;

(f) Indebtedness under performance bonds, surety bonds, release, appeal, and similar bonds, statutory obligations, or with respect to workers’ compensation claims, in each case incurred in the ordinary course of business, and reimbursement obligations in respect of any of the foregoing;

(g) unsecured Senior Notes in an aggregate principal amount not to exceed $1,000,000,000, at any time outstanding; provided that in the case of each incurrence of such Indebtedness on or after the Closing Date, (i) no Default or Event of Default shall have occurred and be continuing or would be caused by the incurrence of such Indebtedness, (ii) the Borrower shall be in compliance with the financial covenants set forth in Section 8.12 on a pro forma basis as of the last day of the most recently completed Reference Period after giving effect to the issuance of such Indebtedness and use the proceeds thereof, (iii) such Indebtedness does not mature, or require any principal amortization or mandatory prepayment, put right or sinking fund obligation prior to the date that is 91 days after the then latest scheduled maturity date of the Loans and Commitments; provided that any Indebtedness consisting of a customary bridge facility shall be deemed to satisfy this requirement so long as such Indebtedness automatically converts into long-term debt which satisfies this clause (iii), and (iv) the terms of such Indebtedness, taken as a whole, (A) reflect market terms at the time of issuance and (B) other than pricing, fees, rate floors, premiums and optional prepayment or redemption provisions, taken as a whole, are not materially more restrictive (as determined by Borrower in good faith) on the Borrower and its Subsidiaries than the terms and conditions of this Agreement;

(h) Indebtedness of the Borrower incurred to finance the acquisition (whether or not such acquisition was before or after the incurrence of such relevant Indebtedness), construction, or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and Permitted Refinancing Indebtedness in respect thereof; provided that (i) such Indebtedness (other than Permitted Refinancing Indebtedness) is incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted under this clause (h) shall not exceed $150,000,000 at any time outstanding;

(i) Indebtedness of any Person that becomes a Subsidiary after the date hereof, and Permitted Refinancing Indebtedness in respect thereof; provided that (i) such Indebtedness (other than Permitted Refinancing Indebtedness) exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary and (ii) the aggregate principal amount of Indebtedness permitted under this clause (i) shall not exceed the greater of (A) $100,000,000 and (B) 5.0% of Consolidated Total Assets, at any time outstanding;

(j) Indebtedness under or in respect of Hedge Agreements that are not speculative in nature;

(k) Indebtedness under or in respect of Cash Management Agreements in an aggregate principal amount not to exceed $25,000,000 at any time outstanding;

(l) to the extent not constituting an Obligation, Cash Collateralized Letters of Credit in an aggregate principal amount not to exceed $103,000,000 at any time outstanding;

(m) Indebtedness in respect of any insurance premium financing for insurance being acquired by the Borrower or any Subsidiary under customary terms and conditions and not in connection with the borrowing of money;

(n) Indebtedness in respect of standby letters of credit or instruments serving a similar function issued or accepted for the account of the Borrower or any Subsidiary by banks and other financial institutions, in each case incurred in the ordinary course of business, and reimbursement obligations in respect of any of the foregoing, so long as the aggregate principal amount of the Indebtedness permitted under this clause (n) does not exceed the greater of (A) $50,000,000 and (B) 2.5% of Consolidated Total Assets, at any time outstanding;

(o) Indebtedness consisting of non-competition, earn-out, or similar agreements incurred in connection with any Acquisition permitted under Section 8.3;

(p) Indebtedness (other than Senior Notes) existing as of the Closing Date and described on Schedule 8.1 attached hereto and Permitted Refinancing Indebtedness in respect thereof;

(q) to the extent constituting Indebtedness, customer deposits and advance payments received in the ordinary course of business from customers for goods and services purchased in the ordinary course of business;

(r) Indebtedness in the form of a Lien on the Equity Interests held by the Borrower or any Subsidiary in a joint venture, which secures the Indebtedness of such joint venture, to the extent such Liens are permitted by Section 8.2(h);

(s) Indebtedness (other than Indebtedness under Secured Bilateral LC Documents) of the Borrower or any Subsidiary thereof not otherwise permitted pursuant to this Section 8.1 in an aggregate principal amount not to exceed the greater of (i) $50,000,000 and (ii) 2.5% of Consolidated Total Assets, at any time outstanding; and

(t) unsecured intercompany Indebtedness outstanding on the Closing Date in an aggregate principal amount up to $25,000,000 and owed by any Credit Party to any Wholly-Owned Foreign Subsidiary which Indebtedness is not subject to the global intercompany subordination agreement referred to in clause (c) above, so long as such Indebtedness is subordinated to the Secured Obligations pursuant to Section 7 of the Guaranty Agreement.

SECTION 8.2 Liens. The Borrower shall not, and shall not permit any Subsidiary to, create, incur, assume, or suffer to exist, any Lien on or with respect to any of its Property, whether now owned or hereafter acquired, except:

(a) Liens created pursuant to the Loan Documents to secure the Secured Obligations (including Liens in favor of the Issuing Lenders on Cash Collateral granted pursuant to the Loan Documents);

(b) Liens for Taxes and assessments or governmental charges or levies and Liens securing claims or demands of mechanics, materialmen, vendors, carriers, and warehousemen and other like Persons; provided that payment thereof is not at the time required by Section 7.5;

(c) Liens of or resulting from any judgment or award not constituting an Event of Default under Section 9.1(g), the time for the appeal or petition for rehearing of which shall not have expired, or in respect of which the Borrower or a Subsidiary shall at any time in good faith be prosecuting an appeal or proceeding for a review and in respect of which a stay of execution pending such appeal or proceeding for review shall have been secured;

(d) Liens incidental to the conduct of business or the ownership of properties and assets (including Liens in connection with worker’s compensation, unemployment insurance, and other like laws, maritime and statutory landlords’ liens, and deposits made to obtain insurance), customary statutory, common law, and contractual rights of a bank to set-off claims of such bank against cash on deposit with such bank, and Liens to secure the performance of bids, tenders, or trade contracts, or to secure statutory obligations, surety, or appeal bonds, or other Liens of like general nature, in any such case incurred in the ordinary course of business and not in connection with the borrowing of money; provided in each case, the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate actions or proceedings and with respect to which reserves in conformity with GAAP have been provided for on the books of the Borrower or applicable Subsidiary;

(e) minor survey exceptions or minor defects, irregularities in title, encumbrances, easements, restrictions or reservations, or rights of others for rights-of-way, utilities, and other similar purposes, or zoning or other restrictions as to the use of real properties, which customarily exist on properties of Persons engaged in similar activities and similarly situated and which do not in any event materially impair their use in the operation of the business of the Borrower and its Subsidiaries;

(f) Liens arising from the filing of precautionary UCC financing statements relating solely to personal property leased pursuant to operating leases entered into in the ordinary course of business;

(g) Liens existing as of the Closing Date and described on Schedule 8.2 attached hereto and Liens securing Permitted Refinancing Indebtedness in respect thereof;

(h) Liens on Equity Interests held, directly or indirectly, by the Borrower or any of its Subsidiaries in a joint venture (that is not a Subsidiary) securing the Indebtedness of such joint venture; provided that, with respect to any such Indebtedness neither the Borrower nor any of its Subsidiaries, nor any of the Property of the Borrower or any of its Subsidiaries, other than such Equity Interests and the proceeds realized from the sale or other disposition of such Equity Interests shall, directly or indirectly, be liable for or secure in any manner whatsoever the payment thereof;

(i) Liens on cash and Cash Equivalents deposited with an escrow agent, trustee, or similar Person to irrevocably defease or to irrevocably satisfy and discharge in full any Indebtedness; provided that such Indebtedness and such defeasance or satisfaction is not prohibited under this Agreement;

(j) Liens created or incurred after the Closing Date given to secure Indebtedness incurred to finance the acquisition (whether or not such acquisition was before or after the incurrence of such Indebtedness), construction, or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, or any Permitted Refinancing Indebtedness in respect thereof; provided that (i) such Lien shall attach solely to the assets acquired, constructed or improved, (ii) such Lien securing such Indebtedness (other than Permitted Refinancing Indebtedness) shall have been created or incurred no more than 180 days after the date of acquisition, construction or improvement, (iii) the aggregate amount remaining unpaid on all Indebtedness secured by Liens on such assets, whether or not assumed by the Borrower or any of its Subsidiaries, shall not exceed an amount equal to the lesser of the total purchase price, construction price or improvement price or fair market value (as determined in good faith by the Board of Directors of the Borrower), (iv) such Indebtedness shall be incurred within the limitations provided in Section 8.1(h), and (v) at the time of the creation, issuance, assumption, guarantee, or incurrence of such Indebtedness and after giving effect thereto and to the application of the proceeds thereof, no Default or Event of Default would exist;

(k) Liens created or incurred after the Closing Date existing on assets at the time of acquisition thereof or at the time of acquisition or purchase by the Borrower or any of its Subsidiaries of any business entity then owning such assets, so long as (i) such Liens were not incurred, extended, or renewed in contemplation of such acquisition or purchase; provided that (A) the Liens shall attach solely to the assets acquired or purchased, (B) such Lien shall not apply to any other Property of the Borrower or any of its Subsidiaries, (C) such Lien shall secure only those obligations and liabilities, and only such amounts, that it secures on the date of such acquisition, and Permitted Refinancing Indebtedness permitted under Section 8.01(i) in respect thereof, and (D) at the time of the creation, issuance, assumption, guarantee, or incurrence of such Indebtedness and after giving effect thereto, no Default or Event of Default would exist and (ii) the aggregate amount of the Indebtedness secured by all such Liens does not exceed the greater of (A) $50,000,000 and (B) 2.5% of Consolidated Total Assets, at any time outstanding;

(l) Liens created in favor of the Borrower or a Subsidiary under charters entered into by the Borrower or such Subsidiary in the ordinary course of its business, as owner or lessor of an asset, creating leasehold interests therein;

(m) Liens securing insurance premium financing permitted under Section 8.1(m) under customary terms and conditions; provided that no such Lien may extend to or cover any Property other than the insurance being acquired with such financing, the proceeds thereof and any unearned or refunded insurance premiums related thereto;

(n) Liens on cash or Cash Equivalents securing Indebtedness permitted under Section 8.1(j) or Section 8.1(n); provided that such Lien is not provided to any Person that is not a Lender or an Affiliate thereof;

(o) Liens on cash in favor of the applicable issuing bank securing Indebtedness permitted under Section 8.1(l); and

(p) Liens on assets other than the Collateral securing Indebtedness or other obligations in the aggregate principal amount not to exceed the greater of (i) $30,000,000 and (ii) 1.5% of Consolidated Total Assets, at any time outstanding.

SECTION 8.3 Investments. The Borrower shall not, and shall not permit any Subsidiary to, make, hold, or otherwise permit to exist any Investment, except:

(a) Investments (i) existing on the Closing Date, (ii) made after the Closing Date by any Credit Party in any other Credit Party, (iii) made after the Closing Date by any Non-Guarantor Subsidiary in any Credit Party, and (iv) made after the Closing Date by any Non-Guarantor Subsidiary in any other Non-Guarantor Subsidiary;

(b) Investments in cash and Cash Equivalents;

(c) deposits made in the ordinary course of business to secure the performance of leases or other obligations as permitted by Section 8.2;

(d) Hedge Agreements permitted pursuant to Section 8.1;

(e) purchases of assets in the ordinary course of business;

(f) Investments in the form of Restricted Payments permitted pursuant to Section 8.6;

(g) (i) Guarantees permitted pursuant to Section 8.1 and (ii) Guarantees in respect of operating leases and other obligations (not constituting Indebtedness) of the Borrower or any Subsidiary;

(h) non-cash consideration received in connection with Asset Dispositions expressly permitted by Section 8.5;

(i) Investments by the Borrower or any Subsidiary thereof in the form of Acquisitions, so long as immediately before and after giving effect to any such Acquisition and any Indebtedness incurred in connection therewith (i) either (A) the Consolidated Net Leverage Ratio, on a pro forma basis and as of the last day of the most recently completed Reference Period of the Borrower, is less than or equal to 2.75 to 1.00 or (B) the aggregate amount of consideration paid by the Borrower and its Subsidiaries for all Acquisitions during the term of this Credit Facility (including the fair market value of any Property paid as consideration in connection with any Acquisition) does not exceed the greater of (1) $100,000,000 and (2) 5.0% of Consolidated Total Assets, and (ii) no Default has occurred and is continuing;

(j) Investments made after the Closing Date in any Wholly-Owned Subsidiary, so long as immediately before and after giving effect to any such Investment and any Indebtedness incurred in connection therewith (i) the Consolidated Net Leverage Ratio, on a pro forma basis and as of the last day of the most recently completed Reference Period of the Borrower, is less than or equal to 2.50 to 1.00 and (ii) no Default has occurred and is continuing;

(k) Investments made after the Closing Date in any Person, so long as immediately before and after giving effect to any such Investment and any Indebtedness incurred in connection therewith (i) the Consolidated Net Leverage Ratio, on a pro forma basis and as of the last day of the most recently completed Reference Period of the Borrower, is less than or equal to 2.25 to 1.00 and (ii) no Default has occurred and is continuing;

(l) Investments in an aggregate amount not to exceed the greater of (i) $100,000,000 and (ii) 5.0% of Consolidated Total Assets at any time outstanding, so long as immediately before and after giving effect to any such Investment and any Indebtedness incurred in connection therewith no Default has occurred and is continuing;

(m) investments in the form of trade credit to customers of the Borrower or any Subsidiary arising in the ordinary course of business and represented by accounts from such customers;

(n) loans or advances to employees of the Borrower or any of its Subsidiaries (or guaranties of loans and advances made by a third party to employees of the Borrower or any of its Subsidiaries) in the ordinary course of business; provided that the aggregate principal amount of all such loans and advances and guaranties of loans and advances shall not exceed $1,000,000 at any time outstanding;

(o) Investments received in settlement of amounts due to the Borrower or any Subsidiary effected in the ordinary course of business or owing to the Borrower or any Subsidiary as a result of insolvency proceedings involving an account debtor or upon the foreclosure, deed in lieu of foreclosure, or enforcement of any Lien in favor of the Borrower or any Subsidiary; and

(p) Investments in the ordinary course consisting of endorsements for collection or deposit.

For purposes of determining the amount of any Investment outstanding for purposes of this Section 8.3, such amount shall be deemed to be the amount of such Investment when made, purchased, or acquired (without adjustment for subsequent increases or decreases in the value of such Investment) less any amount realized in respect of such Investment upon the sale, collection, or return of capital (not to exceed the original amount invested).

In the event a Material Subsidiary ceases to be a Wholly-Owned Domestic Subsidiary of the Borrower, (a) any remaining Investment in such Person held by the Borrower or any Subsidiary shall be deemed a new Investment made on the date such Person ceases to be a Wholly-Owned Domestic Subsidiary of the Borrower and (b) such Person shall cease to be a Guarantor as permitted under Section 10.9 only if (i) such deemed Investment is permitted pursuant to Section 8.3(k) or (l) on such date and (ii) such transaction was for a bona fide purpose (and not for the purpose of releasing such Person from the Guaranty Agreement or any Security Documents) and, if involving the transfer, assignment, sale, or other disposition of any Equity Interest, was only with Persons that are not non-Wholly-Owned Subsidiaries, Foreign Subsidiaries, or Affiliates of the Borrower or any Subsidiary.

SECTION 8.4 Fundamental Changes. The Borrower shall not, and shall not permit any Subsidiary to, merge, consolidate, amalgamate, or enter into any similar combination with (including by division), or enter into any Asset Disposition of all or substantially all of its assets (whether in a single transaction or a series of transactions) with, any other Person or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), except:

(a) (i) any Wholly-Owned Subsidiary of the Borrower may be merged, amalgamated, liquidated, dissolved, wound up, or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving entity) or (ii) any Wholly-Owned Subsidiary of the Borrower may be merged, amalgamated, or consolidated with or into any other Wholly-Owned Subsidiary of the Borrower (provided that when any Subsidiary Guarantor is merging, amalgamating, liquidating, dissolving, winding up, or consolidating with another Subsidiary, a Subsidiary Guarantor shall be the continuing or surviving entity or the continuing or surviving entity shall become a Subsidiary Guarantor to the extent required under, and within the time period set forth in Section 7.6, with which the Borrower shall comply in connection with such transaction);

(b) (i) any Non-Guarantor Subsidiary that is a Foreign Subsidiary may be merged, amalgamated, or consolidated with or into, or be liquidated into, any other Non-Guarantor Subsidiary and (ii) any Non-Guarantor Subsidiary that is a Domestic Subsidiary may be merged, amalgamated, or consolidated with or into, or be liquidated into, any other Non-Guarantor Subsidiary that is a Domestic Subsidiary;

(c) any Subsidiary may sell, lease, or otherwise dispose of all or substantially all of its assets to the Borrower or any Subsidiary Guarantor; provided that, with respect to any such disposition by any Non-Guarantor Subsidiary, the consideration for such disposition shall not exceed the fair value of such assets;

(d) (i) any Non-Guarantor Subsidiary that is a Foreign Subsidiary may dispose of all or substantially all of its assets (upon voluntary liquidation, dissolution, winding up, division, or otherwise) to any other Non-Guarantor Subsidiary and (ii) any Non-Guarantor Subsidiary that is a Domestic Subsidiary may sell, lease, or otherwise dispose of all or substantially all of its assets to any other Non-Guarantor Subsidiary that is a Domestic Subsidiary;

(e) Asset Dispositions permitted by Section 8.5 (other than clause (b) thereof);

(f) any Person may merge with or into the Borrower or any of its Wholly-Owned Subsidiaries in connection with an acquisition permitted pursuant to Section 8.3; provided that (i) in the case of a merger involving the Borrower or a Subsidiary Guarantor, the continuing or surviving Person shall be the Borrower or such Subsidiary Guarantor and (ii) the continuing or surviving Person shall be the Borrower or a Wholly-Owned Subsidiary of the Borrower; and

(g) any Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Secured Parties.

SECTION 8.5 Asset Dispositions. The Borrower shall not, and shall not permit any Subsidiary to, make any Asset Disposition where the fair market value of assets involved is greater than $1,000,000, except:

(a) the sale of inventory in the ordinary course of business;

(b) the sale, transfer, or other disposition of Property to the Borrower or any Subsidiary Guarantor pursuant to any transaction permitted pursuant to Section 8.4;

(c) the write-off, discount, sale, or other disposition of defaulted or past-due receivables and similar obligations in the ordinary course of business and not undertaken as part of an accounts receivable financing transaction;

(d) the disposition, termination, or unwinding of any Hedge Agreement;

(e) dispositions of cash and Cash Equivalents in the ordinary course of business;

(f) Asset Dispositions (i) between or among Credit Parties, (ii) by any Non-Guarantor Subsidiary to any Credit Party (provided that in connection with any new transfer, such Credit Party shall not pay more than an amount equal to the fair market value of such assets), (iii) by any Non-Guarantor Subsidiary to any other Non-Guarantor Subsidiary, and (iv) in the ordinary course of business between or among the Borrower and its Subsidiaries for bona fide business purposes; provided that, the fair market value of assets involved in an Asset Disposition under this clause (iv) shall not exceed $2,000,000;

(g) the sale or other disposition of obsolete, worn-out, or surplus Property no longer used or useful in the business of the Borrower or any of its Subsidiaries;

(h) non-exclusive licenses and sublicenses of intellectual property rights in the ordinary course of business not interfering, individually or in the aggregate, in any material respect with the business of the Borrower and its Subsidiaries;

(i) leases, subleases, licenses, or sublicenses of Property granted by the Borrower or any of its Subsidiaries to others in the ordinary course of business not detracting from the value of such Property or interfering in any material respect with the business of the Borrower or any of its Subsidiaries;

(j) Asset Dispositions in connection with Insurance and Condemnation Events;

(k) Asset Dispositions of Property (i) in the form of an Investment permitted pursuant to Section 8.3 (other than clause (h) thereof), (ii) in the form of a Lien permitted pursuant to Section 8.2, and (iii) in the form of a Restricted Payment permitted pursuant to Section 8.6;

(l) Asset Dispositions of Property to the extent that (i) such Property is exchanged for credit against the purchase price of similar replacement Property or (ii) the proceeds of such disposition are promptly applied to the purchase price of such replacement Property; and

(m) Asset Dispositions not otherwise permitted pursuant to this Section 8.5; provided that (i) at the time of such Asset Disposition, no Default shall exist or would result from such Asset Disposition, (ii) such Asset Disposition is made for fair market value as determined in good faith by the Borrower and the consideration received shall be no less than 75% in cash, Cash Equivalents, and Designated Non-Cash Consideration, and (iii) the aggregate fair market value of all Property disposed of in reliance on this clause (m) shall not exceed $150,000,000 during the term of this Agreement.

SECTION 8.6 Restricted Payments. The Borrower shall not, and shall not permit any Subsidiary to, declare or make any Restricted Payments, except:

(a) the Borrower or any of its Subsidiaries may pay dividends in shares of its own Qualified Equity Interests, so long as immediately before and after giving effect to any such Restricted Payment no Default has occurred and is continuing;

(b) any Subsidiary of the Borrower may make Restricted Payments to the Borrower or any Subsidiary Guarantor;

(c) (i) any Non-Guarantor Subsidiary that is a Domestic Subsidiary may make Restricted Payments to any other Non-Guarantor Subsidiary that is a Domestic Subsidiary (and, if applicable, to other holders of its outstanding Equity Interests on a ratable basis) and (ii) any Non-Guarantor Subsidiary that is a Foreign Subsidiary may make Restricted Payments to any other Non-Guarantor Subsidiary (and, if applicable, to other holders of its outstanding Equity Interests on a ratable basis);

(d) Restricted Payments in the form of the prepayment of Junior Indebtedness, so long as immediately before and after giving effect to any such Restricted Payment (i) the Consolidated Net Leverage Ratio, on a pro forma basis and as of the last day of the most recently completed Reference Period of the Borrower, is less than or equal to 2.25 to 1.00, (ii) the Utilization Percentage is less than or equal to 75%, and (iii) no Default has occurred and is continuing;

(e) Restricted Payments in the form of dividends and distributions to the holders of Qualified Equity Interests of the Borrower in an aggregate amount not to exceed $50,000,000 per Fiscal Year, so long as so long as immediately before and after giving effect to any such Restricted Payment no Default has occurred and is continuing;

(f) Restricted Payments not otherwise permitted pursuant to this Section 8.6 in an aggregate amount not to exceed the greater of (i) $50,000,000 and (ii) 2.5% of Consolidated Total Assets, so long as immediately before and after giving effect to any such Restricted Payment no Default has occurred and is continuing;

(g) Restricted Payments not otherwise permitted pursuant to this Section 8.6, so long as immediately before and after giving effect to any such Restricted Payment (i) the Consolidated Net Leverage Ratio, on a pro forma basis and as of the last day of the most recently completed Reference Period of the Borrower, is less than or equal to 2.00 to 1.00 and (ii) no Default has occurred and is continuing;

(h) cash payments in lieu of issuing fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of the Borrower; and

(i) any redemption, retirement, sinking fund, or similar payment, purchase, or other acquisition for value, direct or indirect, of any Equity Interests of the Borrower (i) made solely with the proceeds received from the exercise of any warrant or option or (ii) that is deemed to occur upon the cashless exercise of stock options or warrants.

Notwithstanding the foregoing, nothing in this Section 8.6 shall restrict or prohibit the Borrower or its Subsidiaries from making any dividend, distribution or prepayment or redemption within sixty (60) days after the date of its irrevocable declaration or the giving of irrevocable notice thereof, as the case may be, if at the date of declaration thereof or notice of the prepayment or redemption such dividend, distribution, prepayment or redemption was permitted under this Section 8.6.

SECTION 8.7 Limitation on Restrictive Agreements. The Borrower shall not, nor shall it permit any of its Subsidiaries to, enter into, or suffer to exist, any agreement with any Person which, directly or indirectly, prohibits or limits the ability of (a) the Borrower to create, incur, or suffer to exist Liens on its Property to secure the Secured Obligations; provided, however, that this clause (a) shall not prohibit any Lien permitted under Section 8.2 or any negative pledge incurred or provided in favor of any holder of Indebtedness not prohibited by this Agreement or (b) any Subsidiary to (i) pay dividends or make any other distributions to any Credit Party or prepay any Indebtedness owed to any Credit Party, (ii) make loans or advances to any Credit Party, (iii) create, incur, or suffer to exist Liens on the Property of such Subsidiary to secure the Secured Obligations; provided, however, that this clause (iii) shall not prohibit any negative pledge incurred or provided in favor of any holder of Indebtedness not prohibited by this Agreement, or (iv) transfer any of its Properties to the Borrower; provided that the foregoing shall not apply to such restrictions existing under or by reason of (A) Applicable Law; (B) any agreement relating to any Indebtedness not prohibited by this Agreement; (C) customary non-assignment provisions of any contract; (D) customary restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business; (E) purchase money obligations for Property acquired in the ordinary course of business that impose restrictions on the Property so acquired; (F) contracts for the sale of Properties not prohibited by this Agreement, including customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale of all or substantially all of the Equity

Interests or assets of such Subsidiary; (G) any agreement or other instrument governing Indebtedness of a Person acquired by the Borrower or any of its Subsidiaries (or of a Subsidiary of such Person which becomes a Subsidiary) in existence at the time of such acquisition (but not created in contemplation thereof), which restriction is not applicable to the Borrower or any of its Subsidiaries, or Properties of any such Person, other than the Person, or Properties or Subsidiaries of the Person, so acquired; or (H) provisions contained in agreements relating to Indebtedness which prohibit the transfer of all or substantially all of the assets of the obligor thereunder, unless the transferee shall assume the obligations of the obligor under such agreement or instrument.

SECTION 8.8 Use of Proceeds.

(a) The Borrower shall not, nor shall it permit any of its Subsidiaries to, use the proceeds of any Extension of Credit for any purposes other than (i) to refinance the advances and other obligations outstanding under the Existing Credit Agreement, (ii) working capital purposes of the Borrower or any Subsidiary, or (iii) other general corporate purposes of the Borrower or any Subsidiary, including the payment of fees and expenses related to the entering into of this Agreement and the other Loan Documents.

(b) The Borrower shall not request any Extension of Credit, and the Borrower shall not use, and shall ensure (by using commercially reasonable efforts to the extent of any Person not in the Borrower’s Control) that its Subsidiaries and its or their respective directors, officers, employees, and agents shall not use, the proceeds of any Extension of Credit, directly or indirectly, (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or Anti-Money Laundering Laws, (ii) for the purpose of funding, financing, or facilitating any activities, business, or transaction of or with any Sanctioned Person, or in any Sanctioned Country to the extent such activity, business or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States, or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

SECTION 8.9 Affiliate Transactions. The Borrower shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of transactions with any Affiliate (including the purchase from, sale to, or exchange of Property with, or the rendering of any service by or for, any Affiliate) with a value in excess of $1,000,000, individually or in the aggregate, other than (i) transactions among the Borrower and its Subsidiaries that are not prohibited by this Agreement and have a bona fide business purpose, (ii) Restricted Payments not prohibited by Section 8.6, or (iii) pursuant to the reasonable requirements of the Borrower’s or its applicable Subsidiary’s business and upon fair and reasonable terms at least as favorable to the Borrower or such Subsidiary as it would obtain in a comparable arm’s-length transaction with a Person other than an Affiliate.

SECTION 8.10 Nature of Business. The Borrower shall not, nor shall it permit any of its Subsidiaries to, engage in any business if, as a result, the general nature of the business, taken on a consolidated basis, which would then be engaged in by the Borrower and its Subsidiaries would be substantially changed from the general nature of the business engaged in by the Borrower and its Subsidiaries on the date of this Agreement and businesses related thereto.

SECTION 8.11 Hazardous Substances. Except in compliance with applicable Environmental Laws, the Borrower (a) shall not, nor shall it permit any of its Subsidiaries to, create, handle, transport, use, or dispose of any Hazardous Substance, except to the extent that such non-compliance has not had, and could not, individually or in the aggregate, be reasonably expected to have, a Material Adverse Effect, and (b) shall not, nor shall it permit any of its Subsidiaries to, release any Hazardous Substance into the environment and shall not permit any Credit Party’s or any Subsidiary’s Property to be subjected to any release of Hazardous Substances, except to the extent that such non-compliance has not had, and could not, individually or in the aggregate, be reasonably be expected to have, a Material Adverse Effect.

SECTION 8.12 Financial Covenants.

(a) Consolidated Net Leverage Ratio. The Borrower shall not, as of the last day of the fiscal quarters specified below, permit the Consolidated Net Leverage Ratio to be greater than the corresponding ratio set forth below:

Fiscal Quarter	Maximum Ratio
Fiscal quarters ending: March 31, 2022; June 30, 2022; and September 30, 2022	4.00 to 1.00
Fiscal quarters ending: December 31, 2022 and March 31, 2023	3.75 to 1.00
Fiscal quarters ending: June 30, 2023 and September 30, 2023	3.50 to 1.00
Fiscal quarters ending: December 31, 2023 and each fiscal quarter thereafter	3.25 to 1.00

(b) Consolidated Interest Coverage Ratio. The Borrower shall not, as of the last day of any fiscal quarter, permit the Consolidated Interest Coverage Ratio to be less than 3.00 to 1.00.

SECTION 8.13 Accounting Changes; Organizational Documents.

(a) The Borrower shall not, nor shall it permit any of its Subsidiaries to, change its Fiscal Year end.

(b) The Borrower shall not, nor shall it permit any of its Subsidiary Guarantors to, amend, modify, or change its Organizational Documents in any manner materially adverse to the rights or interests of the Administrative Agent or the Lenders.

SECTION 8.14 Modifications of Senior Note Documents. The Borrower shall not, nor shall it permit any of its Subsidiaries to, amend, modify, waive, or supplement (or permit the modification, amendment, waiver, or supplement of) any of the terms or provisions of any Senior Note Document which would materially and adversely affect the rights or interests of the Administrative Agent or the Lenders.

ARTICLE IX

DEFAULT AND REMEDIES

SECTION 9.1 Events of Default. The occurrence of any of the following events shall constitute an “Event of Default” under this Agreement and the other Loan Documents:

(a) Payment Failure. Any Credit Party (i) fails to pay any principal (including any Reimbursement Obligation) or fails to provide any Cash Collateral required under this Agreement, in each case when due under this Agreement or (ii) fails to pay, within five (5) days of when due, any interest or any other amount due under this Agreement or any other Loan Document, including payments of fees, reimbursements, and indemnifications.

(b) Misrepresentation. Any representation or warranty made or deemed to be made by or on behalf of any Credit Party or any Subsidiary thereof in this Agreement, in any other Loan Document, or in any certificate delivered in connection with this Agreement or any other Loan Document is incorrect, false, or otherwise misleading in any material respect (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality or Material Adverse Effect in the text thereof) at the time it was made or deemed made.

(c) Breach of Covenant. (i) Any breach by the Borrower of any of the covenants in Section 7.1(a) (with respect to any Credit Party’s existence), Section 7.2(a), (b), (c), or (e), or Article VIII of this Agreement or (ii) any breach by any Credit Party of any other covenant contained in this Agreement or any other Loan Document and such breach shall remain unremedied for a period of thirty (30) days after the earlier of (A) the date any Responsible Officer of the Borrower has actual knowledge of such breach and (B) the date written notice thereof shall have been given to the Borrower by the Administrative Agent.

(d) Loan Documents. Any Loan Document (or any material provision thereof) shall at any time (before its expiration or termination according to its terms) cease to be in full force and effect and valid and binding on any Credit Party that is a party thereto, or any Loan Document shall for any reason cease to create a valid and perfected first priority Lien (subject to Permitted Liens) on, or security interest in, any of the Collateral (other than Excluded Perfection Collateral) purported to be covered thereby, in each case other than in accordance with the express terms hereof or thereof, or the Borrower or any Subsidiary shall so state in writing.

(e) Cross-Default. (i) The Borrower or any Subsidiary thereof shall fail to pay any principal of or premium or interest on its Indebtedness which is outstanding in a principal amount of at least the Threshold Amount, individually or when aggregated with all such Indebtedness of the Borrower and its Subsidiaries so in default (but excluding Indebtedness incurred hereunder), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness; (ii) any other event shall occur or condition shall exist under any agreement or instrument relating to Indebtedness which is outstanding in a principal amount of at least the Threshold Amount individually or when aggregated with all such Indebtedness of the Borrower and its Subsidiaries so in default (other than Indebtedness incurred hereunder), and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness prior to the stated maturity thereof; or (iii) any such Indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment, due to the disposition of any asset securing such Indebtedness if such disposition is permitted under this Agreement and the documents providing such Indebtedness, or pursuant to a voluntary notice of prepayment permitted under this Agreement); provided that, for purposes of this clause (e), the “principal amount” of the obligations in respect of Hedge Agreements at any time shall be the Hedge Termination Value;

(f) Bankruptcy and Insolvency. The Borrower or any Material Subsidiary (A) admits in writing its inability to pay its debts generally as they become due; makes an assignment for the benefit of its creditors; consents to or acquiesces in the appointment of a receiver, liquidator, fiscal agent, or trustee of itself or all or any material portion of its Property; files a petition under any Debtor Relief Law; consents to any reorganization, arrangement, workout, liquidation, dissolution, or similar relief; or takes any corporate action for the purpose of authorizing any of the foregoing or (B) shall have had, without its consent: any court of competent jurisdiction enter an order appointing a receiver, liquidator, fiscal agent, or trustee of itself or all or any material portion of its Property; any petition filed against it seeking reorganization, arrangement, workout, liquidation, dissolution, or similar relief under any Debtor Relief Law and such petition shall not be dismissed, stayed, or set aside for an aggregate of sixty (60) days, whether or not consecutive, or an order granting the relief requested in such case or proceeding under such Debtor Relief Laws shall be entered.

(g) Adverse Judgment. One or more judgments, orders, or decrees shall be entered against the Borrower or any Subsidiary thereof by any court and continues without having been discharged, vacated, or stayed for a period of thirty (30) consecutive days after the entry thereof and such judgments, orders, or decrees (i) in the case of the payment of money, are individually or in the aggregate (to the extent not paid or covered by insurance as to which the relevant insurance company has not disputed coverage), in excess of the Threshold Amount or (ii) in the case of injunctive or other non-monetary relief, have had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(h) Termination Events. Any Termination Event with respect to a Plan shall have occurred, and, thirty (30) days after notice thereof shall have been given to the Borrower by the Administrative Agent, such Termination Event shall not have been corrected and shall have created and caused to be continuing a material risk of Plan termination or liability for withdrawal from the Plan as a “substantial employer” (as defined in Section 4001(a)(2) of ERISA), which termination could reasonably be expect to result in a liability of, or liability for withdrawal could reasonably be expected to be, greater than the Threshold Amount.

(i) Plan Withdrawals. Any Credit Party or any member of the Controlled Group as employer under a Multiemployer Plan shall have made a complete or partial withdrawal from such Multiemployer Plan and such withdrawing employer shall have incurred a withdrawal liability in an annual amount exceeding the Threshold Amount.

(j) Change of Control. Any Change of Control shall occur.

SECTION 9.2 Remedies. Upon the occurrence and during the continuation of an Event of Default, with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower:

(a) Acceleration; Termination of Credit Facility. Terminate the Commitments and declare the principal of and interest on the Loans and the Reimbursement Obligations at the time outstanding, and all other amounts owed to the Lenders and to the Administrative Agent under this Agreement or any of the other Loan Documents (including all L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented or shall be entitled to present the documents required thereunder) and all other Obligations, to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest, or other notice of any kind, all of which are expressly waived by each Credit Party, anything in this Agreement or the other Loan Documents to the contrary notwithstanding, and terminate the Credit Facility and any right of the Borrower to request borrowings or Letters of Credit thereunder; provided that upon the occurrence of an Event of Default specified in Section 9.1(f), the Credit Facility shall be automatically terminated and all Obligations shall automatically become due and payable without presentment, demand, protest, or other notice of any kind, all of which are expressly waived by each Credit Party, anything in this Agreement or in any other Loan Document to the contrary notwithstanding.

(b) Letters of Credit. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to the preceding clause (a), demand that the Borrower shall at such time deposit in a Cash Collateral account opened by the Administrative Agent an amount equal to the Minimum Collateral Amount of the aggregate then undrawn and unexpired amount of such Letter of Credit. Amounts held in such Cash Collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay the other Secured Obligations in accordance with Section 9.4. After all such Letters of Credit shall have expired or been fully drawn upon, the Reimbursement Obligation shall have been satisfied and all other Secured Obligations shall have been paid in full, the balance, if any, in such Cash Collateral account shall be returned to the Borrower.

(c) General Remedies. Exercise on behalf of the Secured Parties all of its other rights and remedies under this Agreement, the other Loan Documents, and Applicable Law, in order to satisfy all of the Secured Obligations.

SECTION 9.3 Rights and Remedies Cumulative; Non-Waiver; Etc.

(a) The enumeration of the rights and remedies of the Administrative Agent and the Lenders set forth in this Agreement is not intended to be exhaustive and the exercise by the Administrative Agent and the Lenders of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder or under the other Loan Documents or that may now or hereafter exist at law or in equity or by suit or otherwise. No delay or failure to take action on the part of the Administrative Agent or any Lender in exercising any right, power, or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power, or privilege preclude any other or further exercise thereof or the exercise of any other right, power, or privilege or shall be construed to be a waiver of any Event of Default. No course of dealing between the Borrower, the Administrative Agent, and the Lenders or their respective agents or employees shall be effective to change, modify, or discharge any provision of this Agreement or any of the other Loan Documents or to constitute a waiver of any Event of Default.

(b) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Credit Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 9.2 for the benefit of all the Lenders and the Issuing Lenders; provided that the foregoing shall not prohibit (i) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (ii) any Issuing Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as an Issuing Lender) hereunder and under the other Loan Documents, (iii) any Lender from exercising setoff rights in accordance with Section 11.4 (subject to the terms of Section 4.6), or (iv) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Credit Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (A) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 9.2 and (B) in addition to the matters set forth in clauses (ii), (iii), and (iv) of the preceding proviso and subject to Section 4.6, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

SECTION 9.4 Crediting of Payments and Proceeds. In the event that the Obligations have been accelerated pursuant to Section 9.2 or the Administrative Agent or any Lender has exercised any remedy set forth in this Agreement or any other Loan Document, all payments received on account of the Secured Obligations and all net proceeds from the enforcement of the Secured Obligations shall, subject to the provisions of Sections 3.12, 4.14, and 4.15, be applied by the Administrative Agent as follows:

First, to payment of that portion of the Secured Obligations constituting fees, indemnities, expenses, and other amounts, including attorneys’ fees, payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Secured Obligations constituting fees (other than Commitment Fees and Letter of Credit fees payable to the Lenders), indemnities, and other amounts (other than principal and interest) payable to the Lenders and the Issuing Lenders under the Loan Documents, including attorneys’ fees, ratably among the Lenders and the Issuing Lenders in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Secured Obligations constituting accrued and unpaid Commitment Fees, Letter of Credit fees payable to the Lenders, and interest on the Loans and Reimbursement Obligations, ratably among the Lenders and the Issuing Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Secured Obligations constituting unpaid principal of the Loans, Reimbursement Obligations, Secured Hedge Obligations, and Secured Bilateral LC Obligations then owing and to Cash Collateralize any L/C Obligations then outstanding, ratably among the holders of such obligations in proportion to the respective amounts described in this clause Fourth payable to them; and

Last, the balance, if any, after all of the Secured Obligations have been paid in full, to the Borrower or as otherwise required by Applicable Law.

Notwithstanding the foregoing, Secured Bilateral LC Obligations and Secured Hedge Obligations shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable holders thereof following such acceleration or exercise of remedies and at least three (3) Business Days prior to the application of the proceeds thereof. Each holder of Secured Bilateral LC Obligations or Secured Hedge Obligations that, in either case, is not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article X for itself and its Affiliates as if a “Lender” party hereto.

SECTION 9.5 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Credit Party) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations, and all other Secured Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Lenders, and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements, and advances of the Lenders, the Issuing Lenders, and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Lenders, and the Administrative Agent under Sections 3.3, 4.3, and 11.3) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other Property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator, or other similar official in any such judicial proceeding is hereby authorized by each Lender and each Issuing Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements, and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 3.3, 4.3, and 11.3.

SECTION 9.6 Credit Bidding.

(a) The Administrative Agent, on behalf of itself and the Secured Parties, shall have the right, exercisable at the direction of the Required Lenders, to credit bid and purchase for the benefit of the Administrative Agent and the Secured Parties all or any portion of Collateral at any sale thereof conducted by the Administrative Agent under the provisions of the UCC, including pursuant to Sections 9-610 or 9-620 of the UCC, at any sale thereof conducted under the provisions of the United States Bankruptcy Code, including Section 363 thereof, or a sale under a plan of reorganization, or at any other sale or foreclosure conducted by the Administrative Agent (whether by judicial action or otherwise) in accordance with Applicable Law. Such credit bid or purchase may be completed through one or more acquisition vehicles formed by the Administrative Agent to make such credit bid or purchase and, in connection therewith, the Administrative Agent is authorized, on behalf of itself and the other Secured Parties, to adopt documents providing for the governance of the acquisition vehicle or vehicles, and assign the applicable Secured Obligations to any such acquisition vehicle in exchange for Equity Interests and/or debt issued by the applicable acquisition vehicle (which shall be deemed to be held for the ratable account of the applicable Secured Parties on the basis of the Secured Obligations so assigned by each Secured Party); provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof, shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 11.2.

(b) Each Lender hereby agrees, on behalf of itself and each of its Affiliates that is a Secured Party, that, except as otherwise provided in any Loan Document or with the written consent of the Administrative Agent and the Required Lenders, it will not take any enforcement action, accelerate obligations under any of the Loan Documents, or exercise any right that it might otherwise have under Applicable Law to credit bid at foreclosure sales, UCC sales, or other similar dispositions of Collateral.

ARTICLE X

THE ADMINISTRATIVE AGENT

SECTION 10.1 Appointment and Authority.

(a) Each of the Lenders and each Issuing Lender hereby irrevocably appoints, designates, and authorizes Wells Fargo to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Arrangers, the Lenders, the Issuing Lenders, and their respective Related Parties, and neither the Borrower nor any Subsidiary thereof shall have rights as a third-party beneficiary of any of such provisions.

(b) The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including each holder of Secured Hedge Obligations and Secured Bilateral LC Obligations) and the Issuing Lenders hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and such Issuing Lender for purposes of acquiring, holding, and enforcing any and all Liens on Collateral granted by any of the Credit Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto (including to enter into additional Loan Documents or supplements to existing Loan Documents on behalf of the Secured Parties). In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents, and attorneys-in-fact appointed by the Administrative Agent pursuant to this Article X for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Article and Article XI (including Section 11.3, as though such co-agents, sub-agents, and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

(c) It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

SECTION 10.2 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of banking, trust, financial advisory, underwriting, capital markets, or other business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders or to provide notice to or consent of the Lenders with respect thereto.

SECTION 10.3 Exculpatory Provisions.

(a) The Administrative Agent, the Arrangers, the Sustainability Coordinators, and their respective Related Parties shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and their respective duties hereunder and thereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent, the Arrangers, the Sustainability Coordinators, and their respective Related Parties:

(i) shall not be subject to any agency, trust, fiduciary, or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or Applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification, or termination of Property of a Defaulting Lender in violation of any Debtor Relief Law;

(iii) shall not, have any duty to disclose, and shall not be liable for the failure to disclose to any Lender, any Issuing Lender, or any other Person, any credit or other information relating concerning the business, prospects, operations, properties, assets, financial or other condition, or creditworthiness of the Borrower or any of its Subsidiaries or Affiliates that is communicated to, obtained by, or otherwise in the possession of the Person serving as the Administrative Agent, an Arranger, a Sustainability Coordinator, or their respective Related Parties in any capacity, except for notices, reports, and other documents that are required to be furnished by the Administrative Agent to the Lenders pursuant to the express provisions of this Agreement; and

(iv) shall not be required to account to any Lender or any Issuing Lender for any sum or profit received by the Administrative Agent for its own account.

(b) The Administrative Agent, the Arrangers, the Sustainability Coordinators, and their respective Related Parties shall not be liable for any action taken or not taken by it under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby or thereby (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 11.2 and Section 9.2) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final non-appealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until written notice describing such Default or Event of Default and indicating that such notice is a “Notice of Default” is given to the Administrative Agent by the Borrower, a Lender, or an Issuing Lender.

(c) The Administrative Agent, the Arrangers, the Sustainability Coordinators, and their respective Related Parties shall not be responsible for or have any duty or obligations to any Lender or Participant or any other Person to ascertain or inquire into (i) any statement, warranty, or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report, or other document delivered hereunder or thereunder or in connection herewith or therewith (including any report provided to it by an Issuing Lender pursuant to Section 3.9), (iii) the performance or observance of any of the covenants, agreements, or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness, or genuineness of this Agreement, any other Loan Document, or any other agreement, instrument, or document, or the creation, perfection, or priority of any Lien purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral, (vi) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent, or (vii) the utilization of any Issuing Lender’s L/C Commitment (it being understood and agreed that each Issuing Lender shall monitor compliance with its own L/C Commitment without any further action by the Administrative Agent).

(d) The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor, or enforce, compliance with the provisions hereof relating to Disqualified Institutions. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Institution.

SECTION 10.4 Reliance by the Administrative Agent. The Administrative Agent shall be entitled to rely upon, shall be fully protected in relying and shall not incur any liability for relying upon, any notice, request, certificate, consent, communication, statement, instrument, document, or other writing (including any electronic message, Internet or intranet website posting, or other distribution) believed by it to be genuine and to have been signed, sent, or otherwise authenticated by the proper Person, including any certification pursuant to Section 10.9. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall be fully protected in relying and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal, or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or such Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or such Issuing Lender prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants, and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants, or experts. Each Lender or Issuing Lender that has signed this Agreement or a signature page to an Assignment and Assumption or any other Loan Document pursuant to which it is to become a Lender or Issuing Lender hereunder shall be deemed to have consented to, approved, and accepted and shall deemed satisfied with each document or other matter required thereunder to be consented to, approved, or accepted by such Lender or Issuing Lender or that is to be acceptable or satisfactory to such Lender or Issuing Lender.

SECTION 10.5 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Credit Facility as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

SECTION 10.6 Resignation of Administrative Agent.

(a) The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Lenders, and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower and subject to the consent of the Borrower (provided no Event of Default has occurred and is continuing), to appoint a successor, which shall be a bank or financial institution reasonably experienced in serving as administrative agent on syndicated bank facilities with an office in the United States, or an Affiliate of any such bank or financial institution with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders and the Issuing Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that in no event shall any such successor Administrative Agent be a Defaulting Lender or a Disqualified Institution. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by Applicable Law, by notice in writing to the Borrower and such Person, remove such Person as Administrative Agent and, in consultation with the Borrower and subject to the consent of the Borrower (provided no Event of Default has occurred and is continuing), appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable), (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Lenders under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications, and determinations provided to be made by, to, or through the Administrative Agent shall instead be made by or to each Lender and each Issuing Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges, and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 11.3 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents, and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent or relating to its duties as Administrative Agent that are carried out following its retirement or removal, including, without limitation, any actions taken with respect to acting as collateral agent or otherwise holding any Collateral on behalf of any of the Secured Parties or in respect of any actions taken in connection with the transfer of agency to a replacement or successor Administrative Agent.

(d) Any resignation by, or removal of, Wells Fargo as Administrative Agent pursuant to this Section shall also constitute its resignation as an Issuing Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges, and duties of the retiring Issuing Lender, if in its sole discretion it elects to, (ii) the retiring Issuing Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (iii) the successor Issuing Lender, if in its sole discretion it elects to, shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Issuing Lender to effectively assume the obligations of the retiring Issuing Lender with respect to such Letters of Credit.

SECTION 10.7 Non-Reliance on Administrative Agent and Other Lenders. Each Lender and each Issuing Lender expressly acknowledges that none of the Administrative Agent, the Arrangers, the Sustainability Coordinators, or any of their respective Related Parties has made any representations or warranties to it and that no act taken or failure to act by the Administrative Agent, any Arranger, any

Sustainability Coordinator, or any of their respective Related Parties, including any consent to, and acceptance of any assignment or review of the affairs of the Borrower and its Subsidiaries or Affiliates shall be deemed to constitute a representation or warranty of the Administrative Agent, any Arranger, any Sustainability Coordinator, or any of their respective Related Parties to any Lender, any Issuing Lender, or any other Secured Party as to any matter, including whether the Administrative Agent, any Arranger, any Sustainability Coordinator, or any of their respective Related Parties have disclosed material information in their (or their respective Related Parties’) possession. Each Lender and each Issuing Lender expressly acknowledges, represents, and warrants to the Administrative Agent and the Arrangers that (a) the Loan Documents set forth the terms of a commercial lending facility, (b) it is engaged in making, acquiring, purchasing, or holding commercial loans in the ordinary course and is entering into this Agreement and the other Loan Documents to which it is a party as a Lender for the purpose of making, acquiring, purchasing, and/or holding the commercial loans set forth herein as may be applicable to it, and not for the purpose of making, acquiring, purchasing, or holding any other type of financial instrument, (c) it is sophisticated with respect to decisions to make, acquire, purchase, or hold the commercial loans applicable to it and either it or the Person exercising discretion in making its decisions to make, acquire, purchase, or hold such commercial loans is experienced in making, acquiring, purchasing, or holding commercial loans, (d) it has, independently and without reliance upon the Administrative Agent, any Arranger, any Sustainability Coordinator, any other Lender, or any of their respective Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and appraisal of, and investigations into, the business, prospects, operations, property, assets, liabilities, financial and other condition, and creditworthiness of the Borrower and its Subsidiaries, all applicable bank or other regulatory Applicable Laws relating to the Transactions, and the transactions contemplated by this Agreement and the other Loan Documents, and (e) it has made its own independent decision to enter into this Agreement and the other Loan Documents to which it is a party and to extend credit hereunder and thereunder. Each Lender and each Issuing Lender also acknowledges that (i) it will, independently and without reliance upon the Administrative Agent, any Arranger, any Sustainability Coordinator, any other Lender, or any of their respective Related Parties (A) continue to make its own credit analysis, appraisals, and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document, or any related agreement or any document furnished hereunder or thereunder based on such documents and information as it shall from time to time deem appropriate and its own independent investigations and (B) continue to make such investigations and inquiries as it deems necessary to inform itself as to the Borrower and its Subsidiaries and (ii) it will not assert any claim in contravention of this Section 10.7.

SECTION 10.8 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the syndication agents, documentation agents, co-agents, arrangers, sustainability coordinators, or bookrunners listed on the cover page hereof or otherwise described herein shall have any powers, duties, or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender, or an Issuing Lender hereunder, but each such Person shall have the benefit of the indemnities and exculpatory provisions hereof.

SECTION 10.9 Collateral and Guaranty Matters.

(a) Each of the Lenders (including in its or any of its Affiliate’s capacities as a holder of Secured Hedge Obligations and Secured Bilateral LC Obligations) irrevocably authorize the Administrative Agent, at its option and in its discretion:

(i) to release any Lien on any Collateral granted to or held by the Administrative Agent, for the ratable benefit of the Secured Parties, under any Loan Document (A) upon the termination of the Commitment and payment in full of all Secured Obligations (other than (1) contingent reimbursement and indemnification obligations not then due and (2) Secured Hedge Obligations) and the expiration or termination of all Letters of Credit and letters of credit under

Secured Bilateral LC Documents (other than Letters of Credit and letters of credit under Secured Bilateral LC Documents which have been Cash Collateralized or as to which other arrangements satisfactory to the Administrative Agent and the applicable issuing lender shall have been made), (B) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition to a Person other than a Credit Party permitted under the Loan Documents, as certified by the Borrower, or (C) if approved, authorized, or ratified in writing by the Required Lenders in accordance with Section 11.2; provided that any release of all or substantially of the Collateral shall be subject to Section 11.2(l);

(ii) to subordinate any Lien on any Collateral granted to or held by the Administrative Agent under any Loan Document to the holder of any Permitted Lien; provided that the subordination of all or substantially all of the Collateral shall be subject to Section 11.2(l); and

(iii) to release any Subsidiary Guarantor from its obligations under any Loan Documents if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents, as certified by the Borrower; provided that the release of Subsidiary Guarantors comprising substantially all of the credit support for the Secured Obligations shall be subject to Section 11.2(k).

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of Property, or to release any Subsidiary Guarantor from its obligations under the Guaranty Agreement pursuant to this Section 10.9. In each case as specified in this Section 10.9, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Credit Party such documents as such Credit Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Security Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guaranty Agreement, in each case in accordance with the terms of the Loan Documents and this Section 10.9 as certified by the Borrower.

(b) The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value, or collectability of the Collateral, the existence, priority, or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Credit Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

(c) Notwithstanding anything in this Section or any other Loan Document to the contrary, in no event shall any Cash Collateral provided with respect to any Extended Letter of Credit be released without the prior written consent of the applicable Issuing Lender of such Extended Letter of Credit.

SECTION 10.10 Secured Hedge Obligations and Secured Bilateral LC Obligations. No holder of any Secured Hedge Obligations or Secured Bilateral LC Obligations that obtains the benefits of Section 9.4 or any Collateral by virtue of the provisions hereof or of any Security Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral), or to notice of or to consent to any amendment, waiver, or modification of the provisions hereof or of any Guarantee or any Security Document, other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. The Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Secured Hedge Obligations and Secured Bilateral LC Obligations.

SECTION 10.11 Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, each Arranger, and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of, and performance of the Loans, the Letters of Credit, the Commitments, or this Agreement;

(ii) the prohibited transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable so as to exempt from the prohibitions of Section 406 of ERISA and Section 4975 of the Code such Lender’s entrance into, participation in, administration of, and performance of the Loans, the Letters of Credit, the Commitments, and this Agreement;

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer, and perform the Loans, the Letters of Credit, the Commitments, and this Agreement, (C) the entrance into, participation in, administration of, and performance of the Loans, the Letters of Credit, the Commitments, and this Agreement satisfies the requirements of subsections (b) through (g) of Part I of PTE 84-14, and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of, and performance of the Loans, the Letters of Credit, the Commitments, and this Agreement; or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (1) clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty, and covenant in accordance with clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, each Arranger, and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that none of the Administrative Agent, any Arranger, and their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of, and performance of the Loans, the Letters of Credit, the Commitments, and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document, or any documents related hereto or thereto).

SECTION 10.12 Erroneous Payments.

(a) Each Lender, each Issuing Lender, each other Secured Party, and any other party hereto hereby severally agrees that if (i) the Administrative Agent notifies (which such notice shall be conclusive absent manifest error) such Lender, Issuing Lender, other Secured Party (or the Lender that is an Affiliate of such Secured Party), or any other Person that has received funds from the Administrative Agent or any of its Affiliates, either for its own account or on behalf of a Lender, Issuing Lender, or other Secured Party (each such recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion that any funds received by such Payment Recipient were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Payment Recipient) or (ii) any Payment Recipient receives any payment from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment, or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment, or repayment, as applicable, (y) that was not preceded or accompanied by a notice of payment, prepayment, or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment, or repayment, as applicable, or (z) that such Payment Recipient otherwise becomes aware was transmitted or received in error or by mistake (in whole or in part) then, in each case, an error in payment shall be presumed to have been made (any such amounts specified in clause (i) or (ii) of this Section 10.12(a), whether received as a payment, prepayment or repayment of principal, interest, fees, distribution, or otherwise; individually and collectively, an “Erroneous Payment”), then, in each case, such Payment Recipient is deemed to have knowledge of such error at the time of its receipt of such Erroneous Payment; provided that nothing in this Section shall require the Administrative Agent to provide any of the notices specified in clause (i) or (ii) above. Each Payment Recipient agrees that it shall not assert any right or claim to any Erroneous Payment, and hereby waives any claim, counterclaim, defense, or right of set-off or recoupment with respect to any demand, claim, or counterclaim by the Administrative Agent for the return of any Erroneous Payments, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(b) Without limiting the immediately preceding clause (a), each Payment Recipient agrees that, in the case of clause (a)(ii) above, it shall promptly notify the Administrative Agent in writing of such occurrence.

(c) In the case of either clause (a)(i) or (a)(ii) above, such Erroneous Payment shall at all times remain the Property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and upon demand from the Administrative Agent such Payment Recipient shall (or, shall cause any Person who received any portion of an Erroneous Payment on its behalf to), promptly, but in all events no later than one (1) Business Day thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in same day funds and in the currency so received, together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent at the Overnight Rate.

(d) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with immediately preceding clause (c), from any Lender that is a Payment Recipient or an Affiliate of a Payment Recipient (such unrecovered amount as to such Lender, an “Erroneous Payment Return Deficiency”), then at the sole discretion of the Administrative Agent and upon the Administrative Agent’s written notice to such Lender (i) such Lender shall be deemed to have made a cashless assignment of the full face amount of the portion of its Loans (but not its Commitments) with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Loans”) to the Administrative Agent or, at the option of the Administrative Agent, the Administrative Agent’s applicable lending affiliate in an amount that is equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative

Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Loans, the “Erroneous Payment Deficiency Assignment”) plus any accrued and unpaid interest on such assigned amount, without further consent or approval of any party hereto and without any payment by the Administrative Agent or its applicable lending affiliate as the assignee of such Erroneous Payment Deficiency Assignment. The parties hereto acknowledge and agree that (1) any assignment contemplated in this clause (d) shall be made without any requirement for any payment or other consideration paid by the applicable assignee or received by the assignor, (2) the provisions of this clause (d) shall govern in the event of any conflict with the terms and conditions of Section 11.9, and (3) the Administrative Agent may reflect such assignments in the Register without further consent or action by any other Person.

(e) Each party hereto hereby agrees that (x) in the event an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent (1) shall be subrogated to all the rights of such Payment Recipient with respect to such amount and (2) is authorized to set off, net, and apply any and all amounts at any time owing to such Payment Recipient under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Payment Recipient from any source, against any amount due to the Administrative Agent under this Section 10.12 or under the indemnification provisions of this Agreement, (y) the receipt of an Erroneous Payment by a Payment Recipient shall not for the purpose of this Agreement be treated as a payment, prepayment, repayment, discharge, or other satisfaction of any Obligations owed by the Borrower or any other Credit Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower or any other Credit Party for the purpose of making a payment on the Obligations, and (z) to the extent that an Erroneous Payment was in any way or at any time credited as payment or satisfaction of any of the Obligations, the Obligations or any part thereof that were so credited, and all rights of the Payment Recipient, as the case may be, shall be reinstated and continue in full force and effect as if such payment or satisfaction had never been received.

(f) Each party’s obligations under this Section 10.12 shall survive the resignation or replacement of the Administrative Agent or any transfer of right or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction, or discharge of all Obligations (or any portion thereof) under any Loan Document.

(g) Nothing in this Section 10.12 will constitute a waiver or release of any claim of the Administrative Agent hereunder arising from any Payment Recipient’s receipt of an Erroneous Payment.

ARTICLE XI

MISCELLANEOUS

SECTION 11.1 Notices.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in clause (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail, or sent by facsimile as follows:

If to the Borrower:

c/o Oceaneering International, Inc.

11911 FM 529

Houston, TX 77041

Attention of: Brook Ballard

Telephone No.: (713) 329-4572

E-mail: bballard@oceaneering.com; with a copy to treasury-

oii@oceaneering.com

With copies to:

Baker Botts L.L.P.

2001 Ross Ave., Suite 900

Dallas, TX 75201

Attention of: Luke Weedon

Telephone No.: (214) 953-6970

E-mail: Luke.Weedon@bakerbotts.com

If to Wells Fargo, as Administrative Agent:

Wells Fargo Bank, National Association

MAC D1109-019

1525 West W.T. Harris Blvd.

Charlotte, NC 28262

Attention of: Syndication Agency Services

Telephone No.: (704) 590-2706

Facsimile No.: (844) 879-5899

Email: Agencyservices.requests@wellsfargo.com

With copies to:

Wells Fargo Bank, National Association

1000 Louisiana Street, 12th Floor

Houston, TX 77002

Attention of: Corbin Womac

Telephone No.: (713) 319-1632

E-mail: Corbin.M.Womac@wellsfargo.com

If to any Lender:

To the address of such Lender set forth on the Register with respect to deliveries of notices and other documentation that may contain material non-public information.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in clause (b) below, shall be effective as provided in said clause (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the Issuing Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or any Issuing Lender pursuant to Article II or III if such Lender or such Issuing Lender, as applicable, has notified the Administrative Agent in writing that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail, or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or other communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c) Administrative Agent’s Office. The Administrative Agent hereby designates its office located at the address set forth above, or any subsequent office which shall have been specified for such purpose by written notice to the Borrower and Lenders, as the Administrative Agent’s Office referred to herein, to which payments due are to be made and at which Loans will be disbursed and Letters of Credit requested.

(d) Change of Address, Etc. Each of the Borrower, the Administrative Agent, or any Issuing Lender may change its address or other contact information for notices and other communications hereunder by notice to the other parties hereto. Any Lender may change its address or facsimile number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, and each Issuing Lender.

(e) Platform.

(i) Each Credit Party, each Lender, and each Issuing Lender agrees that the Administrative Agent may, but shall not be obligated to, make the Borrower Materials available to the Issuing Lenders and the other Lenders by posting the Borrower Materials on the Platform. The Borrower acknowledges and agrees that the DQ List shall be deemed suitable for posting and may be posted by the Administrative Agent on the Platform, including the portion of the Platform that is designated for Public Lenders.

(ii) The Platform is provided “as is” and “as available.” The Agent Parties do not warrant the accuracy or completeness of the Borrower Materials or the adequacy of the Platform, and expressly disclaim liability for errors or omissions in the Borrower Materials. No warranty of any kind, express, implied, or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights, or freedom from viruses or other code defects, is made by any Agent Party in connection with the Borrower Materials or the Platform. Although the Platform is secured pursuant to generally-applicable security procedures and policies implemented or modified by the Administrative Agent and its Related Parties, each of the Lenders, the Issuing Lenders, and the Borrower acknowledges and agrees that distribution of information through an electronic means is not necessarily secure in all respects, the Administrative Agent, the Arrangers, and their respective Related Parties (collectively, the “Agent Parties”) are not responsible for approving or vetting the representatives, designees, or contacts of any Lender or Issuing Lender that are provided access to the Platform and that there may be confidentiality and other risks associated with such form of distribution. Each of the Borrower, each Lender, and each Issuing Lender party hereto understands and accepts such risks. In no event shall the Agent Parties have any liability to the Borrower, any Subsidiary, any Lender, or any other Person for losses, claims, damages, liabilities, or expenses of any kind (whether in tort, contract, or otherwise) arising out of any Credit Party’s or the Administrative Agent’s transmission of communications through the Internet (including the Platform), except to the extent that such losses, claims, damages, liabilities, or expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided that in no event shall any Agent Party have any liability to the Borrower, any Subsidiary, any Lender, any Issuing Lender, or any other Person for indirect, special, incidental, consequential, or punitive damages, losses, or expenses (as opposed to actual damages, losses, or expenses).

(f) Private Side Designation. Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and Applicable Law, including United States federal and state securities Applicable Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States federal or state securities Applicable Laws.

SECTION 11.2 Amendments, Waivers and Consents. Except as set forth below or as specifically provided in any Loan Document (including Section 4.8(c)), any term, covenant, agreement, or condition of this Agreement or any of the other Loan Documents may be amended or waived by the Lenders, and any consent given by the Lenders, if, but only if, such amendment, waiver, or consent is in writing and approved by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) and delivered to the Administrative Agent and, in the case of an amendment, signed by the Borrower; provided, that no amendment, waiver, or consent shall:

(a) amend, modify, or waive (i) Section 5.2 or any other provision of this Agreement if the effect of such amendment, modification, or waiver is to require the Lenders (pursuant to, in the case of any such amendment to a provision hereof other than Section 5.2, any substantially concurrent request by the Borrower for a borrowing of Loans or issuance of Letters of Credit) to make Loans when such Lenders would not otherwise be required to do so or (ii) the amount of the L/C Sublimit, in each case without the written consent of the Required Lenders;

(b) (i) subordinate any of the Obligations in right of payment or otherwise adversely affect the priority of payment of any of such Obligations, (ii) subordinate any of the Liens securing the Obligations, or (iii) agree to allow any Indebtedness to have a position in any agreement or priority waterfall that is senior to the position of any of the Secured Obligations, in each case without the consent of each of the Lenders directly affected thereby;

(c) increase or extend the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 9.2) or increase the amount of Loans of any Lender, in any case, without the written consent of such Lender;

(d) waive, extend or postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees, or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly and adversely affected thereby;

(e) except as provided in Section 4.16, reduce the principal of, or the rate of interest specified herein on, any Loan or Reimbursement Obligation, or (subject to clauses (iv) and (viii) of the proviso set forth in the paragraph below) any fees or other amounts payable hereunder or under any other Loan Document; provided that only the consent of the Required Lenders shall be necessary to waive any obligation of the Borrower to pay interest at the rate set forth in Section 4.1(b) during the continuation of an Event of Default;

(f) change Section 4.6 or Section 9.4 (or amend any other term of the Loan Documents that would have the effect of changing Section 4.6 or Section 9.4) in a manner that would alter the pro rata sharing of payments, the order of application required thereby, or the pro rata treatment of the Lenders, generally, without the written consent of each Lender directly and adversely affected thereby;

(g) except as otherwise permitted by this Section 11.2, change any provision of this Section or reduce the percentages specified in the definitions of “Required Lenders,” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive, or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender directly and adversely affected thereby;

(h) impose any greater restriction on the ability of any Lender to assign any of its rights or obligations hereunder without the written consent of the Required Lenders;

(i) consent to the assignment or transfer by any Credit Party of such Credit Party’s rights and obligations under any Loan Document to which it is a party (except as permitted pursuant to Section 8.4), in each case, without the written consent of each Lender;

(j) release (i) all of the Subsidiary Guarantors or (ii) Subsidiary Guarantors comprising all or substantially all of the credit support for the Secured Obligations, in any case, from the Guaranty Agreement, without the written consent of each Lender; or

(k) release all or substantially all of the Collateral or release or subordinate any Security Document (or any Lien created thereby) which would have the effect of releasing all or substantially all of the Collateral without the written consent of each Lender;

provided, further, that (i) no amendment, waiver, or consent shall, unless in writing and signed by each affected Issuing Lender in addition to the Lenders required above, affect the rights or duties of such Issuing Lender under this Agreement (including Section 10.9(c)) or any Letter of Credit Documents relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver, or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document or modify Section 11.1(e), Section 11.20, or Article X hereof; (iii) each Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto, (iv) each Letter of Credit Document and each cash collateral agreement or other document entered into in connection with an Extended Letter of Credit may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto; provided that a copy of such amended Letter of Credit Document, cash collateral agreement, or other document, as the case may be, shall be promptly delivered to the Administrative Agent upon such amendment or waiver, (v) the Administrative Agent and the Borrower shall be permitted to amend any provision of the Loan Documents (and such amendment shall become effective without any further action or consent of any other party to any Loan Document) if the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error, ambiguity, defect, or inconsistency, or omission of a technical or immaterial nature in any such provision, (vi) the Administrative Agent (and, if applicable, the Borrower) may, without the consent of any Lender, enter into amendments or modifications to this Agreement or any of the other Loan Documents or to enter into additional Loan Documents in order to implement any Benchmark Replacement or any Conforming Changes or otherwise effectuate the terms of Section 4.8(c) in accordance with the terms of Section 4.8(c), and (vii) the Administrative Agent and the Borrower (or other applicable Credit Party) may enter into any amendment or modification of this Agreement or any other Loan Document or enter into any agreement or instrument to effect the granting, perfection, protection, expansion, or enhancement of any security interest in any Collateral or Property to become Collateral to secure the Secured Obligations for the benefit of the Lenders or as required by any Applicable Law to give effect to, protect, or otherwise enhance the rights or benefits of the Lenders under the Loan Documents without the consent of any Lender. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver, or consent hereunder, except that (A) the Commitment of such Lender may not be increased or extended without the consent of such Lender and (B) any amendment, waiver, or consent hereunder which requires the consent of all Lenders or each affected Lender that by its terms disproportionately and adversely affects any such Defaulting Lender relative to other affected Lenders shall require the consent of such Defaulting Lender.

Notwithstanding anything in this Agreement to the contrary, each Lender hereby irrevocably authorizes the Administrative Agent on its behalf, and without further consent of any Lender (but with the consent of the Borrower and the Administrative Agent), to (x) amend and restate this Agreement and the other Loan Documents if, upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), the Commitments of such Lender shall have terminated, such Lender shall have no other commitment or other obligation hereunder and shall have been paid in full all principal, interest, and other amounts owing to it or accrued for its account under this Agreement and the other Loan Documents and (y) enter into amendments or modifications to this Agreement (including amendments to this Section 11.2) or any of the other Loan Documents or to enter into additional Loan Documents as the Administrative Agent reasonably deems appropriate in order to effectuate the terms of Section 4.13 (including as applicable, (1) to permit the Incremental Increases to share ratably in the benefits of this Agreement and the other Loan Documents and (2) to include an Incremental Increase, as applicable, in any determination of (i) Required Lenders or (ii) similar required lender terms applicable thereto); provided that no amendment or modification shall result in any increase in the amount of any Lender’s Commitment or any increase in any Lender’s Commitment Percentage, in each case, without the written consent of such affected Lender.

SECTION 11.3 Expenses; Indemnity.

(a) Costs and Expenses. The Borrower and each other Credit Party, jointly and severally, shall pay (i) all reasonable out of pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges, and disbursements of one firm of counsel for the Administrative Agent and its Affiliates (and, solely in the case of an actual or potential conflict of interest, one additional firm of counsel to all affected parties, taken as a whole) and, if reasonably necessary, one local firm of counsel for the Administrative Agent and its Affiliates in any relevant jurisdiction (and, solely in the case of an actual or potential conflict of interest, one additional local firm of counsel to all affected parties, taken as a whole, in each relevant jurisdiction)), in connection with the syndication of the Credit Facility, the preparation, negotiation, execution, delivery, and administration of this Agreement and the other Loan Documents or any amendments, modifications, or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out of pocket expenses incurred by any Issuing Lender in connection with the issuance, amendment, renewal, or extension of any Letter of Credit or any demand for payment thereunder, and (iii) all out of pocket expenses incurred by the Administrative Agent, any Lender, or any Issuing Lender (including the fees, charges, and disbursements of any counsel for the Administrative Agent, any Lender, or any Issuing Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out of pocket expenses incurred during any workout, restructuring, negotiations or legal proceedings in respect of such Loans or Letters of Credit.

(b) Indemnification by the Borrower. The Borrower shall, and does hereby, indemnify the Administrative Agent (and any sub-agent thereof), each Arranger, each Sustainability Coordinator, each Lender, each Issuing Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, and shall pay or reimburse any such Indemnitee for, any and all losses, claims (including any Environmental Claims), penalties, damages, liabilities, and related expenses (including the reasonable and documented out-of-pocket fees, charges, and disbursements of any counsel (but limited, in the case of legal fees and expenses, to one firm of counsel to the Indemnitees, taken as a whole, and, in the case of an actual or potential conflict of interest, one additional firm of counsel to all affected Indemnitees, taken as a whole (and, if reasonably necessary, of one local firm of counsel in any relevant jurisdictions to all such Persons, taken as a whole, and, in the case of an actual or potential conflict of interest, one additional local firm of counsel to all affected Indemnitees, taken as a whole)) for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any other Credit Party), arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, or the consummation of the transactions contemplated hereby or thereby (including the Transactions), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Substances on or from any Property owned or operated by any Credit Party or any Subsidiary thereof, or any Environmental Claim related in any way to any Credit Party or any Subsidiary, (iv) any actual or prospective claim, litigation, investigation, or proceeding relating to any of the foregoing, whether based on contract, tort, or any other theory, whether brought by a third party or by any Credit Party or any Subsidiary thereof, and regardless of whether any Indemnitee is a party thereto, or (v) any claim (including any Environmental Claims), investigation, litigation, or other proceeding (whether or not the Administrative Agent or any Lender is a party thereto) and the prosecution and defense thereof, arising out of or in any way connected with the Loans, this Agreement, any other Loan Document, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby, including reasonable attorneys’ and consultants’ fees; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities, or related expenses (A) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, (B) result from a claim brought by any Credit Party or any Subsidiary thereof against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Credit Party or such Subsidiary has obtained a final and non-appealable judgment in its favor on such claim as determined by a court of competent jurisdiction, or (C) a claim brought by one Lender against another Lender (in each case, solely in their respective capacities as a Lender hereunder and not as an arranger, bookrunner, a Sustainability Coordinator, the Administrative Agent, or an Issuing Lender) so long as such claim does not involve, or result from, an action or inaction by any Credit Party or any Related Party of any Credit Party as determined by a final non-appealable judgment of a court of competent jurisdiction. This Section 11.3(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under clause (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), any Arranger, any Issuing Lender, or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such Arranger, such Issuing Lender, or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the aggregate Total Credit Exposure at such time, or if the aggregate Total Credit Exposure has been reduced to zero, then based on such Lender’s share of the aggregate Total Credit Exposure immediately prior to such reduction) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that with respect to such unpaid amounts owed to any Issuing Lender solely in its capacity as such, only the Lenders shall be required to pay such unpaid amounts, such payment to be made severally among them based on such Lenders’ Commitment Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought or, if the Commitment has been reduced to zero as of such time, determined immediately prior to such reduction); provided, further, that the unreimbursed expense or indemnified loss, claim, damage, liability, or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), such Arranger, or such Issuing Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), such Arranger, or such Issuing Lender in connection with such capacity. The obligations of the Lenders under this clause (c) are subject to the provisions of Section 4.7.

(d) Waiver of Consequential Damages, Etc. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES HERETO SHALL NOT ASSERT, AND HEREBY WAIVE, ANY CLAIM AGAINST ANY OTHER PARTY HERETO, ON ANY THEORY OF LIABILITY, FOR SPECIAL, INDIRECT, CONSEQUENTIAL, OR PUNITIVE DAMAGES (AS OPPOSED TO DIRECT OR ACTUAL DAMAGES) ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF, THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THEREBY, THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, ANY LOAN OR LETTER OF CREDIT, OR THE USE OF THE PROCEEDS THEREOF; PROVIDED THAT THIS WAIVER AND AGREEMENT SHALL NOT LIMIT THE CREDIT PARTIES’ INDEMNIFICATION OBLIGATIONS TO THE EXTENT SET FORTH IN THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS TO THE EXTENT SUCH SPECIAL, INDIRECT, CONSEQUENTIAL, OR PUNITIVE DAMAGES ARE INCLUDED IN ANY THIRD PARTY CLAIM IN CONNECTION WITH WHICH SUCH INDEMNITEE IS OTHERWISE ENTITLED TO INDEMNIFICATION HEREUNDER OR THEREUNDER. NO INDEMNITEE REFERRED TO IN CLAUSE (b) ABOVE SHALL BE LIABLE FOR ANY DAMAGES ARISING FROM THE USE BY UNINTENDED RECIPIENTS OF ANY INFORMATION OR OTHER MATERIALS DISTRIBUTED BY IT THROUGH TELECOMMUNICATIONS, ELECTRONIC, OR OTHER INFORMATION TRANSMISSION SYSTEMS IN CONNECTION WITH THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OTHER THAN FOR DIRECT OR ACTUAL DAMAGES RESULTING FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE AS DETERMINED BY A FINAL AND NONAPPEALABLE JUDGMENT OF A COURT OF COMPETENT JURISDICTION.

(e) Payments. All amounts due under this Section shall be payable promptly after demand therefor.

(f) Survival. Each party’s obligations under this Section shall survive the termination of the Loan Documents and payment of the obligations hereunder.

SECTION 11.4 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, each Issuing Lender, and each of their respective Affiliates is hereby authorized at any time and from time to time to the fullest extent permitted by Applicable Law, to setoff and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, such Issuing Lender, or any such Affiliate to or for the credit or the account of the Borrower or any other Credit Party against any and all of the obligations of the Borrower or such Credit Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, such Issuing Lender, or any of their respective Affiliates, irrespective of whether or not such Lender, such Issuing Lender, or any such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Credit Party may be contingent or unmatured or are owed to a branch or office of such Lender, such Issuing Lender, or such Affiliate different from the branch, office, or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender or any Affiliate thereof shall exercise any such right of setoff, (x) all amounts so setoff shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 4.15 and, pending such payment, shall be segregated by such Defaulting Lender or Affiliate of a Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Lenders, and the Lenders, and (y) the Defaulting Lender or its Affiliate shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Secured Obligations owing to such Defaulting Lender or any of its Affiliates as to which such right of setoff was exercised. The rights of each Lender, each Issuing Lender, and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such Issuing Lender, or their respective Affiliates may have. Each Lender and such Issuing Lender agree to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 11.5 Governing Law; Jurisdiction, Etc.

(a) Governing Law. This Agreement and the other Loan Documents and any claim, controversy, dispute, or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York.

(b) Submission to Jurisdiction. The Borrower and each other Credit Party irrevocably and unconditionally agrees that it will not commence any action, litigation, or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Arranger, any Sustainability Coordinator, any Lender, any Issuing Lender, or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation, or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by Applicable Law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation, or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent, any Lender, or any Issuing Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or any other Credit Party or its Properties in the courts of any jurisdiction.

(c) Waiver of Venue. The Borrower and each other Credit Party irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in clause (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 11.1. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by Applicable Law.

SECTION 11.6 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT, OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT, OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 11.7 Reversal of Payments. To the extent any Credit Party makes a payment or payments to the Administrative Agent for the ratable benefit of any of the Secured Parties or to any Secured Party directly or the Administrative Agent or any Secured Party receives any payment or proceeds of the Collateral or any Secured Party exercises its right of setoff, which payments or proceeds (including any proceeds of such setoff) or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, and/or required to be repaid to a trustee, receiver, or any other Person under any Debtor Relief Law, other Applicable Law, or equitable cause, then, to the extent of such payment or proceeds repaid, the Secured Obligations or part thereof intended to be satisfied shall be revived and continued in full force and effect as if such payment or proceeds had not been received by the Administrative Agent, and each Lender and each Issuing Lender severally agrees to pay to the Administrative Agent upon demand its (or its applicable Affiliate’s) applicable ratable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent plus interest thereon at a per annum rate equal to the Overnight Rate from time to time in effect.

SECTION 11.8 Injunctive Relief. The Borrower recognizes that, in the event the Borrower fails to perform, observe, or discharge any of its obligations or liabilities under this Agreement, any remedy of law may prove to be inadequate relief to the Lenders. Therefore, the Borrower agrees that the Lenders, at the Lenders’ option, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

SECTION 11.9 Successors and Assigns; Participations.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (except as permitted pursuant to Section 8.4) and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of clause (b) of this Section, (ii) by way of participation in accordance with the provisions of clause (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of clause (e) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in clause (d) of this Section and, to the extent expressly contemplated hereby, the Arrangers, the Related Parties of each of the Administrative Agent, the Arrangers, and the Lenders) any legal or equitable right, remedy, or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it or contemporaneous assignments to related Approved Funds (determined after giving effect to such assignments) that equal at least the amount specified in clause (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender, or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in clause (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided that the Borrower shall be deemed to have given its consent five (5) Business Days after the date written notice thereof has been delivered by the assigning Lender (through the Administrative Agent) unless such consent is expressly refused by the Borrower prior to such fifth (5th) Business Day;

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned;

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by clause (b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Credit Facility; and

(C) the consents of the Issuing Lenders (such consents not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Credit Facility.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 for each assignment; provided that (A) only one such fee will be payable in connection with simultaneous assignments to two or more related Approved Funds by a Lender and (B) the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made to (A) the Borrower or any of its Subsidiaries or Affiliates, (B) a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person), (C) any Defaulting Lender or any of its Subsidiaries, or (D) subject to clause (f) of this Section 11.9, a Disqualified Institution, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (v).

(vi) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested, but not funded by, the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Issuing Lenders, and each other Lender hereunder (and interest accrued thereon) and (B) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its Commitment Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to clause (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning

Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 4.8, 4.9, 4.10, 4.11, and 11.3 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (d) of this Section (other than a purported assignment to a natural Person or the Borrower or any of the Borrower’s Subsidiaries or Affiliates, which shall be null and void).

(c) Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices in the United States a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of (and stated interest on) the Loans, L/C Obligations, and participations in L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent, the Issuing Lenders, and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Issuing Lender or Lender (but only to the extent of entries in the Register that are applicable to such Lender), at any reasonable time and from time to time upon reasonable prior notice. The Borrower hereby agrees that the Administrative Agent acting as its non-fiduciary agent solely for the purpose set forth above in this clause (c) shall not subject the Administrative Agent to any fiduciary or other implied duties, all of which are hereby waived by the Borrower with respect to the Administrative Agent acting as its non-fiduciary agent solely for the purpose set forth above in this clause (c).

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower, the Administrative Agent, or any Issuing Lender, sell participations to any Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person, or the Borrower or any of the Borrower’s Subsidiaries or Affiliates) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Administrative Agent, each Issuing Lender, and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 11.3(c) with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification, or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification, or waiver described in Section 11.2(b), (c), (d), or (e) that directly and adversely affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 4.9, 4.10, and 4.11 (subject to the requirements and limitations therein, including the requirements under Section 4.11(g) (it being understood that the documentation required under Section 4.11(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 4.12 as if it were an assignee under clause (b) of this Section; and (B) shall not be entitled to receive any greater payment under Section 4.10 or 4.11, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 4.12(b) with respect to any Participant. To the extent permitted by Applicable Law, each Participant also shall be entitled to the benefits of Section 11.4 as though it were a Lender; provided that such Participant agrees to be subject to Section 4.6 and Section 11.4 as though it were a Lender.

Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts of (and stated interest on) each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit, or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit, or other obligation is in registered form under Section 5f.103-1(c) or Proposed Section 1.163-5(b) of the United States Treasury Regulations (or, in each case, any amended or successor version). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register. The Borrower hereby agrees that the Lender acting as its non-fiduciary agent solely for the purpose set forth above in this paragraph shall not subject such Lender to any fiduciary or other implied duties, all of which are hereby waived by the Borrower with respect to the Lender acting as its non-fiduciary agent solely for the purpose set forth above in this paragraph.

(e) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Lender; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f) Disqualified Institutions.

(i) No assignment or participation shall be made to any Person that was a Disqualified Institution as of the date (the “Trade Date”) on which the assigning Lender entered into a binding agreement to sell and assign or participate all or a portion of its rights and obligations under this Agreement to such Person (unless the Borrower has consented to such assignment or participation in writing in its sole and absolute discretion, in which case such Person will not be considered a Disqualified Institution for the purpose of such assignment or participation). For the avoidance of doubt, with respect to any assignee that becomes a Disqualified Institution after the applicable Trade Date (including as a result of the delivery of a notice pursuant to, and/or the expiration of the notice period referred to in, the definition of “Disqualified Institution”), (x) such assignee shall not retroactively be disqualified from becoming a Lender and (y) the execution by the Borrower of an Assignment and Assumption with respect to such assignee will not by itself result in such assignee no longer being considered a Disqualified Institution. Any assignment in violation of this clause (f)(i) shall not be void, but the other provisions of this clause (f) shall apply.

(ii) If any assignment or participation is made to any Disqualified Institution without the Borrower’s prior written consent in violation of clause (i) above, or if any Person becomes a Disqualified Institution after the applicable Trade Date, the Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Institution and the Administrative Agent, (A) terminate any Commitment of such Disqualified Institution and repay all obligations of the Borrower owing to such Disqualified Institution in connection with such Commitment and/or (B) require such Disqualified Institution to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 11.9), all of its interest, rights, and obligations under this Agreement to one or more Eligible Assignees at the lowest of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees, and all other amounts (other than principal amounts) payable to it hereunder.

(iii) Notwithstanding anything to the contrary contained in this Agreement, Disqualified Institutions (A) will not (x) have the right to receive information, reports, or other materials provided to Lenders by the Borrower, the Administrative Agent, or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B)(x) for purposes of any consent to any amendment, waiver, or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Institution will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Institutions consented to such matter, and (y) for purposes of voting on any plan of reorganization or plan of liquidation pursuant to any Debtor Relief Laws (each, a “Plan of Reorganization”), each Disqualified Institution party hereto hereby agrees (1) not to vote on such Plan of Reorganization, (2) if such Disqualified Institution does vote on such Plan of Reorganization notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Plan of Reorganization in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and (3) not to contest any request by any party for a determination by the Bankruptcy Court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).

(iv) The Administrative Agent shall have the right, and the Borrower hereby expressly authorizes the Administrative Agent, to (A) post the list of Disqualified Institutions provided by the Borrower and any updates thereto from time to time (collectively, the “DQ List”) on the Platform, including that portion of the Platform that is designated for Public Lenders and/or (B) provide the DQ List to each Lender requesting the same.

SECTION 11.10 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders, and each Issuing Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective Related Parties in connection with the Credit Facility, this Agreement, the transactions contemplated hereby, or in connection with marketing of services by such Affiliate or Related Party to the Borrower or any of its Subsidiaries (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by, or required to be disclosed to, any regulatory or similar authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners) or in accordance with the Administrative Agent’s, such Issuing Lender’s, or any Lender’s regulatory compliance policy if the Administrative Agent, such Issuing Lender, or such Lender, as applicable, deems such disclosure to be necessary for the mitigation of claims by those authorities against the Administrative Agent, such Issuing Lender, or such Lender, as applicable, or any of its Related Parties (in which case, the Administrative Agent, such Issuing Lender, or such Lender, as applicable, shall use commercially reasonable efforts to, except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority, promptly notify the Borrower, in advance, to the extent practicable and otherwise permitted by Applicable Law), (c) as to the extent required by Applicable Laws or regulations or in any legal, judicial, administrative proceeding, or other compulsory process, (d) to any other party hereto, (e) in connection with the exercise of any remedies under this Agreement, under any other Loan Document, or under any Secured Hedge Agreement or Secured Bilateral LC Document, or any action or proceeding relating to this Agreement, any other Loan Document, any Secured Hedge Agreement or any Secured Bilateral LC Document, or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement and, in each case, their respective financing sources, (ii) any actual or prospective party (or its Related Parties) to any swap, derivative, or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder (it being understood that the DQ List may be disclosed to any assignee or Participant, or prospective assignee or Participant, in reliance on this clause (f)), (iii) an investor or prospective investor in an Approved Fund that also agrees that Information shall be used solely for the purpose of evaluating an investment in such Approved Fund, (iv) a trustee, collateral manager, servicer, backup servicer, noteholder, or secured party in an Approved Fund in connection with the administration, servicing and reporting on the assets serving as collateral for an Approved Fund, or (v) a nationally recognized rating agency that requires access to information regarding the Borrower and its Subsidiaries, the Loans, and the Loan Documents in connection with ratings issued with respect to an Approved Fund, (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the Credit Facility or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Credit Facility, (h) with the consent of the Borrower, (i) deal terms and other information customarily reported to Thomson Reuters, other bank market data collectors, and similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of the Loan Documents, (j) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender, any Issuing Lender, or any of their respective Affiliates from a third party that is not, to such Person’s knowledge, subject to confidentiality obligations to the Borrower or any of its Subsidiaries, (k) to the extent that such information is independently developed by such Person, (l) to the extent required by an insurance company in connection with providing insurance coverage or providing reimbursement pursuant to this Agreement, or (m) for purposes of establishing a “due diligence” defense. For purposes of this Section, “Information” means all information received from any Credit Party or any Subsidiary thereof relating to any Credit Party or any Subsidiary thereof or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender, or any Issuing Lender on a nonconfidential basis prior to disclosure by any Credit Party or any Subsidiary thereof; provided that, in the case of information received from a Credit Party or any Subsidiary thereof after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 11.11 Performance of Duties. Each of the Credit Party’s obligations under this Agreement and each of the other Loan Documents shall be performed by such Credit Party at its sole cost and expense.

SECTION 11.12 All Powers Coupled with Interest. All powers of attorney and other authorizations granted to the Lenders, the Administrative Agent and any Persons designated by the Administrative Agent or any Lender pursuant to any provisions of this Agreement or any of the other Loan Documents shall be deemed coupled with an interest and shall be irrevocable so long as any of the Obligations remain unpaid or unsatisfied (other than contingent reimbursement and indemnification obligations not then due), any of the Commitments remain in effect or the Credit Facility has not been terminated.

SECTION 11.13 Survival.

(a) All representations and warranties set forth in Article VI and all representations and warranties contained in any certificate, or any of the Loan Documents (including, but not limited to, any such representation or warranty made in or in connection with any amendment thereto) shall constitute representations and warranties made under this Agreement. All representations and warranties made under this Agreement shall be made or deemed to be made at and as of the Closing Date (except those that are expressly made as of a specific date), shall survive the Closing Date, and shall not be waived by the execution and delivery of this Agreement, any investigation made by or on behalf of the Lenders, or any borrowing hereunder.

(b) Notwithstanding any termination of this Agreement, the indemnities to which the Administrative Agent and the Lenders are entitled under the provisions of this Article XI and any other provision of this Agreement and the other Loan Documents shall continue in full force and effect and shall protect the Administrative Agent and the Lenders against events arising after such termination as well as before.

SECTION 11.14 Titles and Captions. Titles and captions of Articles, Sections, and subsections in, and the table of contents of, this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.

SECTION 11.15 Severability of Provisions. Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction. In the event that any provision is held to be so prohibited or unenforceable in any jurisdiction, the Administrative Agent, the Lenders, and the Borrower shall negotiate in good faith to amend such provision to preserve the original intent thereof in such jurisdiction.

SECTION 11.16 Counterparts; Integration; Effectiveness; Electronic Execution.

(a) Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, any Issuing Lender, and/or the Arranger, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 5.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

(b) Electronic Execution. The words “execute,” “execution,” “signed,” “signature,” “delivery,” and words of like import in or related to this Agreement, any other Loan Document, or any document, amendment, approval, consent, waiver, modification, information, notice, certificate, report, statement, disclosure, or authorization to be signed or delivered in connection with this Agreement or any other Loan Document or the transactions contemplated hereby shall be deemed to include Electronic Signatures or execution in the form of an Electronic Record, and contract formations on electronic platforms approved by the Administrative Agent, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity, or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. Each party hereto agrees that any Electronic Signature or execution in the form of an Electronic Record shall be valid and binding on itself and each of the other parties hereto to the same extent as a manual, original signature. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by the parties of a manually signed paper which has been converted into electronic form (such as scanned into PDF format), or an electronically signed paper converted into another format, for transmission, delivery, and/or retention. Notwithstanding anything contained herein to the contrary, the Administrative Agent is under no obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it; provided that without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept such Electronic Signature from any party hereto, the Administrative Agent and the other parties hereto shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of the executing party without further verification and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by an original manually executed counterpart thereof. Without limiting the generality of the foregoing, each party hereto hereby (A) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings, or litigation among the Administrative Agent, the Lenders, and any of the Credit Parties, electronic images of this Agreement or any other Loan Document (in each case, including with respect to any signature pages thereto) shall have the same legal effect, validity, and enforceability as any paper original, and (B) waives any argument, defense, or right to contest the validity or enforceability of the Loan Documents based solely on the lack of paper original copies of any Loan Documents, including with respect to any signature pages thereto.

SECTION 11.17 Term of Agreement. This Agreement shall remain in effect from the Closing Date through and including the date upon which all Obligations (other than contingent indemnification obligations not then due) arising hereunder or under any other Loan Document shall have been paid and satisfied in full in cash, all Letters of Credit have been terminated or expired (or been Cash Collateralized in accordance with this Agreement or otherwise satisfied in a manner acceptable to the applicable Issuing Lender), and the Commitments have been terminated. No termination of this Agreement shall affect the rights and obligations of the parties hereto arising prior to such termination or in respect of any provision of this Agreement which survives such termination.

SECTION 11.18 USA PATRIOT Act; Anti-Money Laundering Laws. The Administrative Agent and each Lender hereby notifies the Borrower that pursuant to the requirements of the PATRIOT Act or any other Anti-Money Laundering Laws, each of them is required to obtain, verify, and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender to identify each Credit Party in accordance with the PATRIOT Act or such Anti-Money Laundering Laws.

SECTION 11.19 Independent Effect of Covenants. The Borrower expressly acknowledges and agrees that each covenant contained in Article VII or VIII hereof shall be given independent effect. Accordingly, the Borrower shall not engage in any transaction or other act otherwise permitted under any covenant contained in Article VII or VIII, if, before or after giving effect to such transaction or act, the Borrower shall or would be in breach of any other covenant contained in Article VII or VIII.

SECTION 11.20 No Advisory or Fiduciary Responsibility.

(a) In connection with all aspects of each transaction contemplated hereby, each Credit Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that (i) the facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver, or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Arrangers, and the Lenders, on the other hand, and the Borrower is capable of evaluating and understanding and understands and accepts the terms, risks, and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver, or other modification hereof or thereof), (ii) in connection with the process leading to such transaction, each of the Administrative Agent, the Arrangers, and the Lenders is and has been acting solely as a principal and is not the financial advisor, agent, or fiduciary, for the Borrower or any of its Affiliates, stockholders, creditors, or employees or any other Person, (iii) none of the Administrative Agent, the Arrangers, or the Lenders has assumed or will assume an advisory, agency, or fiduciary responsibility in favor of the Borrower with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver, or other modification hereof or of any other Loan Document (irrespective of whether any Arranger or Lender has advised or is currently advising the Borrower or any of its Affiliates on other matters) and none of the Administrative Agent, the Arrangers, or the Lenders has any obligation to the Borrower or any of its Affiliates with respect to the financing transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents, (iv) the Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from, and may conflict with, those of the Borrower and its Affiliates, and none of the Administrative Agent, the Arrangers, or the Lenders has any obligation to disclose any of such interests by virtue of any advisory, agency, or fiduciary relationship, and (v) the Administrative Agent, the Arrangers, and the Lenders have not provided and will not provide any legal, accounting, regulatory, or Tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver, or other modification hereof or of any other Loan Document) and the Credit Parties have consulted their own legal, accounting, regulatory, and Tax advisors to the extent they have deemed appropriate.

(b) Each Credit Party acknowledges and agrees that each Lender, the Arrangers, and any Affiliate thereof may lend money to, invest in, and generally engage in any kind of business with, any of the Borrower, any Affiliate thereof, or any other Person that may do business with or own securities of any of the foregoing, all as if such Lender, such Arranger, or such Affiliate thereof were not a Lender, an Arranger, or an Affiliate thereof (or an agent or any other Person with any similar role under the Credit Facility) and without any duty to account therefor to any other Lender, any Arranger, the Borrower, or any Affiliate of the foregoing. Each Lender, Arranger, and Affiliate thereof may accept fees and other consideration from the Borrower or any Affiliate thereof for services in connection with this Agreement, the Credit Facility, or otherwise without having to account for the same to any other Lender, any Arranger, the Borrower, or any Affiliate of the foregoing.

SECTION 11.21 Inconsistencies with Other Documents. In the event there is a conflict or inconsistency between this Agreement and any other Loan Document, the terms of this Agreement shall control; provided that any provision of the Security Documents which imposes additional burdens on the Borrower or any of its Subsidiaries or further restricts the rights of the Borrower or any of its Subsidiaries or gives the Administrative Agent or Lenders additional rights shall not be deemed to be in conflict or inconsistent with this Agreement and shall be given full force and effect.

SECTION 11.22 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

SECTION 11.23 Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedge Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and, each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the FDIC under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in Property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b) As used in this Section 11.23, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

(i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

[Signature pages to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by their duly authorized officers, all as of the day and year first written above.

BORROWER:

OCEANEERING INTERNATIONAL, INC.

By:	/s/ Alan R. Curtis
Name:	Alan R. Curtis
Title:	Senior Vice President and Chief Financial Officer

Signature page to Credit Agreement (Oceaneering International, Inc. – 2022)

AGENTS AND LENDERS:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, an Issuing Lender, and a Lender

By:	/s/ Corbin M. Womac
Name:	Corbin M. Womac
Title:	Director

Signature page to Credit Agreement (Oceaneering International, Inc. – 2022)

DNB BANK ASA, NEW YORK BRANCH, as an Issuing Lender

By:	/s/ Mita Zalavadia /s/ Pam Sorenson
Name:	Mita Zalavadia / Pam Sorenson
Title:	Vice President / Assistant Vice President

DNB CAPITAL LLC, as a Lender

By:	/s/ Scott L. Joyce /s/ Sybille Andaur
Name:	Scott L. Joyce / Sybille Andaur
Title:	Senior Vice President / Senior Vice President

Signature page to Credit Agreement (Oceaneering International, Inc. – 2022)

JPMORGAN CHASE BANK, N.A., as an Issuing Lender and a Lender

By:	/s/ Jorge Diaz Granados
Name:	Jorge Diaz Granados
Title:	Authorized Officer

Signature page to Credit Agreement (Oceaneering International, Inc. – 2022)

CREDIT SUISSE AG, NEW YORK BRANCH, as a Lender

By:	/s/ Doreen Barr
Name:	Doreen Barr
Title:	Authorized Signatory

By:	/s/ Michelle Dieffenbacher
Name:	Michelle Dieffenbacher
Title:	Authorized Signatory

Signature page to Credit Agreement (Oceaneering International, Inc. – 2022)

WOODFOREST NATIONAL BANK, as a Lender

By:	/s/ Wesley Gerren
Name:	Wesley Gerren
Title:	Assistant Vice President

Signature page to Credit Agreement (Oceaneering International, Inc. – 2022)

Schedule 1.1(a)

Commitments and Commitment Percentages

Lender	Commitment	Commitment Percentage
Wells Fargo Bank, National Association	$60,000,000.00	27.906976744%
DNB Capital LLC	$60,000,000.00	27.906976744%
JPMorgan Chase Bank, N.A.	$60,000,000.00	27.906976744%
Credit Suisse AG, New York Branch	$17,500,000.00	8.139534884%
Woodforest National Bank	$17,500,000.00	8.139534884%

Total:	$215,000,000.00	100%

Schedule 1.1(a) to Credit Agreement (Oceaneering International, Inc. – 2022)

Schedule 1.1(b)

Obligations of Initial Issuing Lenders

Issuing Lender	L/C Commitment
Wells Fargo Bank, National Association	$33,333,333.34
DNB Bank ASA, New York Branch	$33,333,333.33
JPMorgan Chase Bank, N.A.	$33,333,333.33

Schedule 1.1(b) to Credit Agreement (Oceaneering International, Inc. – 2022)